                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

                                COREL CORPORATION

                                      -and-

                           COREL JS ACQUISITION, INC.

                                      -and-

                           COREL HOLDINGS CORPORATION

                                      -and-

                               JASC SOFTWARE, INC.

                                      -and-

       PRINCIPAL STOCKHOLDERS (AS THAT TERM IS DEFINED IN THIS AGREEMENT)

                                      -and-

  EACH OTHER JASC STOCKHOLDER (AS THAT TERM IS DEFINED IN THIS AGREEMENT) THAT
                         BECOMES PARTY TO THIS AGREEMENT

                                   ----------

                              AGREEMENT AND PLAN OF
                                     MERGER

                                   ----------

                                 OCTOBER 8, 2004

                                TABLE OF CONTENTS

ARTICLE 1
   INTERPRETATION..........................................................    2
   1.1  Definitions........................................................    2
   1.2  Schedules and Exhibits.............................................   10
   1.3  Headings and Table of Contents.....................................   11
   1.4  Gender and Number..................................................   11
   1.5  Date...............................................................   11
   1.6  Laws...............................................................   12
   1.7  Currency...........................................................   12
   1.8  Generally Accepted Accounting Principles...........................   12
   1.9  Construction of Agreement..........................................   12
   1.10 Invalidity of Provisions...........................................   12
   1.11 Entire Agreement...................................................   12
   1.12 Waiver, Amendment..................................................   13
   1.13 Governing Law......................................................   13

ARTICLE 2
   THE TRANSACTION.........................................................   13
   2.1  The Transaction....................................................   13
   2.2  Closing and the Effective Time.....................................   13
   2.3  Effect of the Merger...............................................   13
   2.4  Articles of Incorporation and Bylaws...............................   14
   2.5  Directors and Officers.............................................   14
   2.6  Effect on Capital Stock............................................   14
        2.6.1  Conversion of Jasc Shares...................................   14
        2.6.2  Conversion of Merger Subsidiary Common Stock................   14
        2.6.3  Fractional Shares...........................................   14
        2.6.4  Dissenters' Rights..........................................   14
   2.7  Surrender of Certificates and Payment of Merger
        Consideration......................................................   15
   2.8  Adjustments........................................................   16
   2.9  Working Capital Adjustment.........................................   16
   2.10 Q3 Net Revenue Adjustment..........................................   17
   2.11 Dispute Process....................................................   18
   2.12 Escrow.............................................................   18
   2.13 Convertible Securities and Option Plan.............................   18
   2.14 Tax Related Payment................................................   19

ARTICLE 3
   REPRESENTATIONS AND WARRANTIES..........................................   20
   3.1  By the Corporation and the Principal Stockholders..................   20
        3.1.1  Formation and Status of the Corporation.....................   20
        3.1.2  Power of the Corporation and Due Authorization..............   20
        3.1.3  Capital of the Corporation..................................   20
        3.1.4  Subsidiaries and Investments................................   21
        3.1.5  No Obligations to Issue Securities..........................   21
        3.1.6  No Contravention by the Corporation.........................   21

        3.1.7  Approvals and Consents......................................   21
        3.1.8  Financial Statements........................................   21
        3.1.9  Accounts Receivable.........................................   22
        3.1.10 Inventory Valuation.........................................   22
        3.1.11 Liabilities and Guarantees..................................   22
        3.1.12 Indebtedness................................................   22
        3.1.13 Absence of Unusual Transactions and Events..................   22
        3.1.14 No Dividends, Loans, etc....................................   23
        3.1.15 Insider Interests...........................................   24
        3.1.16 As to Certain Contracts In and Out of the Ordinary
               Course......................................................   24
        3.1.17 Certain Distribution and Master Representative
               Agreements..................................................   25
        3.1.18 No Default Under Agreements.................................   25
        3.1.19 No Owned Real Property......................................   25
        3.1.20 Leased Real Property........................................   26
        3.1.21 Zoning and Other Matters Relating to Real Property..........   26
        3.1.22 Title to Assets.............................................   26
        3.1.23 Environmental Matters.......................................   27
        3.1.24 Tax Matters.................................................   28
        3.1.25 Employment Matters..........................................   29
        3.1.26 Employee Plans..............................................   30
        3.1.27 Labor Relations.............................................   32
        3.1.28 Insurance...................................................   32
        3.1.29 Intellectual Property.......................................   32
        3.1.30 Permits, Registrations and Elections........................   36
        3.1.31 Compliance with Laws........................................   37
        3.1.32 Litigation and Other Proceedings and Warranty
               Claims......................................................   37
        3.1.33 Corporate Records...........................................   37
        3.1.34 Books of Account and Internal Controls......................   37
        3.1.35 Bank Accounts, etc..........................................   38
        3.1.36 Customers and Suppliers.....................................   38
        3.1.37 Conduct of Business.........................................   38
        3.1.38 Disclosure..................................................   38
   3.2  By Principal Stockholders..........................................   39
        3.2.1  Corel Common Shares.........................................   39
        3.2.2  No Foreign Person...........................................   39
        3.2.3  Incorporation and Status of the Principal
               Stockholder.................................................   39
        3.2.4  Power of the Principal Stockholder and Due
               Authorization...............................................   39
        3.2.5  Title to, and Right to Sell, Purchased Shares...............   39
        3.2.6  No Contravention by Principal Stockholders..................   40
        3.2.7  Accredited Investor.........................................   40
   3.3  By Merger Subsidiary and Corel Holdings............................   40
        3.3.1  Incorporation and Status....................................   40
        3.3.2  Corporate Power and Due Authorization.......................   40
        3.3.3  No Contravention............................................   41
        3.3.4  Approvals and Consents......................................   41
   3.4  By Corel...........................................................   41
        3.4.1  Incorporation and Status of Corel...........................   41
        3.4.2  Corporate Power of Corel and Due Authorization..............   41

        3.4.3  Capital of Corel............................................   42
        3.4.4  No Obligations to Issue Securities..........................   42
        3.4.5  No Contravention of Corel...................................   42
        3.4.6  Approvals and Consents......................................   42
        3.4.7  Equity Consideration........................................   42
        3.4.8  Corel Financial Statements..................................   42
        3.4.9  Sufficiency of Capital, Access to Capital...................   42
   3.5  No Finder's Fees...................................................   43
   3.6  Survival of Covenants, Representations and Warranties..............   43

ARTICLE 4
   CONDITIONS..............................................................   43
   4.1  Conditions for the Benefit of Corel and the Merger
           Subsidiary......................................................   43
        4.1.1  Accuracy of Representations and Compliance With
                  Covenants................................................   43
        4.1.2  Opinion of Faegre & Benson LLP..............................   44
        4.1.3  Force Majeure...............................................   44
        4.1.4  No Adverse Legislation......................................   44
        4.1.5  No Action to Restrain.......................................   44
        4.1.6  [Reserved]..................................................   44
        4.1.7  Consents and Approvals......................................   44
        4.1.8  Delivery of Other Agreements and Documents..................   45
        4.1.9  Q3 Net Revenue..............................................   45
        4.1.10 Exercise of Dissenters' Rights..............................   45
        4.1.11 Certain Terminations........................................   45

   4.2  Conditions for the Benefit of the Corporation......................   46
        4.2.1  Accuracy of Representations of Merger Subsidiary and
                  Corel and Compliance With Covenants......................   46
        4.2.2  Opinion of Torys LLP........................................   46
        4.2.3  No Action to Restrain.......................................   46
        4.2.4  [Reserved]..................................................   46
        4.2.5  Delivery of Other Agreements................................   46

ARTICLE 5
   ADDITIONAL AGREEMENTS OF THE PARTIES....................................   47
   5.1  Access to Information..............................................   47
   5.2  Conduct of Business Until Time of Closing..........................   47
   5.3  Negative Covenant..................................................   48
   5.4  Merger Subsidiary's Covenant.......................................   48
   5.5  Corporate Action, Releases.........................................   48
   5.6  Obtaining of Consents and Approvals................................   49
   5.7  Additional Insurance...............................................   49
   5.8  Non-Solicitation...................................................   49
   5.9  [Reserved].........................................................   49
   5.10 Tax Matters........................................................   49
   5.11 Certain Payments and Expenses......................................   50
   5.12 Goodwill...........................................................   51
   5.13 Cooperation........................................................   51

   5.14 Termination........................................................   51
   5.15 Jasc Stockholder Approval..........................................   52
   5.16 Jasc YE Bonus Program..............................................   52
   5.17 Jasc Founder's Computer and Cell Phone.............................   52
   5.18 Post-Closing Access................................................   52

ARTICLE 6
   INDEMNIFICATION.........................................................   53
   6.1  Indemnification....................................................   53
   6.2  Notice of Claim....................................................   54
   6.3  Procedure for Indemnification......................................   54
        6.3.1 Corel Indemnified Party's Claims.............................   54
        6.3.2 Third Party Claims...........................................   54
   6.4  Additional Rules and Procedures....................................   55
   6.5  Escrow Agreement...................................................   56
   6.6  Limitation of Remedies.............................................   56

ARTICLE 7
   CLOSING.................................................................   57
   7.1  Location and Time of the Closing...................................   57
   7.2  Deliveries at the Closing..........................................   57

ARTICLE 8
   GENERAL MATTERS.........................................................   57
   8.1  Public Notices.....................................................   57
   8.2  Stockholder Representative.........................................   57
   8.3  Expenses...........................................................   57
   8.4  Assignment.........................................................   59
   8.5  Notices............................................................   59
   8.6  Time of Essence....................................................   60
   8.7  Consent to Jurisdiction............................................   60
   8.8  Waiver of Jury Trial...............................................   61
   8.9  No Third-Party Beneficiaries.......................................   61
   8.10 Further Assurances.................................................   61
   8.11 Counterparts.......................................................   61

                        (TORYS LLP NEW YORK TORONTO LOGO)

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER is made as of the 8th day of October, 2004,

AMONG:

               COREL CORPORATION, a corporation existing under the laws of the Province of Ontario ("COREL")

               - and -

               COREL JS ACQUISITION, INC., a corporation existing under the laws of the State of Minnesota (the "MERGER SUBSIDIARY")

               - and-

               COREL HOLDINGS CORPORATION, a corporation existing under the laws of the Province of New Brunswick (the "COREL HOLDINGS")

               - and-

               JASC SOFTWARE, INC., a corporation existing under the laws of the State of Minnesota (the "CORPORATION")

               -and-

               the PRINCIPAL STOCKHOLDERS (as defined below)

               - and-

               each other JASC STOCKHOLDER (as defined below) that becomes party to this Agreement

RECITALS:

A. The Boards of Directors of the Corporation, Corel and the Merger Subsidiary believe it is in the best interests of their respective companies and the stockholders of their respective companies that (1) the Corporation sell the Specified Assets (as defined below) to a wholly-owned subsidiary of Corel (the "ASSET SALE"); and (2) the Corporation and the Merger Subsidiary combine into a single company through the statutory merger of the Merger Subsidiary with and into the Corporation (the "MERGER") and, in furtherance of these actions, have declared the advisability of and approved the Transaction.

B. The Corporation, the Jasc Stockholders, Corel and the Merger Subsidiary desire to make certain representations and warranties and other agreements in connection with the Transaction.

          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

          In this Agreement,

     1.1.1 "ACCREDITED INVESTOR" means an accredited investor within the meaning of Rule 501 (a) under the Securities Act;

     1.1.2 "ADJUSTED SEPTEMBER 30 WORKING CAPITAL" means the Working Capital as of September 30, 2004 (excluding accruals in respect of the Jasc YE Bonus Program) adjusted to reflect all expenses and accruals for Stockholder Expenses occurring prior to the Closing Date;

     1.1.3 "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with that Person;

     1.1.4 "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof," "herein," "to this Agreement," "hereunder," "hereby" and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles, sections and Schedules are to Articles in, sections in, and Schedules to this agreement;

     1.1.5 "ALBUM SOFTWARE PROGRAM" means the Paint Shop Photo Album 5 Software;

     1.1.6 "ARTICLES OF MERGER" has the meaning given to that term in section 2.1.2;

     1.1.7 "ASSET SALE" has the meaning given to that term in Recital A;

     1.1.8 "ASSET SALE CASH CONSIDERATION" means $30,870,000, less, (1) any Stockholder Expenses not satisfied or accrued by the Corporation prior to the Effective Time to the extent not reflected in the calculation of the Initial Working Capital Shortfall, (2) the Initial Working Capital Shortfall, if any, and (3) the Initial Q3 Net Revenue Shortfall, if any;

     1.1.9 "ASSET SALE CONSIDERATION" means the Asset Sale Cash Consideration and the Asset Sale Equity Consideration to be paid or issued, as the case may be, by Corel or a subsidiary of Corel to the Corporation as consideration pursuant to the Transfer Agreement;

     1.1.10 "ASSET SALE EQUITY CONSIDERATION" means 4,001,581 Corel Common
     Shares;

     1.1.11 "AUDITED FINANCIAL STATEMENTS" means the balance sheet of the Corporation as at the Audited Statements Date and the accompanying statements of income, changes in stockholders' equity and cash flows for the year then ended, including the notes to those financial statements, and the report of the auditors of the Corporation on those financial statements, all as attached as Schedule 1.1.11;

     1.1.12 "AUDITED STATEMENTS DATE" means December 31, 2003;

     1.1.13 "BENEFIT PLANS" has the meaning given to that term in section 1.1.40.3;

     1.1.14 "BUSINESS" means the development and global marketing and distribution of digital photography and imaging software business (i) carried on by the Corporation prior to the Effective Time; and (ii) carried on by the Surviving Corporation, Corel and/or one or more direct or indirect subsidiaries of Corel following the Effective Date utilizing assets of the Corporation;

     1.1.15 "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the State of California, the State of Minnesota and/or the Province of Ontario;

     1.1.16 "CHARGE" means any security interest, lien, charge, pledge, encumbrance, mortgage, adverse claim or title retention agreement of any nature or kind;

     1.1.17 "CLAIM," "COREL INDEMNIFIED PARTY'S CLAIM" and "THIRD PARTY CLAIM" have the meanings given to those terms respectively in section 6.2;

     1.1.18 "CLOSING" means the consummation of the Transaction and the other transactions contemplated by this Agreement;

     1.1.19 "CLOSING DATE" has the meaning given to that term in section 2.2;

     1.1.20 "CLOSING BALANCE SHEET" means the statement of assets and liabilities of the Corporation as at the Closing Date calculated in accordance with GAAP, delivered in accordance with section 2.14;

     1.1.21 "CLOSING REQUIRED CONSENTS" means the Required Consents listed under that heading on Schedule 3.1.7;

     1.1.22 "CLOSING WORKING CAPITAL AMOUNT" means the Adjusted September 30 Working Capital as determined based upon the Working Capital Closing Balance Sheet;

     1.1.23 "CODE" means the United States Internal Revenue Code of 1986, as amended;

     1.1.24 "CONFIDENTIALITY AGREEMENTS" means the Confidentiality Agreement between Goldsmith, Agio, Helms & Lynner, LLC and Corel dated April 7, 2004 and the Mutual Non-Disclosure Agreement among Vector Capital Corporation, Corel and the Corporation dated July 30, 2004;

     1.1.25 "CONSENTS" means those consents, authorizations and approvals set out in Schedule 3.1.7;

     1.1.26 "CONTRACT" means any commitment, contract, agreement, license, lease, guarantee, binding arrangement or other instrument and includes any amendments;

     1.1.27 "CONTROL," when used with respect to any Entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Entity, whether through the ownership, directly or indirectly, of more than 20% of the voting or equity securities or other interests of that Entity and/or by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings;

     1.1.28 "CONVERTIBLE SECURITIES" means all shares (excluding shares of common stock of the Corporation), options, warrants, rights or other securities to acquire shares of common stock of the Corporation;

     1.1.29 "COREL AUDITED FINANCIAL STATEMENTS" means the consolidated balance sheet of Corel as at the Corel Audited Statements Date and the accompanying consolidated statements of operations and cash flows for the year then ended, including the notes to those financial statements, and the report of the auditors of the Corporation on those financial statements, all as attached as Schedule 1.1.29;

     1.1.30 "COREL AUDITED STATEMENTS DATE" means November 30, 2003;

     1.1.31 "COREL COMMON SHARES" means Class B Common Shares in the capital of Corel;

     1.1.32 "COREL INDEMNIFIED PARTIES" has the meaning given to that term in section 6.1.1:

     1.1.33 "COREL MINORITY SHAREHOLDERS AGREEMENT" means the shareholders agreement to be entered into at the Time of Closing between Corel, its shareholders and the Jasc Stockholders in the form attached as Schedule 1.1.33;

     1.1.34 "COREL UNAUDITED FINANCIAL STATEMENTS" means the consolidated balance sheet of the Corporation as at August 31, 2004 and the accompanying consolidated statements of operations and cash flows for the nine months then ended, all as attached as Schedule 1:1.34;

     1.1.35 "COREL Q3 NET REVENUE PAYMENT" has the meaning given to that term in section 2.10.3.2;

     1.1.36 "COREL WORKING CAPITAL PAYMENT" has the meaning given to that term in section 2.9.3.2;

     1.1.37 "DUE INQUIRY" means the due inquiry which is reasonably expected of a prudent member of the management of the Business;

     1.1.38 "EFFECTIVE TIME" has the meaning given to that term in section 2.2;

     1.1.39 "ELIGIBLE INVENTORY" means the raw materials which are purchased by the Corporation no earlier than 90 days prior to the Closing Date, and which either are, or are reasonably expected to be, used within 90 days of the Closing Date;

     1.1.40 "EMPLOYEE PLANS" means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings with respect to some or all of the current or former directors, officers, employees, independent contractors or agents of the Corporation which provide for or relate to:

          1.1.40.1 bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, vacation or vacation pay, sick pay, employee loans, or any other compensation in addition to salary ("INCENTIVE PLANS");

          1.1.40.2 retirement or retirement savings, including registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements ("PENSION PLANS"); or

          1.1.40.3 insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor's benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employee benefits ("BENEFIT PLANS");

     1.1.41 "ENTITY" means any partnership, limited partnership, company or corporation with or without share capital, trust or other entity however designated or constituted;

     1.1.42 "ENVIRONMENTAL LAWS" and "ENVIRONMENTAL PERMITS" have the meanings given to those terms respectively in section 3.1.23.1;

     1.1.43 "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended;

     1.1.44 "ESCROW AGENT" means Royal Trust Corporation;

     1.1.45 "ESCROW AGREEMENT" means the escrow agreement to be entered into at the Time of Closing, between the Merger Subsidiary, Corel, the Escrow Agent, the Jasc Stockholders and the Stockholder Representative, in the form attached as Schedule 1.1.45;

     1.1.46 "ESCROW FUND" means all cash and property held by the Escrow Agent from time to time pursuant to the terms of the Escrow Agreement;

     1.1.47 "GOVERNMENTAL AUTHORITY" means any (1) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (2) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (3) any industry self-regulatory organization or any stock exchange or (4) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign;

     1.1.48 "HAZARDOUS SUBSTANCE" has the meaning given to that term in section 3.1.23.1.5;

     1.1.49 "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant to that act, as amended;

     1.1.50 "INCENTIVE PLANS" has the meaning given to that term in section 1.1.40.1;

     1.1.51 "INCLUDES" or "INCLUDING" means includes, without limitation, or including, without limitation, as the case may be;

     1.1.52 "INITIAL CLOSING BALANCE SHEET" means the statement of assets and liabilities of the Corporation as at the close of business on September 30, 2004 calculated in accordance with

     GAAP (excluding accruals in respect of the Jasc YE Bonus Program), delivered in accordance with section 2.9.1;

     1.1.53 "INITIAL WORKING CAPITAL SHORTFALL" has the meaning given to that term in section 2.9.2;

     1.1.54 "INITIAL Q3 NET REVENUE" means a calculation of the gross sales, less reserves, rebates, distributor discounts and miscellaneous for the Corporation for the three months ended September 30, 2004, all as determined in accordance with GAAP, as historically applied by the Corporation, delivered in accordance with section 2.10.1.

     1.1.55 "INITIAL Q3 NET REVENUE SHORTFALL" has the meaning given to that term in section 2.10.2;

     1.1.56 "INTELLECTUAL PROPERTY" means trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property, whether registered or unregistered;

     1.1.57 "JASC COUNSEL" means the firm of Faegre & Benson LLP of Minneapolis, Minnesota, or any other counsel as the Corporation may appoint with respect to this Agreement and the matters contemplated by this Agreement;

     1.1.58 "JASC SHARES" means shares of stock in the capital of the Corporation outstanding immediately prior to the Effective Time;

     1.1.59 "JASC STOCKHOLDER" means a holder of Jasc Shares immediately prior to the Effective Time;

     1.1.60 "JASC STOCKHOLDER MEETING" has the meaning given to that term in section 5.15.1;

     1.1.61 "JASC STOCKHOLDER SIGNATURE PAGE" means the form of signature page attached as Schedule 1.1.61;

     1.1.62 "JASC STOCKHOLDER'S OWNERSHIP PERCENTAGE" means the number of Jasc Shares held by a Jasc Stockholder immediately before the Effective Time divided by the number of Jasc Shares held by all Jasc Stockholders immediately before the Effective Time;

     1.1.63 "JASC YE BONUS PROGRAM" means the calendar year 2004 year-end objective bonus payments for employees of Jasc based upon the letter agreement delivered to those employees, true and correct copies of which have been provided to Merger Subsidiary;

     1.1.64 "KEY SOFTWARE PROGRAMS" means the following groupings of Software and each incorporated program: Paint Shop Power Suite - Photo Edition, Paint Shop Pro 8, Paint Shop Pro 9, Paint Shop Photo Album 5, Animation Shop 3, Paint Shop Photo Studio and WebDraw Version 1;

     1.1.65 "KNOWLEDGE" means, with respect to the subject matter, the actual knowledge of the Person after Due Inquiry, and in the case of the knowledge of an Entity, means the Knowledge of its senior officers or comparable member(s) of management;

     1.1.66 "LAWS" means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Governmental Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply);

     1.1.67 "LEASED REAL PROPERTY" has the meaning given to that term in section 3.1.20;

     1.1.68 "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property of a Person other than the Corporation;

     1.1.69 "LICENSED SOFTWARE" means all Software of a Person other than the Corporation;

     1.1.70 "LICENSED SOURCE CODE" has the meaning given to that term in section 3.1.29.8;

     1.1.71 "MATERIAL CONTRACT" means any Contract made in the ordinary course of the Business if it requires or may require the provision by the Corporation to any Person of goods or services having a fair market value in excess of $25,000;

     1.1.72 "MERGER" has the meaning given to that term in the Recitals;

     1.1.73 "MERGER CONSIDERATION" means the Total Adjusted Merger Cash Consideration and the Total Merger Equity Consideration to be paid or issued, as the case may be, by Corel or a subsidiary of Corel to Jasc Stockholders as consideration upon the Merger;

     1.1.74 "MERGER SUBSIDIARY'S COUNSEL" means the firm of Torys LLP of Toronto, Ontario, and New York, New York or any other counsel as the Merger Subsidiary may appoint with respect to this Agreement and the matters contemplated by this Agreement;

     1.1.75 "MINNESOTA LAW" has the meaning given to that term in section 2.1;

     1.1.76 "PENSION PLANS" has the meaning given to that term in section 1.1.40.2;

     1.1.77 "PER JASC SHARE CASH CONSIDERATION" means the quotient of (i) the Total Adjusted Merger Cash Consideration; divided by (ii) the number of Jasc Shares;

     1.1.78 "PER JASC SHARE EQUITY CONSIDERATION" means the quotient of (i) the Total Merger Equity Consideration; divided by (ii) the number of Jasc Shares;

     1.1.79 "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted, and any reference to a Person includes its successors and assigns;

     1.1.80 "PREMISES" has the meaning given to that term in section 3.1.23;

     1.1.81 "PRINCIPAL STOCKHOLDERS" means Jonathan C. Ort, Robert V. Voit, and Kris Tufto;

     1.1.82 "PROCEEDING" means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding including (1) those in process; (2) those pending or threatened; and (3) those in respect of which, to the Knowledge of the Corporation or the Principal Stockholders, circumstances exist that would be reasonably likely to result in a Proceeding;

     1.1.83 "PROPRIETARY INTELLECTUAL PROPERTY" means all Intellectual Property other than Licensed Intellectual Property;

     1.1.84 "PROPRIETARY SOFTWARE" means all Software other than Licensed Software;

     1.1.85 "PUBLIC SOFTWARE" means software which creates, or purports to create, obligations for the Corporation or grants, or purports to grant, to any third party any rights or immunities under the Corporation's Intellectual Property or proprietary rights in the Corporation's Software or derivative work of that Software and includes any software that requires as a condition of use, modification and/or distribution of the software that other software incorporated into, derived from or distributed with that software be (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; or (3) redistributable at no charge.

     1.1.86 "Q3 NET REVENUE" means a calculation of the net revenues of the Corporation for the three months ended September 30, 2004, all as determined in accordance with GAAP, as historically applied by the Corporation, delivered in accordance with section 2.10.3;

     1.1.87 "Q3 NET REVENUE ADJUSTMENT AMOUNT" has the meaning given to that term in section 2.10.3.1.

     1.1.88 "REAL PROPERTY LEASES" has the meaning given to that term in section 3.1.20;

     1.1.89 "RELATED AGREEMENTS" means all Contracts required by this Agreement to be executed and delivered at the Closing, including the Escrow Agreement, the Corel Minority Shareholders Agreement, the Transfer Agreement and the non-competition, non-solicitation and confidentiality agreements contemplated by section 4.1.6;

     1.1.90 "REQUIRED CONSENTS" means, collectively, the Consents which are set out and identified as "Required Consents" on Schedule 3.1.7 which, for greater certainty, includes any Consents required in connection with Contracts related to the "material Licensed Software" set out on Schedule 3.1.29;

     1.1.91 "REQUIRED Q3 NET REVENUE" means $7,500,000;

     1.1.92 "REQUIRED WORKING CAPITAL AMOUNT" means $2,000,000;

     1.1.93 "SECURITIES ACT" means the United States Securities Act of 1933 and the rules and regulations adopted pursuant to that act, as amended;

     1.1.94 "SEPTEMBER INCOME STATEMENT" means the statement of income for the Corporation prepared in accordance with GAAP consistently applied with the Corporation's past practice (excluding accruals in respect of the Jasc YE Bonus Program) for the month ended September 30, 2004;

     1.1.95 "SEVERANCE PAYMENT" has the meaning given to that term in section 5.11.1;

     1.1.96 "SOFTWARE" means all computer software programs, operating systems, and applications, firmware or software of any nature related to the Business, whether operational, under development or inactive, including all object code, source code, development and testing tools and scripts, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature;

     1.1.97 "SPECIFIED ASSETS" has the meaning given to that term in the Transfer Agreement;

     1.1.98 "STOCKHOLDER EXPENSES" means the costs, fees, expenses and liabilities described in sections 5.11.1, 5.11.2, 5.11.3, 5.11.5 and 5.11.6 and specifically set out on Schedule 1.1.98;

     1.1.99 "STOCKHOLDER REPRESENTATIVE" means Robert V. Voit;

     1.1.100 "SUBSIDIARY" means, with respect to any Person, any other Entity that directly, or indirectly through one or more intermediaries, is controlled by that Person;

     1.1.101 "SURVIVING CORPORATION" has the meaning given to that term in section 2.1;

     1.1.102 "TAX REASSESSMENT PERIOD" means the period ending on the first date on which no assessment, reassessment or other document assessing liability for Taxes may be issued to the Corporation or any past or current subsidiary of the Corporation in respect of any taxation year or other period ended prior to the Closing Date, or within which the Closing Date occurs, pursuant to any applicable Tax Laws;

     1.1.103 "TAX RETURNS" will mean any return, report, document, statement or form required to be filed with respect to any Taxes (including any schedules required to be attached to it), including information returns, claims for refund, amended returns and declarations of estimated Tax;

     1.1.104 "TAX RELATED PAYMENT" has the meaning given to that term in section 2.14.3;

     1.1.105 "TAXES" means all taxes, levies, assessments, reassessments and other charges together with all related penalties, interest, costs and fines, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, due and payable to any domestic or foreign government (federal, state, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other Governmental Authority having jurisdiction in relevant circumstances;

     1.1.106 "THIRD PARTY" has the meaning given to that term in section 6.4.5;

     1.1.107 "THIRD PARTY CLAIM" has the meaning given to that term in section 6.2;

     1.1.108 "TIME OF CLOSING" means 10:00 a.m., Toronto time, on the Closing Date or any other time on the Closing Date as may be agreed upon in writing by the Merger Subsidiary and the Stockholder Representative;

     1.1.109 "TOTAL CASH CONSIDERATION" means the aggregate of the Asset Sale Cash Consideration and the Total Merger Cash Consideration, the aggregate being $34,300,000;

     1.1.110 "TOTAL MERGER CASH CONSIDERATION" means $3,430,000;

     1.1.111 "TOTAL MERGER EQUITY CONSIDERATION" means 444,620 Corel Common Shares;

     1.1.112 "TOTAL ADJUSTED MERGER CASH CONSIDERATION" means the Total Merger Cash Consideration, less (1) any Stockholder Expenses not satisfied or accrued by the Corporation prior to the Effective Time to the extent not reflected in the calculation of the Initial Working Capital Shortfall, (2) the Initial Working Capital Shortfall, if any, and (3) the Initial Q3 Net Revenue Shortfall, if any, to the extent such amounts in (1), (2) and/or
     (3) were not deducted in calculating the Asset Sale Cash Consideration;

     1.1.113 "TOTAL EQUITY CONSIDERATION" means the aggregate of the Asset Sale Equity Consideration and the Total Merger Equity Consideration, the aggregate being 4,446,201 Corel Common Shares;

     1.1.114 "TRANSACTION" means the Asset Sale and the Merger;

     1.1.115 "TRANSFER AGREEMENT" means the Transfer Agreement dated the Closing Date between the Corporation and a wholly-owned subsidiary of Corel, in the form attached as Schedule 1.1.115, pursuant to which the Asset Sale will be effected;

     1.1.116 "TRANSACTION CONSIDERATION" means the aggregate of the Merger Consideration and the Asset Sale Consideration;

     1.1.117 "UNAUDITED FINANCIAL STATEMENTS" means the balance sheet of the Corporation as at the Unaudited Statements Date and the accompanying statements of income and cash flows, for the six months then ended, all as attached as Schedule 1.1.117;

     1.1.118 "UNAUDITED STATEMENT DATE" means June 30, 2004;

     1.1.119 "WORKING CAPITAL" means the Corporation's cash, cash equivalents, accounts receivable and Eligible Inventory, less the Corporation's current liabilities, all as determined in accordance with GAAP, as historically applied by the Corporation;

     1.1.120 "WORKING CAPITAL ADJUSTMENT AMOUNT" has the meaning given to that term in section 2.9.3.1; and

     1.1.121 "WORKING CAPITAL CLOSING BALANCE SHEET" means the statement of assets and liabilities of the Corporation as at the close of business on September 30, 2004 (excluding accruals in respect of the Jasc YE Bonus Program), delivered in accordance with section 2.9.3.

1.2  SCHEDULES AND EXHIBITS

     The following are the schedules and exhibit attached to this Agreement:

     Exhibit A         - Articles of Merger
     Exhibit B         - Form of Consent
     Schedule 1.1.10   - Audited Financial Statements
     Schedule 1.1.29     Corel Audited Financial Statements
     Schedule 1.1.33   - Corel Minority Shareholders Agreement
     Schedule 1.1.34     Corel Unaudited Financial Statements
     Schedule 1.1.45   - Escrow Agreement
     Schedule 1.1.61   - Jasc Stockholder Signature Page
     Schedule 1.1.98   - Stockholder Expenses
     Schedule 1.1.115  - Transfer Agreement

     Schedule 1.1.117  - Unaudited Financial Statements
     Schedule 3.1.3    - Capital of the Corporation
     Schedule 3.1.7    - Approvals and Consents
     Schedule 3.1.11   - Liabilities and Guarantees
     Schedule 3.1.12   - Indebtedness
     Schedule 3.1.14   - Dividends
     Schedule 3.1.15   - Insider Interests
     Schedule 3.1.16   - As to Certain Contracts In and Out of the Ordinary
                         Course
     Schedule 3.1.17.1 - Certain Distribution Agreements
     Schedule 3.1.17.2 - Master Representative Contracts
     Schedule 3.1.20   - Leased Real Property
     Schedule 3.1.22.1 - Title to Assets
     Schedule 3.1.23.6 - Environmental Permits
     Schedule 3.1.25   - Employment Matters
     Schedule 3.1.26     Employee Plans
     Schedule 3.1.28   - Insurance
     Schedule 3.1.29   - Intellectual Property
     Schedule 3.1.30   - Permits, Registrations and Elections
     Schedule 3.1.32   - Litigation and Other Proceedings
     Schedule 3.1.35   - Bank Accounts, etc.
     Schedule 3.1.37   - Conduct of Business
     Schedule 3.3.4    - Approvals and Consents (Merger Subsidiary)
     Schedule 3.4.3    - Capital of Corel
     Schedule 3.4.6    - Approvals and Consents (Corel)
     Schedule 4.1.1    - Bring-down Certificate
     Schedule 4.1.2.1  - Opinion of Faegre & Benson LLP
     Schedule 4.1.2.2    Opinion of Thomsen & Nybeck, P.A.
     Schedule 4.1.6    - Non-Competition, Non-Solicitation and Confidentiality
                         Agreement
     Schedule 4.2.2.1  - Opinion of Torys LLP
     Schedule 4.2.2.2    Opinion of Stewart McKelvey Stirling Scales LLP
     Schedule 5.3      - Negative Covenants
     Schedule 5.10.2   - Merger Consideration Allocation

1.3  HEADINGS AND TABLE OF CONTENTS

          The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4  GENDER AND NUMBER

          In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.5  DATE

          Any date specified for any action that is not a Business Day will be deemed to mean the first Business Day after that date.

1.6  LAWS

          Any reference to any federal, state, local or foreign statute or law will be to that statute or law as amended at the applicable time, and will be deemed also to refer to all rules and regulations promulgated under that law at the applicable time.

1.7  CURRENCY

          Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in United States currency.

1.8  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

          In this Agreement, except to the extent otherwise expressly provided, references to "GAAP" mean generally accepted accounting principles in the United States and references to "CANADIAN GAAP" mean generally accepted accounting principles in Canada.

1.9  CONSTRUCTION OF AGREEMENT

          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will rise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

1.10 INVALIDITY OF PROVISIONS

          Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision or part of a provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision of this Agreement. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.11 ENTIRE AGREEMENT

          This Agreement, the Related Agreements and the Confidentiality Agreements constitute the entire agreement among the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by Law) and there are no agreements in connection with this subject matter except as specifically set out or referred to in this Agreement, the Related Agreements and/or the Confidentiality Agreements. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement to this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.12 WAIVER, AMENDMENT

          Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound by the amendment or waiver provided, however, that with respect to the Jasc Stockholders, this Agreement may be amended with the consent of the Stockholder Representative. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. The failure of any party at any time or times to require performance of any provision of this Agreement will in no way affect its right at a later time to enforce that provision or any other provision.

1.13 GOVERNING LAW

          The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, will be construed pursuant to and in accordance with the laws of the State of Minnesota, without regard to the conflicts of laws provisions thereof.

                                    ARTICLE 2
                                 THE TRANSACTION

2.1  THE TRANSACTION

     2.1.1 On the Closing Date and immediately prior to the Effective Time (1) the Corporation will transfer the Specified Assets to Corel Holdings, and
     (2) Corel Holdings will pay to, or as directed by, the Corporation the Asset Sale Consideration, each as contemplated by the Transfer Agreement.

     2.1.2 At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Articles of Merger attached to this Agreement as Exhibit A (the "ARTICLES OF MERGER") and the applicable provisions of the Minnesota Business Corporation Act ("MINNESOTA LAW"), the Merger Subsidiary will be merged with and into the Corporation, the separate corporate existence of the Merger Subsidiary will cease and the Corporation will continue as the surviving corporation under the name " Jasc Software, Inc." The Corporation as the surviving corporation after the Merger is sometimes referred to as the "SURVIVING CORPORATION."

2.2  CLOSING AND THE EFFECTIVE TIME

          Upon satisfaction (or, to the extent permitted under this Agreement, waiver) of all conditions to the Transaction (that date being the "CLOSING DATE"), the parties will first complete the Asset Sale and immediately thereafter, the Merger Subsidiary and the Corporation will cause to be filed the Articles of Merger with the Secretary of State of the State of Minnesota and make all other filings or recordings required by Minnesota Law in connection with the Merger. Pending completion of the Merger following the Closing, all closing deliveries will be held in escrow. The Merger will become effective at the time when the Articles of Merger, specifying 11:59 p.m. on the date of filing as the effective date of the Merger, is duly filed with the Secretary of State of the State of Minnesota (the "EFFECTIVE TIME").

2.3  EFFECT OF THE MERGER

          At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Articles of Merger and the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Corporation and the Merger Subsidiary (excluding, for greater certainty, the Specified Assets) will vest in the Surviving Corporation, and all debts, liabilities and duties of the Corporation and the Merger Subsidiary will become the debts, liabilities and duties of the Surviving Corporation.

2.4  ARTICLES OF INCORPORATION AND BYLAWS

     2.4.1 At the Effective Time, the Articles of Incorporation of the Corporation will be amended in their entirety to read as the Articles of Incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time, and will be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Minnesota Law, except that as of the Effective Time, Article I of the Articles of Incorporation will be amended to read: "The name of the corporation will be 'Jasc Software, Inc.'"

     2.4.2 The Bylaws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended as provided by Minnesota Law, the Articles of Incorporation of the Surviving Corporation and those Bylaws.

2.5  DIRECTORS AND OFFICERS

          At the Effective Time, the directors of the Merger Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, to hold office until those directors resign, are removed or their respective successors are duly elected or appointed in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Merger Subsidiary immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, to hold office until those officers resign, are removed or their respective successors are duly elected or appointed in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.6  EFFECT ON CAPITAL STOCK

          By virtue of the Merger and without any action on the part of Corel, the Merger Subsidiary, the Corporation or the Jasc Stockholders:

     2.6.1 CONVERSION OF JASC SHARES. Each Jasc Share will be converted into (i) the Per Jasc Share Equity Consideration subject to any fractional share interest to be addressed in accordance with section 2.6.3; and (ii) the right to receive a cash payment equal to the Per Jasc Share Cash Consideration.

     2.6.2 CONVERSION OF MERGER SUBSIDIARY COMMON STOCK. At the Effective Time, each share of common stock, $.01 par value, of the Merger Subsidiary will be converted automatically into one fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.6.3 FRACTIONAL SHARES. No fraction of a Corel Common Share will be issued in the Merger. Any fractional share that would otherwise be issued to a Jasc Stockholder will be rounded down to the nearest whole number of shares.

     2.6.4 DISSENTERS' RIGHTS. Notwithstanding any provisions of this Agreement to the contrary, any Jasc Share outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, to receive fair value for those Jasc Shares ("DISSENTING SHARES") in accordance with the provisions of Sections 302A.471 and 302A.473 of Minnesota Law and as of the Effective Time has not withdrawn or lost those dissenter's rights will not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.6.1, but the stockholder will only be entitled to those rights as are granted by Minnesota Law. If a holder of Jasc Shares who asserts dissenter's rights under Minnesota Law withdraws or loses those rights (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of that event, whichever last occurs, those shares (the "UNPERFECTED SHARES") will be converted into and/or represent, as applicable, only the right to receive the Merger Consideration as provided in section 2.6.1, without interest, upon the surrender of the certificate or certificates formerly representing those Unperfected Shares. The Corporation will give Corel (i) prompt notice of any written notice of intent to demand fair value for any Unperfected Shares, attempted withdrawals of those demands, the deposit of any shares for which payment is demanded, and any other instruments served pursuant to Minnesota Law received by the Corporation relating to dissenters' rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the assertion of dissenters' rights under Minnesota Law. The Corporation will not, except with the prior written consent of Corel, given in its sole discretion, voluntarily make any payment with respect to any of those demands for payment of fair value, offer to settle or settle any of those demands or approve any withdrawal of any of those demands.

2.7  SURRENDER OF CERTIFICATES AND PAYMENT OF MERGER CONSIDERATION

     2.7.1 Promptly at the Effective Time, each of the Jasc Stockholders will surrender his or her existing share certificates representing Jasc Shares ("OLD CERTIFICATES") to Corel.

     2.7.2 Each Jasc Stockholder, upon surrender to Corel of the Old Certificates, will receive in exchange for those certificates as soon as practicable following the receipt of the certificates by Corel, the Merger Consideration to which he, she or it is entitled pursuant to section 2.6.1 (subject to section 2.12), and the Old Certificates so surrendered will be cancelled. Unless and until so surrendered, each Old Certificate will, after the Effective Time, represent for all purposes only the right to receive upon surrender the Merger Consideration to which the Jasc Stockholder is entitled pursuant to section 2.6.1.

     2.7.3 At and following the Effective Time, Jasc Stockholders will cease to be, and will have no rights as, stockholders of the Corporation (and/or, for greater certainty, the Surviving Corporation), other than as provided in this section 2.7.3. After the Effective Time, there will be no further registration of transfers of Jasc Shares. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation or Corel, they will be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set out in this Article 2.

     2.7.4 No dividends or other distributions on Corel Common Shares will be paid to the holder of any unsurrendered Old Certificates until those Old Certificates are surrendered as provided in this section 2.7. Upon that surrender, where the holder of the Old Certificate receives Corel Common Shares in accordance with section 2.6.1, there will be paid, without interest, to the Person in whose name the new share certificates representing the Corel Common Shares ("NEW CERTIFICATES") into which those Jasc Shares were converted are registered, all dividends and other distributions paid in respect of those Corel Common Shares on a date subsequent to, and in respect of a record date after, the Effective Time. Dividends and other distributions paid on Corel Common Shares subject to the Escrow Agreement will be dealt with in the manner provided in the Escrow Agreement.

     2.7.5 If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Old Certificate to be lost, stolen or destroyed and the granting by that person of an indemnity in favour of Corel and the Surviving Corporation against any claim that may be made against Corel or the Surviving Corporation with respect to that Old Certificate, Corel will deliver the Merger Consideration as provided for in section 2.6.1.

2.8  ADJUSTMENTS

          If, at any time during the period between the date of this Agreement and the Effective Time, the outstanding Corel Common Shares are changed into a different number of shares, by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, consolidation, exchange or readjustment of shares, stock dividend or similar transaction with a record date (or where there is no record date, effective date) during that period, the number of Corel Common Shares that the Jasc Stockholders are entitled to receive as Merger Consideration as provided for in section 2.6.1 will be appropriately adjusted.

2.9  WORKING CAPITAL ADJUSTMENT

     2.9.1 At least 3 Business Days prior to the Closing Date, the Corporation will have prepared and delivered to Corel the Initial Closing Balance Sheet. The Initial Closing Balance Sheet will show a minimum amount of Adjusted September 30 Working Capital at least equal to the Required Working Capital Amount.

     2.9.2 If the Initial Closing Balance Sheet shows Adjusted September 30 Working Capital that is less than the Required Working Capital Amount (the "INITIAL WORKING CAPITAL SHORTFALL"), then the Asset Sale Cash Consideration will be reduced by the amount of the Initial Working Capital Shortfall. If the Initial Working Capital Shortfall is greater than the Asset Sale Cash Consideration, then the Total Merger Cash Consideration will be reduced by that excess amount.

     2.9.3 Within 60 days of the Closing Date, Corel will prepare and deliver to the Stockholder Representative a draft Working Capital Closing Balance Sheet. The Working Capital Closing Balance Sheet will contain a reconciliation that details any differences between this balance sheet and the Initial Closing Balance Sheet. Once the Working Capital Closing Balance Sheet is settled in accordance with this section 2.9, it will be used to calculate the Closing Working Capital Amount. Within 10 Business Days after settling the Working Capital Closing Balance Sheet:

          2.9.3.1 if the Closing Working Capital Amount is less than the Required Working Capital Amount by more than the Initial Working Capital Shortfall (the difference from the Initial Working Capital Shortfall being the "WORKING CAPITAL ADJUSTMENT AMOUNT") then the Jasc Stockholders will pay to Corel the Working Capital Adjustment Amount. Each of the Jasc Stockholders will pay to Corel cash equal to a pro rata portion of the Working Capital Adjustment Amount based upon the Jasc Stockholder's Ownership Percentage. If the entire Working Capital Adjustment Amount is not paid by the Jasc Stockholders within the 10 Business Day period, the unpaid balance of the Working Capital Adjustment Amount will be satisfied from the Escrow Fund and each Jasc Stockholder that did not make its required payment during the 10 Business Day period will (and will be severally, and not jointly, liable to) make a cash payment to the Escrow Fund equal to that Jasc Stockholder's pro rata share of the Working Capital Adjustment Amount (based upon the percentage of the Jasc Stockholder's Ownership Percentage); or

          2.9.3.2 if the Closing Working Capital Amount is less than the Required Working Capital Amount by less than the Initial Working Capital Shortfall (the difference from the Initial Working Capital Shortfall being the "COREL WORKING CAPITAL PAYMENT"), then

          Corel will pay to the Jasc Stockholders cash equal to a pro rata portion of the Corel Working Capital Payment based upon the Jasc Stockholder's Ownership Percentage.

     2.9.4 If the Stockholder Representative notifies Corel that it agrees with the Working Capital Closing Balance Sheet within 21 days after receiving it or fails to deliver notice to Corel of its disagreement with the Working Capital Closing Balance Sheet within that 21 day period, the Working Capital Closing Balance Sheet will be conclusive and binding on Corel and each of the Jasc Stockholders and the parties will be deemed to have agreed to it, in the first case on the date Corel receives the notice and, in the second case, on the 21st day.

     2.9.5 If the Stockholder Representative notifies Corel of a disagreement with the Working Capital Closing Balance Sheet within the 21 day period, then Corel and the Stockholder Representative will attempt, in good faith, to resolve their differences with respect to it within 15 days after Corel's receipt of the notice of disagreement. Any disagreement over the Working Capital Closing Balance Sheet not resolved by Corel and the Stockholder Representative within that 15 day period (or any longer period as may be agreed to between the parties) will be settled in accordance with section 2.11.

2.10 Q3 NET REVENUE ADJUSTMENT

     2.10.1 At least 3 Business Days prior to the Closing Date, the Corporation will have prepared and delivered to Corel a calculation of the Initial Q3 Net Revenue.

     2.10.2 If the Initial Q3 Net Revenue is less than the Required Q3 Net Revenue (the "INITIAL Q3 NET REVENUE SHORTFALL"), then the Asset Sale Cash Consideration will be reduced by the amount of the Initial Q3 Net Revenue Shortfall. If the Initial Q3 Net Revenue Shortfall is greater than the Asset Sale Cash Consideration, then the Total Merger Cash Consideration will be reduced by that excess amount.

     2.10.3 Within 60 days of the Closing Date, Corel will prepare and deliver to the Stockholder Representative a draft calculation of Q3 Net Revenue. The calculation of the Q3 Net Revenue will contain a reconciliation that details any differences between this calculation and the calculation of the Initial Q3 Net Revenue. Within 10 Business Days after settling the calculation of Q3 Net Revenue in accordance with this section 2.10:

          2.10.3.1 if the Q3 Net Revenue is less than the Required Q3 Net Revenue by more than the Initial Q3 Net Revenue Shortfall (the difference from the Initial Q3 Net Revenue Shortfall being the "Q3 NET REVENUE ADJUSTMENT AMOUNT") then the Jasc Stockholders will pay to Corel the Q3 Net Revenue Adjustment Amount. Each of the Jasc Stockholders will pay to Corel cash equal to a pro rata portion of the Q3 Net Revenue Adjustment Amount based upon the Jasc Stockholder's Ownership Percentage. If the entire Q3 Net Revenue Adjustment Amount is not paid by the Jasc Stockholders within the 10 Business Day period, the unpaid balance of the Q3 Net Revenue Adjustment Amount will be satisfied from the Escrow Fund and each Jasc Stockholder that did not make its required payment during the 10 Business Day Period will (and will be severally, and not jointly, liable to) make a cash payment to the Escrow Fund equal to that Jasc Stockholder's pro rata share of the Q3 Net Revenue Adjustment Amount (based upon the Jasc Stockholder's Ownership Percentage); or

          2.10.3.2 if the Q3 Net Revenue is less than the Required Q3 Net Revenue by less than the Initial Q3 Net Revenue Shortfall (the difference from the Initial Q3 Net Revenue

          Shortfall being the "COREL Q3 NET REVENUE PAYMENT"), then Corel will pay to the Jasc Stockholders cash equal to a pro rata portion of the Corel Q3 Net Revenue Payment based upon the Jasc Stockholder's Ownership Percentage.

     2.10.4 If the Stockholder Representative notifies Corel that it agrees with the calculation of Q3 Net Revenue within 21 days after receiving it or fails to deliver notice to Corel of its disagreement with the calculation of Q3 Net Revenue within that 21 day period, the calculation of Q3 Net Revenue will be conclusive and binding on Corel and each of the Jasc Stockholders and the parties will be deemed to have agreed to it, in the first case on the date Corel receives the notice and, in the second case, on the 21st day.

     2.10.5 If the Stockholder Representative notifies Corel of a disagreement with the calculation of Q3 Net Revenue within the 21 day period, then Corel and the Stockholder Representative will attempt, in good faith, to resolve their differences with respect to it within 15 days after Corel's receipt of the notice of disagreement. Any disagreement over the calculation of Q3 Net Revenue not resolved by Corel and the Stockholder Representative within that 15 day period (or any longer period as may be agreed to between the parties) will be settled in accordance with section 2.11.

2.11 DISPUTE PROCESS

          Any dispute relating to the Working Capital Closing Balance Sheet, Q3 Net Revenue, Tax Related Payment or Stockholder Expense Adjustment Amount will be determined by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, expedited procedures, as amended and effective on the date of this Agreement provided that (1) the arbitration will be conducted before a single arbitrator agreed to by Corel and the Stockholder Representative or if the parties are unable to agree on a single arbitrator after using best efforts to reach agreement, appointed pursuant to the applicable expedited procedures under the Commercial Arbitration Rules, (2) any award or determination of an arbitrator will be final and binding on the parties and there will be no appeal on any ground, (3) an arbitrator will not, without the written consent of Corel and the Stockholder Representative, retain any expert, (4) all matters relating to the arbitration will be kept confidential to the full extent permitted by law, (5) the arbitrator will have power to award legal fees and costs associated with the arbitration (including fees of the arbitrator) and to order equitable relief in accordance with this section 2.11, and (6) no individual will be appointed as an arbitrator unless he or she agrees in writing to be bound by this arbitration provision.

2.12 ESCROW

          Pursuant to the terms of the Escrow Agreement, Corel will deliver at the Closing to the Escrow Agent 2,778,876 Corel Shares which comprise a portion of the Total Equity Consideration and $1.0 million which comprises a portion of the Total Cash Consideration. The Escrow Agent will hold the Escrow Fund in escrow in accordance with the terms of the Escrow Agreement.

2.13 CONVERTIBLE SECURITIES AND OPTION PLAN

          Prior to the Effective Time, the Corporation and each holder of Convertible Securities will enter into an agreement that will provide (i) that holders of Convertible Securities who are Accredited Investors on the date of that agreement will, prior to the Closing Date, in respect of each Convertible Security, either (a) exercise that Convertible Security for Jasc Shares or (b) receive a cash payment as consideration for the cancellation of that Convertible Security in an amount equal to the difference between the exercise price of that Convertible Security and the value of the Transaction Consideration which the holder would have received had that Convertible Security been exercised immediately prior to the Time of Closing (if the holder fails to elect (a) or (b) at least 3 days prior to the Closing Date, the holder will be deemed to have elected (b)); and
(ii) that holders of Convertible Securities who are not Accredited Investors on the date of that agreement will, prior to the Closing Date, for each Convertible Security held receive a cash payment as consideration for the cancellation of that Convertible Security in an amount equal to the difference between the exercise price of that Convertible Security and the value of the Transaction Consideration which the holder would have received had that Convertible Security been exercised immediately prior to the Time of Closing. The Corporation will pay the amounts due to the holders of Convertible Securities or will arrange with Corel, at least one Business Day prior to the Closing Date, for the payment of those amounts to be made directly out of the Asset Sale Cash Consideration as contemplated by section 5.11.

2.14 TAX RELATED PAYMENT

     2.14.1 Upon the later of (i) at least 3 Business Days prior to the Closing Date; or (ii) October 15, 2004, the Corporation (or the Stockholder Representative, if that later date is following the Closing Date) will prepare and deliver to Corel a draft September Income Statement and a draft calculation of the Tax Related Payment calculated in accordance with section 2.14.3.

     2.14.2 Within 10 Business Days after settling the calculation of the Tax Related Payment in accordance with this section 2.14, Corel will pay to the Jasc Stockholders cash equal to the Tax Related Payment, pro rata based upon the Jasc Stockholder's Ownership Percentage.

     2.14.3 The "TAX RELATED PAYMENT" will be equal to the taxable income of the Corporation for the time period commencing on October 1, 2004 and ending at the Effective Time, multiplied by 0.43. The taxable income of the Corporation for the time period commencing on October 1, 2004 and ending at the Effective Time will be the product of (i) taxable income of the Corporation from September 1, 2004 to September 30, 2004 divided by 30 and
     (ii) the number of days from and including October 1, 2004, to the Effective Time. The Tax Related Payment will be a liability of the Corporation on the Effective Date and, for greater certainty, will be treated for tax purposes as Merger Consideration. The parties agree that
     (i) the foregoing calculation will be the basis for allocating income between the parties, from a Tax perspective, for the period from October 1, 2004 to the Effective Date; and (ii) in no event will the taxable income calculated pursuant to this section 2.14.3 be greater than the taxable income reported to the Internal Revenue Service for that same period.

     2.14.4 If Corel notifies the Stockholder Representative that it agrees with the calculation of the Tax Related Payment within 21 days after receiving it or fails to deliver notice to the Stockholder Representative of its disagreement with the calculation of the Tax Related Payment within that 21 day period, the calculation of the Tax Related Payment will be conclusive and binding on Corel and each of the Jasc Stockholders and the parties will be deemed to have agreed to it, in the first case on the date the Stockholder Representative receives the notice and, in the second case, on the 21st day.

     2.14.5 If Corel notifies the Stockholder Representative of a disagreement with the calculation of the Tax Related Payment within the 21 day period, then Corel and the Stockholder Representative will attempt, in good faith, to resolve their differences with respect to it within 15 days after the Stockholder Representative's receipt of the notice of disagreement. Any disagreement over the calculation of the Tax Related Payment not resolved by Corel and the Stockholder Representative within that 15 day period (or any longer period as may be agreed to between the parties) will be settled in accordance with section 2.11.

     2.14.6 If it is later determined, in connection with a tax audit or otherwise, that the actual tax obligations of the Jasc Stockholders related to the period between September 30, 2004 and the Closing Date is greater than Tax Related Payment, Corel shall make an additional cash payment to each Jasc Stockholder in an amount equal to such additional tax liability.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1  BY THE CORPORATION AND THE PRINCIPAL STOCKHOLDERS

          The Corporation and each of the Principal Stockholders represent and warrant to the Merger Subsidiary and Corel as follows and acknowledge that the Merger Subsidiary and Corel are relying upon the following representations and warranties in connection with the Transaction:

     3.1.1 FORMATION AND STATUS OF THE CORPORATION. The Corporation:

          3.1.1.1 is duly formed and organized and is validly existing, in good standing and up-to-date in the filing of all corporate and similar returns under the laws of the State of Minnesota;

          3.1.1.2 is duly registered, licensed or qualified, in good standing and up-to-date in the filing of all corporate and similar returns, under the laws of each jurisdiction in which the nature of the Business or the assets owned or leased by it makes that registration, licensing or qualification necessary or desirable; and

          3.1.1.3 has provided to the Merger Subsidiary a correct and complete copy of the articles of incorporation, by-laws, constating documents and other organizational documents of the Corporation, in each case as amended to the date of this Agreement, as well as the corporate minutes and stock record books.

     3.1.2 POWER OF THE CORPORATION AND DUE AUTHORIZATION. The Corporation has the corporate power and capacity to own or lease its assets and to carry on the Business as it is presently conducted and to enter into, and to perform its obligations under, this Agreement and the Related Agreements to which it is a party. Each of this Agreement and each of the Related Agreements to which the Corporation is a party has been duly authorized by the Corporation. This Agreement has been duly executed and delivered by the Corporation and is a valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, each of the Related Agreements to which the Corporation is a party will be duly executed and delivered by the Corporation and will be valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

     3.1.3 CAPITAL OF THE CORPORATION. Schedule 3.1.3 sets out particulars of the authorized and issued securities of the Corporation (including shares, options, warrants, other rights to acquire securities or debt instruments), the names of the Persons who are the beneficial owners of those securities and, if those beneficial owners are not the registered owners of those securities, the names of the Persons shown on the securities register of the Corporation as the holder of any of those securities, and the number and class of securities held by those Persons. All the shares indicated on the Schedule as being issued and outstanding constitute all of the outstanding shares of capital stock of the Corporation, have been validly issued and are outstanding as fully paid and non-assessable shares. Except as set out in
     Schedule 3.1.3, there are no stockholders agreements, pooling agreements, voting trusts or other Contracts with respect to the voting of the securities of the Corporation. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of all shares of capital stock (including a list of all certificates issued at any time evidencing outstanding securities of the Corporation, the names of the holder or holders of each of those certificates and the type of Person(s) comprising that holder or holders) are set out in the Corporation's stock record books, copies of which have been provided to the Merger Subsidiary. At the Time of Closing, there will not be any outstanding Convertible Securities and the former holders of Convertible Securities will have no rights against the Corporation or the Surviving Corporation to receive cash, securities or other property.

     3.1.4 SUBSIDIARIES AND INVESTMENTS. The Corporation does not have any subsidiaries. The Corporation does not own beneficially or of record any securities of, or any other interests in, any Entity, nor have any Contract to acquire any such securities or other interests.

     3.1.5 NO OBLIGATIONS TO ISSUE SECURITIES. Except as set out in Schedule 3.1.3, there are no options, warrants, rights of conversion or other rights or Contracts pursuant to which the Corporation is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of the Corporation.

     3.1.6 NO CONTRAVENTION BY THE CORPORATION. Except as set out in Schedule 3.1.6, none of the entering into of this Agreement or any Related Agreement, the consummation of the Transaction or the performance by the Corporation of its other obligations under this Agreement and the Related Agreements to which it is a party (a) will contravene, breach or result in any default under (1) the articles of incorporation, by-laws, constating documents or other organizational documents of the Corporation, or (2) any license, permit, order, judgment, decree or Law to which the Corporation is a party or by which it may be bound or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with, or results in or will result in any modification of any of the terms of, or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of, any Contract or Permit to which the Corporation is a party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contract or Permit.

     3.1.7 APPROVALS AND CONSENTS. Except as set out in Schedule 3.1.7, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with (1) the execution, delivery or performance of this Agreement by the Corporation or the Jasc Stockholders or the consummation of the Transaction or (2) any subsequent assignment or transfer by Corel or any of its subsidiaries (including the Surviving Corporation) of any part or all or substantially all of the Corporation's assets (including the Corporation's Contracts, Key Software Programs, Proprietary Intellectual Property or Proprietary Software) to Corel and/or one or more direct or indirect subsidiaries of Corel. The failure of the Corporation to obtain any or all of the Consents which are not Closing Required Consents would not have a material adverse impact on the Merger Subsidiary, the Surviving Corporation or the Business.

     3.1.8 FINANCIAL STATEMENTS. The Audited Financial Statements and the Unaudited Financial Statements have been prepared and the Initial Closing Balance Sheet and the calculation of Initial Q3 Net Revenue will be prepared in accordance with GAAP (subject to usual year-end adjustments and the absence of notes in the case of the Unaudited Financial Statements) consistently applied throughout the periods indicated and fairly, completely and accurately present the financial position of the Corporation and the results of its operations as of the dates and throughout the periods indicated and there has been no material adverse change in the financial position of the Corporation from that reflected in the Audited Financial Statements. Notwithstanding the foregoing, the absence of any accrual for the Jasc YE Bonus Program will not be deemed to be a breach of the representations in this section 3.1.8.

     3.1.9 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the balance sheet forming part of the Unaudited Financial Statements and all accounts receivable arising after the Unaudited Statements Date are bona fide and collectible, other than those accounts receivable which are doubtful accounts and in respect of which a reasonable allowance, consistent with past practice, has been made, and are not subject to any set-off or counterclaim.

     3.1.10 INVENTORY VALUATION. The inventory of the Corporation reflected on the balance sheet forming part of the Unaudited Financial Statements was, and the current inventory of the Corporation is, in usable and saleable condition in the ordinary course of the Business and, in the case of inventory reflected on that balance sheet, at an amount not less than the amounts carried in that balance sheet.

     3.1.11 LIABILITIES AND GUARANTEES. The Corporation does not have any outstanding liabilities or obligations, whether accrued, absolute, known or unknown, contingent or otherwise (including any liabilities or obligations which would arise as a result of the consummation of the Transaction), and the Corporation is not a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than:

          3.1.11.1 those set out in the Unaudited Financial Statements;

          3.1.11.2 current liabilities (determined in accordance with GAAP) in respect of trade or business obligations incurred after the Unaudited Statements Date in the ordinary course of the Business, consistent with past practice, none of which has been or could be materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, the Business; and

          3.1.11.3 those set out in Schedule 3.1.11.

     Except as set out in Schedule 3.1.11, there are no off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act) which are currently or at any point may be binding on the Corporation.

     3.1.12 INDEBTEDNESS. Except as set out in the Audited Financial Statements or the Unaudited Financial Statements or in Schedule 3.1.12, the Corporation does not have outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and the Corporation has not agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance.

     3.1.13 ABSENCE OF UNUSUAL TRANSACTIONS AND EVENTS. Except as set out in
     Schedule 3.1.13, the Corporation has not, since the Unaudited Statement
     Date:

          3.1.13.1 paid or satisfied any obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Unaudited Financial Statements and current liabilities or obligations incurred since the Unaudited Statements Date in the ordinary course of the Business, consistent with past practice;

          3.1.13.2 waived or cancelled any rights or claims or made any gift, other than donations made in the ordinary course of the Business, consistent with past practice;

          3.1.13.3 sold or otherwise disposed of any fixed or capital assets having a fair market value, in the case of any single sale or disposition, in excess of $25,000 and, in the case of all sales and dispositions, in excess of $50,000 in total;

          3.1.13.4 made any capital expenditures, in the case of any single capital expenditure, in excess of $25,000 and, in the case of all capital expenditures, in excess of $50,000 in total;

          3.1.13.5 made any material change or deviation from past practices in the manner of its billings, or the credit terms made available by it, to any of its customers or recording and/or treatment by the Corporation of customer accounts receivable or reserves for doubtful accounts;

          3.1.13.6 made or suffered any change or changes in its financial condition, assets, liabilities or the Business which, singly or in the aggregate, have materially adversely affected or could materially adversely affect its financial condition, assets, liabilities or the Business;

          3.1.13.7 suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected or could materially adversely affect its financial condition, assets or the Business;

          3.1.13.8 made any increase in the compensation payable or to become payable to directors, officers, employees, independent contractors or agents, including any improvements to severance or termination pay, except as required by Law, other than improvements to Employee Plans set out in Schedule 3.1.25;

          3.1.13.9 declared or paid any dividend or made any distribution, whether in cash, stock or in specie, in respect of any of its shares or purchased, redeemed or otherwise acquired any of its securities or made any other payment to the Jasc Stockholders or Persons related to them outside the ordinary course of business;

          3.1.13.10 changed any method of accounting or accounting principles;

          3.1.13.11 incurred any Charges with respect to any assets, except non-exclusive licenses to the Corporation's Key Software Programs granted in the ordinary course of Business; or

          3.1.13.12 authorized or agreed or otherwise become committed to do any of the foregoing.

     3.1.14 NO DIVIDENDS, LOANS, ETC.

          3.1.14.1 Except as disclosed on Schedule 3.1.14, subsequent to the Unaudited Statements Date, the Corporation has not (1) declared or paid any dividend (whether in cash, stock or specie) or made any other distribution of any kind in respect of its capital stock, and the Corporation has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind; or (2) purchased, redeemed or otherwise acquired any shares of capital stock or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing.

          3.1.14.2 The Corporation has paid on a timely basis (1) all amounts due and payable under its indebtedness, leases and other Contract obligations; and (2) all other amounts due and payable to any Persons.

     3.1.15 INSIDER INTERESTS. Except as disclosed on Schedule 3.1.15, no present or former stockholder, partner, principal, officer, director, employee of the Corporation or Affiliate of the Corporation or, to the Corporation's and each Principal Stockholder's Knowledge, any immediate or other family member of any such person or any Person in which any such person is an officer, director, principal, partner or stockholder (1) is presently a party to any transaction or arrangement with the Corporation (other than for services as officers, directors or employees of the Corporation in the ordinary course of the Business); (2) owns any interest in any of the assets or properties of the Corporation; (3) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to, any other Person which is a competitor, supplier, customer, vendor, landlord or tenant of the Corporation; (4) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Corporation; or (5) has acquired from or sold or transferred to the Corporation any assets or properties owned, leased or used by the Corporation. Except as disclosed on Schedule 3.1.15 (1) there is no Contract in effect between the Corporation, on the one hand, and any Jasc Stockholder or family member of that Jasc Stockholder or any Affiliate of any such Jasc Stockholder or family member, on the other hand; and (2) the Corporation has no outstanding obligation or liability of any kind (contingent, unknown or otherwise) to any such Jasc Stockholder, family member or Affiliate.

     3.1.16 AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE. Except as set out in Schedule 3.1.16 and except as disclosed in any other Schedule (and explicitly cross-referenced to Schedule 3.1.16), the Corporation is not a party to or bound by any:

          3.1.16.1 Contract which expires or may expire, if the same is renewed or extended at the unilateral option of any other Person, more than one year after the date of this Agreement;

          3.1.16.2 Contract for the purchase of materials, supplies or services which requires payment of more than $25,000, in the case of any single Contract, or, in the case of all such Contracts, in excess of $50,000 in the aggregate;

          3.1.16.3 Contract for the purchase or sale of any equipment or fixed or capital assets having a fair market value in excess of $25,000;

          3.1.16.4 management, consulting, agency or similar Contract;

          3.1.16.5 license or royalty agreement relating to Intellectual
          Property;

          3.1.16.6 Contract to make any gift of any of its property, other than donations made in the ordinary course of the Business, consistent with past practice;

          3.1.16.7 Contract which materially adversely affects or could materially adversely affect the Business or its financial condition or any of its assets or is or could be materially burdensome to it;

          3.1.16.8 Material Contract;

          3.1.16.9 lease, agreement in the nature of a lease or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the total annual payments under that lease or agreement and under any related service or maintenance or similar Contract do not exceed $25,000; or

          3.1.16.10 material Contract which was not made in the ordinary course of the Business, consistent with past practice.

     For the purposes of the foregoing, if a particular Contract falls within more than one of the categories established by sections 3.1.16.1 through 3.1.16.10, it need not be set out more than once in Schedule 3.1.16.

     Correct and complete copies of all of the Contracts set out in Schedule 3.1.16, or, where those Contracts are oral, correct and complete written summaries of their terms, have been provided to the Merger Subsidiary.

     3.1.17 CERTAIN DISTRIBUTION AND MASTER REPRESENTATIVE AGREEMENTS.

          3.1.17.1 Schedule 3.1.17.1 sets out those Contracts of the Corporation relating to all distribution, reselling and similar arrangements involving the Corporation's Key Software Programs. Except as set out on Schedule 3.1.17.1, all of those Contracts may be terminated by the Corporation on no more than 60 days written notice and without any requirement to pay any amounts, deliver any property, grant any rights or restrict the activities of the Corporation.

          3.1.17.2 Except as set out in Schedule 3.1.17.2, each of the international master representative Contracts set out on Schedule
          3.1.17.1 may be terminated in accordance with its terms or, if termination is not addressed by the terms of a Contract, in accordance with applicable Laws, without giving rise to any obligations and/or liabilities to the Corporation or to Corel or a subsidiary of Corel which is assigned the Contract.

     3.1.18 NO DEFAULT UNDER AGREEMENTS. The Corporation is not in default or breach of any Contract to which it is a party or by which it may be bound (including the Contracts referred to in any Schedule to this Agreement) and there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach, and all of those Contracts are now in good standing and the Corporation is entitled to all benefits, rights and privileges under them. To the Corporation's and each Principal Stockholder's Knowledge, no other party to any of the Corporation's Contracts is in default under that Contract. Each of the Contracts to which the Corporation is a party or by which it may be bound has been entered into in the ordinary course of the Business and is at arm's length.

     3.1.19 NO OWNED REAL PROPERTY. The Corporation does not own any real property.

     3.1.20 LEASED REAL PROPERTY. A list and description of all real property leased by the Corporation or in which the Corporation has any interest is set out in Schedule 3.1.20 (collectively, the "Leased REAL PROPERTY"). All of the Leased Real Property is held subject to the written leases that are identified on Schedule 3.1.20 (the "REAL PROPERTY LEASES"). Each of the Real Property Leases is valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults under the Real Property Leases on the part of the Corporation. True and complete copies of all of the Real Property Leases, together with any amendments to the Real Property Leases, have been delivered to the Merger Subsidiary. To the Corporation's and each Principal Stockholder's Knowledge, there has not been any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by that other party under any Real Property Lease. Neither the Corporation nor any of the Principal Stockholders has received any written or oral notice to the effect that any Real Property Lease will not he renewed at the termination of the term of the Real Property Lease or that any Real Property Lease will be renewed only at a substantially higher rent.

     3.1.21 ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY. To the Corporation's and each Principal Stockholder's Knowledge, the buildings and other structures located on the Leased Real Property and the operation and maintenance of those buildings and structures, as now operated and maintained, comply with all material applicable Laws; none of those buildings or other structures encroaches upon any land other than the Leased Real Property; and there are no restrictive covenants or other Laws which in any way restrict or prohibit the use of those lands, buildings or structures for the purposes for which they are presently being used. There are no expropriation, pending assessment for public improvements or condemnation, taking by eminent domain or similar Proceedings, actual or threatened, of which any of the Principal Stockholders or the Corporation has received notice, related to the Leased Real Property.

     3.1.22 TITLE TO ASSETS.

          3.1.22.1 The Corporation has good, valid and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, including the properties and assets reflected in the balance sheet forming part of the Audited Financial Statements (except for assets leased under Contracts identified on Schedule 3.1.22.1, and except for accounts receivable collected upon and inventory disposed of since the Audited Statements Date in the ordinary course of the Business), free and clear of all Charges.

          3.1.22.2 All of the assets and properties owned or leased by the Corporation are in good operating condition and repair, normal wear and tear excepted, and have been maintained and serviced in accordance with the prudent conduct of business, are suitable for the purposes for which they presently are being used and constitute all of the assets and properties used in the operations of, and necessary to operate, the Business as presently conducted. None of the assets or properties owned or leased by the Corporation (or uses to which they are put) fails to conform in any material respect with any applicable Contract or Law. Except with respect to assets leased pursuant to valid Contracts identified on Schedule 3.1.22.1, the Corporation owns all the properties and assets located at or on the Real Property.

          3.1.22.3 There are no defects in the design or manufacture of any of the products sold by the Corporation or on hand to be sold which could give rise to any liabilities or obligations which could result in a material adverse effect on the Corporation. The Corporation does not have and has never had any product recall plans or programs.

     3.1.23 ENVIRONMENTAL MATTERS.

          3.1.23.1 As used in this Agreement:

               3.1.23.1.1 "Environmental Claim" means any written notice to the Corporation by a person or entity alleging potential material liability of the Corporation (including potential material liability for investigatory costs or governmental response costs) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at the Leased Real Property or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

               3.1.23.1.2 "Environmental Laws" means all applicable federal, state, and local statutes, regulations, laws, or ordinances relating to the protection of human health or the environment;

               3.1.23.1.3 "Environmental Permits" means all permits, licenses, or authorizations required to operate the Business pursuant to any Environmental Law;

               3.1.23.1.4 "Environmental Reports" means those environmental reports made available to the Merger Subsidiary; and

               3.1.23.1.5 "Hazardous Substance" means contaminants, hazardous wastes, petroleum, and other hazardous materials listed in, regulated by, or identified in any Environmental Law, including but not limited to asbestos-containing material.

          3.1.23.2 Except as disclosed by the Environmental Reports, the operation of the Business is in compliance with all applicable Environmental Laws and Environmental Permits and the Corporation has not disposed or released any Hazardous Substance at the Leased Real Property.

          3.1.23.3 Except as disclosed by the Environmental Reports, there are no Environmental Claims pending or, to the Corporation's and each of the Principal Stockholder's Knowledge, threatened, with respect to the Corporation and/or the Leased Real Estate.

          3.1.23.4 To the Corporation's and each of the Principal Stockholder's Knowledge, except as disclosed by the Environmental Reports, no Hazardous Substances are present in, on, or under, the Leased Real Property in such forms or quantities as would create a material risk to employees or invitees or would create any material liability of the Corporation under any Environmental Law.

          3.1.23.5 The Corporation has made available to the Purchaser copies of all environmental reports in its possession, custody or control with respect to the Leased Real Estate and is not aware of any false or misleading information in such environmental reports.

          3.1.23.6 All Environmental Permits obtained by the Corporation in connection with the Business (including any applicable expiry dates) are listed in Schedule 3.1.23 and are valid and in full force and effect.

          3.1.23.7 For greater certainty, the representations and warranties contained in sections 3.1.6, 3.1.7 and 3.1.30 apply to Environmental Permits.

     3.1.24 TAX MATTERS.

          3.1.24.1 For the purposes of this section 3.1.24, "CORPORATION" includes the Corporation and any or all of its current or past subsidiaries, whether or not in existence as of the date of this Agreement. The Corporation has filed or caused to be filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes due and payable with respect to the periods covered by those Tax Returns (whether or not reflected on those Tax Returns). All Tax Returns filed by or on behalf of the Corporation are true, complete and correct in all material respects. No deficiency in Taxes of the Corporation for any period has been asserted by any taxing authority which remains unpaid at the date of this Agreement. No Tax Return is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Corporation. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Corporation. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The United States federal income tax Tax Returns of the Corporation have either been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through the taxation year ended December 31, 2000. The Corporation has not agreed to the extension of the statute of limitations with respect to any Tax Returns or periods. There are no assessments relating to the Corporation's Tax Returns pending or threatened. The Corporation has delivered to the Merger Subsidiary true and complete copies of the federal and state income (or franchise) Tax Returns filed by the Corporation for the past three years. The Corporation is not, and has never been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income tax return, and is not a party to any tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third-party.

          3.1.24.2 The accruals for Taxes in the Audited Financial Statements and Unaudited Financial Statements accurately reflect the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Corporation as of the close of the period covered by the Audited Financial Statements and the Unaudited Financial Statements, respectively. Adequate accruals and reserves have been made in the Audited Financial Statements and the Unaudited Financial Statements and the books and records of the Corporation for the payment of all unpaid Taxes of the Corporation for all periods through the respective dates thereof, as at the Closing Date, whether or not yet due and payable and whether or not disputed by the Corporation, and nothing has occurred subsequent to the dates of the Audited Financial Statements and the Unaudited Financial Statements, as applicable, or such accruals or reserves in those books and records which make those accruals and reserves inadequate.

          3.1.24.3 The Corporation is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          3.1.24.4 The Corporation is not required to make any adjustment pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Corporation.

          3.1.24.5 Except as set forth in Schedule 3.1.24.5, the Corporation has elected, pursuant to Section 1362 of the Code, to be treated as an "S corporation" for federal income tax purposes continuously since inception, as that term is defined in Section 1361 of the Code, and has filed similar elections with each state taxing authority requiring a separate state election to be treated as an S corporation.

          3.1.24.6 The Corporation's election to be treated as an S corporation was valid and timely filed and has never been challenged by the Internal Revenue Service or any state taxing authority, has been in effect for all taxable years of the Corporation since formation and has been at all times and is valid and effective under the Code and in all states where the Corporation is subject to Taxes. The Corporation is not and could not be subject to any obligation and/or liability in respect of its failure or alleged failure to qualify as an "S corporation" at any time.

     3.1.25 EMPLOYMENT MATTERS.

          3.1.25.1 Except as set out in Schedule 3.1.25, neither the Corporation nor any Subsidiary is a party to or is bound by any:

               3.1.25.1.1 oral or written Contract for the employment or retainer of any individual, including, for greater certainty, any Contract with directors, officers, employees, independent contractors or agents, other than for Contracts of at-will employment terminable by the Corporation without cause;

               3.1.25.1.2 oral or written Contract providing for severance, termination or similar payments, including on a change of control of the Corporation; or

               3.1.25.1.3 Contract with any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called "LABOR REPRESENTATIVES") and neither the Corporation nor any Subsidiary has conducted negotiations with respect to any such future Contracts; no labor representatives hold bargaining rights with respect to any employees of the Corporation; and there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Corporation.

          Correct and complete copies of all Contracts set out in Schedule 3.1.25, or where oral, correct and complete written summaries of their terms, have been provided to the Merger Subsidiary.

          3.1.25.2 Schedule 3.1.25 sets out all full-time and part-time employees and their respective positions; job categories; location; salaries, bonuses and other compensation; and years of service.

          3.1.25.3 Except as set out in Schedule 3.1.25, (1) all bonuses previously granted to employees have been paid in full to those employees, and (2) the Corporation does not have, and neither the execution of this Agreement nor the consummation of the Transaction will result in, any liability for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or Affiliate of the Corporation. No employee of the Corporation has received any payment of any kind for services rendered to or on behalf of the Corporation from any Person other than payments made by the Corporation to the employee in compliance with all applicable Laws (including Laws relating to withholding with respect to wages, salaries and other payments to employees) and which payments are fully reflected in the books, records and financial statements of the Corporation.

          3.1.25.4 Except as set out in Schedule 3.1.25, all of the employees of the Corporation are employed on at-will basis and no notice or severance or other termination payments would be required in connection with the termination of any of those employees whether in connection with the consummation of the Transaction or otherwise.

          3.1.25.5 Except as referred to in Schedule 3.1.25, there is no work stoppage or other concerted action, grievance or dispute existing or threatened against the Corporation.

          3.1.25.6 Except as set out in Schedule 3.1.25.6, all of the current and former employees of the Corporation and/or its subsidiaries (including subsidiaries which are no longer in existence) have entered into an "Intellectual Property Rights Agreement" and a "Confidentiality and Non-Disclosure Statement" with the Corporation in substantially the same form of the agreements provided by the Corporation to the Merger Subsidiary and which agreements survive the termination of the employment relationship with the applicable employee.

     3.1.26 EMPLOYEE PLANS. Except as set out in Schedule 3.1.26, the Corporation does not maintain or sponsor or contribute to, is not a party to, is not bound by, and does not have any actual or contingent liability in respect of, any Employee Plan. Correct and complete copies of all Employee Plans set out in Schedule 3.1.26 and all related documents, or, where oral, correct and complete written summaries of their terms, have been provided to the Merger Subsidiary and any. related documents created or filed after the date of this Agreement will be provided to the Merger Subsidiary. For the purposes of this section 3.1.26, related documents in respect of an Employee Plan includes: (1) all documents establishing or creating such plan; (2) any funding agreement or amendment to a funding agreement; (3) actuarial reports; (4) all funding, investment and financial information; (5) all regulatory returns, reports, statements or filings made or completed; (6) all employee plan summaries and booklets describing or giving particulars of the plan; (7) all material correspondence with all regulatory authorities; (8) all material internal memoranda; and (9) all material professional opinions. All such related documents are and will be true, correct and complete in all material respects and none of the actuarial assumptions underlying those documents have changed since the respective dates of those documents.

     Except as set out in Schedule 3.1.26:

          3.1.26.1 All Employee Plans comply in all material respects with all requirements of ERISA, the Code, and with all other applicable Law, and the Corporation has not taken or failed to take any action with respect to the Employee Plans which might create any liability on the part of the Corporation or the Merger Subsidiary. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Employee Plan has complied in all material respects with all requirements of ERISA and all other applicable Laws in respect of each such Employee Plan.

          3.1.26.2 The Corporation does not maintain, sponsor or contribute to, and has never withdrawn from, maintained, sponsored or contributed to, a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

          3.1.26.3 Each Employee Plan intended to be qualified under Section 401
          (a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401 (a) of the Code.

          3.1.26.4 No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Employee Plan.

          3.1.26.5 No provision of any Employee Plan or of any agreement, and no act or omission of the Corporation, in any way limits, impairs, modifies or otherwise affects the right of the Corporation, the Merger Subsidiary or the Surviving Corporation unilaterally to amend or terminate any Employee Plan after the Closing, subject to the requirements of applicable Law.

          3.1.26.6 No policy, plan, program, arrangement, understanding or agreement exists which could result in the payment by the Corporation, the Merger Subsidiary or the Surviving Corporation of money or any other property or rights, or accelerate or provide any other rights or benefits, to any employee of the Corporation that would not have been required but for the consummation of the Transaction.

          3.1.26.7 There are no contributions which are or hereafter will be required to be made to trusts in connection with any Employee Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA).

          3.1.26.8 Other than claims in the ordinary course for benefits with respect to the Employee Plans, there are no Proceedings pending with respect to any Employee Plan, or any circumstances (including arising out of the operation or termination of any Employee Plan) which might give rise to any such Proceeding.

          3.1.26.9 All reports, returns and similar documents with respect to the Employee Plans required to be filed with any Governmental Authority have been so filed on or before their due date or, if not currently due, will be filed when due.

          3.1.26.10 The Corporation has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Corporation has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

          3.1.26.11 The Corporation is not a party to any Contract that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code.

     3.1.27 LABOR RELATIONS. Except as set out in Schedule 3.1.27, there have been no violations of any Laws with respect to the employment of individuals by, or the employment practices or work conditions of, the Corporation, or the terms and conditions of employment, wages and hours. The Corporation is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Corporation before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving the Corporation or the Business. No issue with respect to union representation is pending or threatened with respect to the employees of the Corporation. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Corporation as the representative of any of the employees of the Corporation. The Corporation has complied with the Workers Adjustment and Retraining Notification Act. No employee of the Corporation benefits from a special protection status in respect of his termination by his employer. No employee of the Corporation is currently performing his severance period of notice and no employment agreement is currently suspended or temporarily discontinued due to illness, pregnancy, career interruption or any other legal cause of suspension.

     3.1.28 INSURANCE. All physical assets of the Corporation are covered by fire and other insurance with responsible insurers against those risks and in those amounts as are reasonable for prudent owners of comparable assets.
     Schedule 3.1.28 sets out particulars of all the insurance policies held by the Corporation, including the name of the insurer, the risks insured against and the amount of coverage. No other insurance is necessary to the conduct of the Business or would be considered to be desirable by a prudent Person operating a business similar to the Business. The Corporation is not in default with respect to any of the provisions contained in any those policies of insurance and has not failed to give any notice or pay any premium or present any claim under any of those insurance policies. Neither the Corporation nor any Principal Stockholder has any reason to believe that any of the insurance policies listed in Schedule 3.1.28 will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. Correct and complete copies of all of the insurance policies set out in Schedule 3.1.28 have been provided to the Merger Subsidiary. The Corporation has not had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance and neither the Corporation nor any of the Principal Stockholders is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third-party has filed any claim against the Corporation for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured. All claims against the Corporation covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 3.1.28.

     3.1.29 INTELLECTUAL PROPERTY.

          3.1.29.1 Schedule 3.1.29 contains a complete and accurate listing of
          (1) all of the registrations and applications for registration of the Proprietary Intellectual Property, the name of the registered owner and the beneficial owner of that Proprietary Intellectual Property, the names of all persons who have been granted rights in respect of that Proprietary Intellectual Property and the outside legal counsel assisting with those applications and (2) versions of the Key Software Programs currently being used in production by the Corporation, a listing of all Licensed Software incorporated in each Key Software Program and a listing of all Proprietary Software (including any modifications to, enhancements to and derivative works based upon any Licensed Software) incorporated in each Key Software Program. Except as specified in Schedule 3.1.29, and except with respect to patent applications and registrations, all of the registrations and applications for registration of the Proprietary Intellectual Property are valid and subsisting, in good standing and are recorded in the name of the Corporation. Except as specified in Schedule 3.1.29, all of the registrations and applications for registration of patents which are part of the Proprietary Intellectual Property are recorded in the name of the Corporation and, to the Corporation's and each Principal Stockholder's Knowledge, are valid, subsisting and in good standing. No application for registration of any Proprietary Intellectual Property has been finally rejected and no rights to pursue any such application have been prejudiced for the Corporation's failure to prosecute that application.

          3.1.29.2 Except as specified in Schedule 3.1.29, no person other than the Corporation has any right or interest of any kind or nature in or to the Proprietary Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Proprietary Intellectual Property or any portion of it. The Corporation has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, transfer, distribute, use and otherwise exploit, the Proprietary Intellectual Property. Except as disclosed in Schedule 3.1.29, the Corporation is not subject to any obligation or arrangement pursuant to which a third person has or will have any right, title or interest in or to any Intellectual Property which is currently being developed or may in the future be developed by or for the Corporation.

          3.1.29.3 No person has any right or interest of any kind or nature in or to the Key Software Programs, Proprietary Software or any Software which is currently being developed or may in the future be developed by or on behalf of the Corporation, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Proprietary Software or any portion thereof other than (1) the Corporation, (2) any customer of the Corporation or (3) any licensor identified by name on Schedule 3.1.29 and explicitly cross referenced to this section 3.1.29.3, which licensor has no right to grant any rights to or in the Key Software Programs to any other person. No person other than the Corporation has the right to make modifications to, enhancements to or derivative works based upon the Key Software Programs or upon any Proprietary Software. The Corporation has not directly or indirectly granted to any person any rights or interests in the source code of the Key Software Programs or any Proprietary Software.

          3.1.29.4 With respect to current versions and the version immediately prior to the current version of the Key Software Programs and any Proprietary Software listed on Schedule 3.1.29.4 (1) the Corporation maintains machine-readable, master-reproducible copies, complete human-readable source code listings, technical documentation and user manuals; (2) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (3) in each case, based on the source code and other organized technical documentation, it can be maintained, enhanced and modified by reasonably competent programmers familiar with the applicable language, hardware and operating systems; (4) in each case, the complete source code listings are maintained in an electronic repository enabling skilled personnel to completely compile, build and assemble the final machine-executable version at will without undue manual processes; (5) in each case, it has been developed by the Corporation in accordance with practices that are standard for the software industry and operates in accordance with the user manual therefor without material operating defects; and (6) there are employees of the Corporation that have familiarity with that Software.

          3.1.29.5 Except as specified in Schedule 3.1.29, neither the Corporation nor any of the Principal Stockholders have received any written notice challenging the validity or ownership of the Proprietary Intellectual Property, the Key Software Programs or any Proprietary Software or the use of any Intellectual Property or any of the Software, and to the Corporation's and the Principal Stockholders' Knowledge there are no facts upon which such a challenge could be made.

          3.1.29.6 Any person who contributed to the conception, reduction to practice, invention, creation or development of the Proprietary Intellectual Property of the Corporation or the creation or development of the Proprietary Software embodied in the Key Software Programs or of any other Proprietary Software has irrevocably assigned, or is obligated to irrevocably assign, to the Corporation or granted sufficient rights to conduct the Business as currently conducted in writing all intellectual property rights in that person's contribution to that Proprietary Intellectual Property or that Proprietary Software. Each person based in Canada that contributed to the conception, reduction to practice, invention, creation or development of the Proprietary Intellectual Property of the Corporation or the creation or development of the Proprietary Software of the Corporation embodied in the Key Software Programs or of any other Proprietary Software has waived his or her moral rights in any copyright works within that Proprietary Intellectual Property or Proprietary Software in favor of the Corporation and its successors and assigns.

          3.1.29.7 The Corporation has taken or caused to be taken steps so that none of the Proprietary Intellectual Property, the value of which to the Corporation is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Corporation to any person other than employees, contractors, customers, representatives and agents of the Corporation who are parties to customary confidentiality and nondisclosure agreements with the Corporation and which agreements survive the termination of the specific relationship with the applicable party.

          3.1.29.8 Schedule 3.1.29 contains a complete and accurate listing of all material Licensed Software and the name of the applicable licensor. Each license or permission referred to in Schedule 3.1.29 is in full force and effect, the Corporation has not violated, breached or defaulted in, and is not currently violating, breaching or in default of its obligations, under the license and, to the Knowledge of the Corporation and the Principal Stockholders, no other party to the license has violated, breached or defaulted in, or is currently violating, breaching or in default of its obligations, under that license. For purposes of this section 3.1.29.8, "material Licensed Software" refers to all Licensed Software except for Licensed Software that (i) could be immediately replaced with comparable (from a functionality and royalties perspective) alternative and/or recreated without infringing upon the Intellectual Property of a third party, and (ii) with respect to the substitution in (i), could be incorporated into the affected product(s) in less than 15 person-days of development and testing.

          3.1.29.9 Schedule 3.1.29 lists all source code for Licensed Software which is utilized in the current versions and/or the version immediately prior to the current version of the Key Software Programs and any Proprietary Software listed on Schedule 3.1.29.9 which the Corporation has the right to modify, enhance, prepare and has prepared derivative works based upon (the "LICENSED SOURCE CODE"). Except as set out in
          Schedule 3.1.29, all of the Licensed Source Code is in the possession of the Corporation. All intellectual and/or industrial property rights in or to modifications, enhancements and derivative works made by or for the Corporation and all associated functional or technical specifications and technical documentation (the "MODIFICATIONS") are owned solely and exclusively by the Corporation. Except as specified in Schedule 3.1.29, subject to any rights a customer has in respect of the Modifications by virtue of the inclusion of them in the Key Software Programs, no person other than the Corporation has any right or interest of any kind or nature in or to any Modifications. Subject to any written agreements with any customer, the Corporation has not entered into any Contract pursuant to which any right, title or interest of the Corporation in any Modification is assigned, licensed or otherwise granted to any other Person.

          3.1.29.10 The Corporation has not furnished or otherwise disclosed the source code, any functional or technical specifications, or any technical documentation other than user documentation, for any Modifications to any person other than employees, contractors, representatives and agents of the Corporation who are parties to customary confidentiality and nondisclosure agreements with the Corporation (which agreements survive the termination of the specific relationship with the applicable party) and is under no duty or obligation to do so.

          3.1.29.11 Except as set out in Schedule 3.1.29, there are no source code escrow agreements relating to any of the Software.

          3.1.29.12 Except as set out in Schedule 3.1.29, to the Corporation's and each of the Principal Stockholder's Knowledge, no person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Corporation to the Proprietary Intellectual Property, to the Key Software Programs or to any Proprietary Software, or has asserted the right to take any action which might reasonably be considered such a violation, infringement or breach or has breached or is breaching any duty or obligation owed to the Corporation in respect of the Proprietary Intellectual Property, the Key Software Programs or any Proprietary Software.

          3.1.29.13 All material amounts, including royalties, due and payable by the Corporation with respect to any Intellectual Property or any Software have been paid in full or accrued in the Audited Financial Statements.

          3.1.29.14 Except as set out in Schedule 3.1.29.14, neither the use of the Intellectual Property or the Software nor the conduct of the Corporation's Business has violated, infringed or breached or currently violates, infringes upon or breaches or has been alleged by any Person in writing or verbally to a senior officer of the Corporation, to violate, infringe or breach (1) the industrial or intellectual property rights of any person (and in the case of patents, to the Corporation's and each of the Principal Stockholder's Knowledge), (2) any duty or obligation owed to any person or (3) the terms of any license granted to the Corporation by any other person. The Intellectual Property and the Software are sufficient to carry on the Business as currently conducted and as proposed to be conducted, without requiring any such infringement. The Corporation has not incorporated or used the Intellectual Property of any former employer (a "FORMER EMPLOYER") of any employee, consultant, former employee or former consultant of the Corporation in the Corporation's Intellectual Property or in the operation of the Business. Neither any Principal Stockholder nor the Corporation is aware of any claim or any basis for a claim by a Former Employer that the Corporation has incorporated into its Intellectual Property any Intellectual Property owned by, claimed to be owned by or previously disclosed to that Former Employer.

          3.1.29.15 The Corporation has not (1) breached any duty or obligation of confidentiality or of non-disclosure or non-use of any confidential information owed to, or (2) misappropriated any confidential information of, any person, including any person who has licensed Licensed Intellectual Property or Licensed Software to the Corporation.

          3.1.29.16 Except as set out in Schedule 3.1.29, no Contract which relates to any Intellectual Property or any Software requires consents or other actions as a result of the consummation of the Transaction or any subsequent disposition of all or a portion of the Specified Assets and/or the Surviving Corporation's assets to Corel and/or one or more direct or indirect subsidiary of Corel in order for the Corporation to continue to be entitled to use, operate, sell and license that Intellectual Property or Software after the Closing Date without material alterations in the Corporation's obligations.

          3.1.29.17 Except as set out in Schedule 3.1.29, there is no governmental prohibition or restriction on the use of the Intellectual Property or the Software.

          3.1.29.18 Schedule 3.1.29 lists Proceedings (whether in progress or threatened) relating to the Intellectual Property and the Software.

          3.1.29.19 Except as set out in the Contract for the Album Software Program listed in Schedule 3.1.29, the Corporation has been granted all Intellectual Property rights in and to the Album Software Program under one or more binding Contracts which are in full force and effect and which provide for those rights to be exclusive to the Corporation, irrevocable, perpetual and fully transferable by the Corporation. No third party has been granted Intellectual Property rights in or to the Album Software Program and the licensor of the Intellectual Property rights party to the Contract for the Album Software Program is not using those Intellectual Property rights in any manner which is competitive with the Business.

          3.1.29.20 Except as set out in Schedule 3.1.29 and explicitly cross-referenced to this section 3.1.29.20, the Corporation has never
          (1) incorporated Public Software into or combined Public Software with the Proprietary Software or the Key Software Programs or a derivative work of that Software, (2) distributed Public Software in conjunction with the Key Software Programs or (3) used Public Software in the development of a derivative work of the Proprietary Software or the Key Software Programs. No Key Software Programs or any other Proprietary Software is required to be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; and/or (c) redistributable at no charge, as a result of the Corporation's use, modification and/or distribution of Public Software.

     3.1.30 PERMITS, REGISTRATIONS AND ELECTIONS. The Corporation holds all permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises, including all Environmental Permits, which it requires, or is required to have, to own its properties and assets and to carry on the Business as presently conducted by it (collectively, the "PERMITS"). All the Permits not otherwise listed in Schedule 3.1.23 are listed in Schedule 3.1.30 (including any applicable expiry dates) and are in full force and effect; the Corporation is in compliance with all the terms and conditions relating to the Permits; and there are no Proceedings in progress, pending or threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor are there any facts upon which those Proceedings could reasonably be based. Neither the terms and conditions relating to the Permits nor the Laws pursuant to which they were issued require that any consent or approval of, or filing with or notice to, any governmental agency or regulatory body or other Person be made to assure the continued holding by the Corporation (or any transferee contemplated by the Transaction) of the Permits after consummation of the Transaction (provided that such Permits were not transferred in the Asset Sale).

     3.1.31 COMPLIANCE WITH LAWS. The Corporation is not in default under, nor has it failed to comply with or is otherwise in violation of, any Law or any order, judgment or decree of any court or other Governmental Authority of each jurisdiction in which the Business is carried on. There is no basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. None of the Corporation nor any of the Principal Stockholders has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required under that notice. The Corporation has gathered (for greater certainty, not including information gathered on behalf of the Corporation by any Third Party) all information with respect to its customers (both past, current and prospective) in accordance with all applicable Laws, including those related to privacy and personal information. To the actual knowledge of the Corporation (which, for the purposes of this section 3.1.31, includes the actual knowledge of those individuals who are actively involved in the day-to-day management of the Corporation's relationships with master representatives) and each of the Principal Stockholders, all information with respect to its customers (past, current and prospective) gathered by Third Parties has been gathered in accordance with all applicable Laws, including those related to privacy and personal information. Each Third Party that gathers information with respect to customers (past, current and prospective) of the Corporation is party to a Contract with the Corporation pursuant to which that Third Party is bound to comply with all applicable Laws.

     3.1.32 LITIGATION AND OTHER PROCEEDINGS AND WARRANTY CLAIMS. Except as set out in Schedule 3.1.32, there is no Proceeding against or involving the Corporation or any Employee Plan (whether in progress or threatened); no event has occurred and, to the Corporation's and each of the Principal Stockholder's Knowledge, no facts or circumstances exist, which might give rise to any Proceeding; and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation. There are no warranty, damage or similar claims made or pending against the Corporation for or arising from defects in any products, in each case provided by the Corporation, for which the Corporation is or is alleged to be liable nor, to the Corporation's and each of the Principal Stockholder's knowledge, are there any facts upon which that type of claim could reasonably be made.

     3.1.33 CORPORATE RECORDS. The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of directors, committees of directors and shareholders held since its date of incorporation, and all of those meetings were duly called and held. The stock certificate books, registers of stockholders, registers of transfers and registers of directors of the Corporation are complete and accurate.

     3.1.34 BOOKS OF ACCOUNT AND INTERNAL CONTROLS.

          3.1.34.1 The books and records of the Corporation fairly present and disclose the financial position of the Corporation as at the relevant dates, have been maintained in accordance with GAAP and in accordance with good business practices and all material financial transactions of the Corporation have been accurately recorded in those books and records.

          3.1.34.2 The Corporation maintains proper and adequate internal accounting controls which provide assurance that (1) transactions of the Corporation are executed with management's authorization; (2) transactions are recorded as necessary to permit preparation of the Corporation's financial statements; and (3) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of them on a current and timely basis.

     3.1.35 BANK ACCOUNTS, ETC. Schedule 3.1.35 is a correct and complete list (including addresses and account numbers) of each bank, trust company or similar institution in which the Corporation has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw on those accounts or to have access to those accounts and safety deposit boxes.

     3.1.36 CUSTOMERS AND SUPPLIERS. Since the Audited Statements Date, there has been no termination or cancellation of, and no modification or change in, the business relationship with any distributor, group of distributors, customer or group of customers which singly or in total provided more than 10% of the gross revenues of the Corporation for the fiscal year ended on the Audited Statements Date. Except as set out in Schedule 3.1.36, neither the Corporation nor the Principal Stockholders have any reason to believe that the benefits of any relationship with any of the customers or suppliers of the Corporation will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement, assuming the consummation of the Transaction.

     3.1.37 CONDUCT OF BUSINESS. The Corporation is not restricted from conducting the Business in any manner or location by Contract or court decree. Except as set out in Schedule 3.1.37, the Business is conducted entirely through the Corporation (and not through any subsidiary, Affiliate, partner or any other Person), and the Corporation does not and never has conducted any other business other than the Business.

     3.1.38 DISCLOSURE.

          3.1.38.1 The Principal Stockholders, the Corporation and the Corporation's management have disclosed to the Merger Subsidiary and Corel all facts known to them relating to the Business and assets of the Corporation which could reasonably be expected to be material to an intending purchaser of the Jasc Shares.

          3.1.38.2 No representation or warranty made under this Agreement (including the Schedules) or any certificate or other document delivered by the Corporation or any of the Jasc Stockholders or any representative of them pursuant to this Agreement, and none of the information furnished by the Corporation or any of the Principal Stockholders to the Merger Subsidiary and/or Corel, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or therein not misleading.

3.2 BY PRINCIPAL STOCKHOLDERS

          Each of the Principal Stockholders represents and warrants to the Merger Subsidiary and Corel, severally and not jointly, as follows and acknowledges that the Merger Subsidiary and Corel are relying upon the following representations and warranties in connection with the Transaction:

     3.2.1 COREL COMMON SHARES. With respect to the Corel Common Shares, each Principal Stockholder:

          3.2.1.1 understands that those shares have not been and will not be registered under the Securities Act, and that the issuance of those shares is being made in reliance on a private placement exemption;

          3.2.1.2 is acquiring those shares for its own account;

          3.2.1.3 acknowledges those shares are not freely transferable;

          3.2.1.4 has had the opportunity to ask all questions and to obtain all other information from the Merger Subsidiary and Corel as it has deemed necessary in connection with its decision to acquire those shares; and

          3.2.1.5 acknowledges that it is not acquiring those shares as a result of any "general solicitation" or "general advertising," as those terms are used in Regulation D under the Securities Act.

     3.2.2 NO FOREIGN PERSON. Each Principal Stockholder that is acquiring shares forming part of the Total Equity Consideration is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

     3.2.3 INCORPORATION AND STATUS OF THE PRINCIPAL STOCKHOLDER. If an Entity, the Principal Stockholder is duly formed and validly existing under the laws of its jurisdiction of formation.

     3.2.4 POWER OF THE PRINCIPAL STOCKHOLDER AND DUE AUTHORIZATION. If an Entity, the Principal Stockholder has all necessary power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and each of the Related Agreements to which the Principal Stockholder is a party has been duly authorized by the Principal Stockholder. This Agreement has been duly executed and delivered by the Principal Stockholder and is a valid and binding obligation of the Principal Stockholder, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, each of the Related Agreements to which the Principal Stockholder is a party will be duly executed and delivered by the Principal Stockholder and will be valid and binding obligations of the Principal Stockholder, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies, provided that (i) no representation as to enforceability is made with respect to the agreements described in section 4.1.6. and (ii) the enforceability of the indemnification provisions contained in Schedule B to the Corel Minority Shareholders' Agreement may be limited by applicable federal or state securities laws.

     3.2.5 TITLE TO, AND RIGHT TO SELL, PURCHASED SHARES. Each Principal Stockholder is the sole registered and beneficial owner of those Jasc Shares set out opposite the Principal Stockholder's name on Schedule 3.1.3 with good and marketable title to those Jasc Shares, free of all Charges.

     There are no subscriptions, warrants, options, calls, or other rights or Contracts to which the Corporation or any Principal Stockholder is subject to or bound which in any way limit or restrict the consummation of the Transaction (specifically in respect of that Principal Stockholder's Jasc Shares) and there are no shareholders agreements, pooling agreements, voting trusts or other Contracts with respect to the voting of the Jasc Shares other than as set out in Schedule 3.1.3. At or prior to the Time of Closing, those agreements and restrictions will have been complied with or terminated (and evidence in form and substance satisfactory to the Merger Subsidiary to that effect will have been provided to the Merger Subsidiary).

     3.2.6 NO CONTRAVENTION BY PRINCIPAL STOCKHOLDERS. None of the entering into of this Agreement or any Related Agreement, the consummation of the Transaction or the performance by each Principal Stockholder of that Principal Stockholder's other obligations under this Agreement or any Related Agreement to which it is a party (a) will contravene, breach or result in any default under (1) if the Principal Stockholder is an Entity, the certificate of incorporation, by-laws, constating documents or other organizational documents of that Principal Stockholder, or (2) any license, permit, order, judgment, decree or Law to which the Principal Stockholder is a party or by which it may be bound or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with or results in or will result in any modification of any of the terms of or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of, any Contract to which the Principal Stockholder is a party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contract.

     3.2.7 ACCREDITED INVESTOR. Each of the Principal Stockholders is an Accredited Investor.

     3.2.8 APPOINTMENT OF STOCKHOLDER REPRESENTATIVE. Each Principal Stockholder designates and appoints Robert V. Voit as the Stockholder Representative under this Agreement and authorizes the Stockholder Representative to take such actions on behalf of such Principal Stockholder under this Agreement, including, but not limited to, accepting notices, reviewing information provided to the Stockholder Representative and executing the certificate required in section 4.1.1 on behalf of each Jasc Stockholder, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken, or omitted to be taken, by it in good faith in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not be liable for actions he takes or fails to take in the absence of his own gross negligence or willful misconduct.

3.3  BY MERGER SUBSIDIARY AND COREL HOLDINGS

          Each of the Merger Subsidiary and Corel Holdings, severally and not jointly, represents and warrants to the Corporation and the Jasc Stockholders as follows and acknowledges that the Corporation and the Jasc Stockholders are relying upon the following representations and warranties in connection with the
Transaction:

     3.3.1 INCORPORATION AND STATUS. Each of the Merger Subsidiary and Corel Holdings is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

     3.3.2 CORPORATE POWER AND DUE AUTHORIZATION. Each of the Merger Subsidiary and Corel Holdings has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement and the Related Agreements to which is party. Each of this Agreement and each of the Related Agreements to which it is a party has been duly authorized by each of the Merger

     Subsidiary and Corel Holdings. This Agreement has been duly executed and delivered by each of the Merger Subsidiary and Corel Holdings and is a valid and binding obligation of each of the Merger Subsidiary and Corel Holdings, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing each of the Related Agreements to which it is a party will be duly executed and delivered by each of the Merger Subsidiary and Corel Holdings and will be valid and binding obligations of the Merger Subsidiary and Corel Holdings, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

     3.3.3 NO CONTRAVENTION. None of the entering into of this Agreement, any Related Agreement to which it is a party, the consummation of the Transaction nor the performance by each of the Merger Subsidiary and Corel Holdings of its other obligations under this Agreement and the Related Agreements to which it is a party (a) will contravene, breach or result in any default under (1) the articles of incorporation, by-laws, constating documents or other organizational documents of the Merger Subsidiary or Corel Holdings, as applicable, or (2) any Contract, license, permit, order, judgment, decree or Law to which the Merger Subsidiary is a party or by which the Merger Subsidiary or Corel Holdings, as applicable, may be bound, or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with, or results in or will result in any modification of any of the terms of, or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of, any Contract to which the Merger Subsidiary or Corel Holdings, as applicable, is a party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contact.

     3.3.4 APPROVALS AND CONSENTS. Except as set out on Schedule 3.3.4, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by the Merger Subsidiary and Corel Holdings or the consummation of the Transaction.

3.4  BY COREL

          Corel represents and warrants to the Corporation and the Jasc Stockholders as follows and acknowledges that the Corporation and the Jasc Stockholders are relying upon the following representations and warranties in connection with the Transaction:

     3.4.1 INCORPORATION AND STATUS OF COREL. Corel is duly incorporated and validly existing under the laws of the Province of Ontario.

     3.4.2 CORPORATE POWER OF COREL AND DUE AUTHORIZATION. Corel has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and each of the Related Agreements to which it is a party has been duly authorized by Corel. This Agreement has been duly executed and delivered by Corel and is a valid and binding obligation of Corel, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, each of the Related Agreements to which it is a party will be duly executed and delivered by Corel and will be valid and binding obligations of Corel, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies provided that no representation as to enforceability is made with respect to the agreements described in section 4.1.6.

     3.4.3 CAPITAL OF COREL. Schedule 3.4.3 sets out particulars of the authorized and issued securities of Corel (including shares, options, warrants, other rights to acquire securities and debt instruments).

     3.4.4 NO OBLIGATIONS TO ISSUE SECURITIES. Except as set out in Schedule 3.4.4, there are no agreements, options, warrants, rights of conversion or other rights or Contracts pursuant to which Corel is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of Corel, other than pursuant to the terms of Corel's existing Series A Participating Convertible Preferred Shares, Class A Common Shares and Corel's Share Option and Phantom Share Unit Plan dated December 1, 2003. The issuance of the Corel Common Shares under this Agreement does not give rise to any preemptive rights or an adjustment of the conversion price of any outstanding securities of Corel.

     3.4.5 NO CONTRAVENTION OF COREL. None of the entering into of this Agreement, any Related Agreement to which it is a party, the consummation of the Transaction nor the performance by Corel of its obligations under this Agreement (including the issuance by Corel of the Total Equity Consideration) and the Related Agreements to which it is a party (a) will contravene, breach or result in any default under (1) the restated articles of incorporation, by-laws, constating documents or other organizational documents of Corel, or (2) any Contract, license, permit, order, judgment, decree or Law to which the Corel is a party or by which Corel may be bound, or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with, or results in or will result in any modification of any of the terms of, or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of, any Contract to which Corel is party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contract, except to the extent that the contravention, breach or default would not result in a material adverse effect to Corel.

     3.4.6 APPROVALS AND CONSENTS. Except as set out on Schedule 3.4.6, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by Corel.

     3.4.7 EQUITY CONSIDERATION. All the Corel Common Shares comprising the Total Equity Consideration, when issued and delivered in accordance with this Agreement, will be duly and validly issued and will be outstanding as fully paid and non-assessable shares.

     3.4.8 COREL FINANCIAL STATEMENTS. The Corel Audited Financial Statements and the Corel Unaudited Financial Statements (copies of which have been provided by Corel to the Corporation and the Jasc Stockholders) have been prepared in accordance with Canadian GAAP (subject to usual year-end adjustments in the case of the Corel Unaudited Financial Statements) consistently applied throughout the periods indicated and fairly, completely and accurately present the consolidated financial position of Corel and the results of its consolidated operations as of the dates and throughout the periods indicated and there has been no material adverse change in the consolidated financial position of Corel from that reflected in the Corel Audited Financial Statements.

     3.4.9 SUFFICIENCY OF CAPITAL, ACCESS TO CAPITAL. As of the Closing Date, Corel will have sufficient capital or credit arrangements in place to pay the Asset Sale Cash Consideration and the Total Adjusted Merger Cash Consideration on the Closing.

3.5  NO FINDER'S FEES

          Each of the Principal Stockholders and the Corporation represents and warrants to the Merger Subsidiary that neither the Corporation nor any Principal Stockholder has taken, and each agree that it will not take, any action that would cause the Corporation, the Merger Subsidiary or the Surviving Corporation to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment, except for commissions and fees due to Goldsmith Agio Helms, which will be paid by the Jasc Stockholders pursuant to section 5.11.6.

3.6  SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

          To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement will survive the Closing and will continue as set out below:

     3.6.1 all representations and warranties, except those set out in sections 3.1.1.1, 3.1.1.3, 3.1.2, 3.1.3, 3.1.5, 3.1.6(a), 3.1.24, 3.2.3, 3.2.4 and
     3.2.5, and sections 1.3, 1.4 and 1.5 of the Jasc Stockholder Signature Page will terminate at the expiration of 18 months following the Closing;

     3.6.2 the representations and warranties set out in sections 3.1.1.1, 3.1.1.3, 3.1.2, 3.1.3, 3.1.5, 3.1.6(a), 3.2.3, 3.2.4 and 3.2.5, and
     sections 1.3, 1.4 and 1.5 of the Jasc Stockholder Signature Page will survive the Closing indefinitely;

     3.6.3 the representations and warranties set out in section 3.1.24 will, subject to section 3.6.4, terminate at the expiration of the Tax Reassessment Period;

     3.6.4 there will be no termination of the representations and warranties set out in section 3.1.24 to the extent that any misrepresentation has been made or fraud has been committed in filing a return or in supplying information for the purposes of any legislation imposing Taxes on the Corporation; and

     3.6.5 no claim for breach of representation or warranty will be valid unless the party against whom that claim is made has been given notice of the claim before the date on which the applicable representation or warranty will have terminated in accordance with the foregoing.

                                    ARTICLE 4
                                   CONDITIONS

4.1  CONDITIONS FOR THE BENEFIT OF COREL AND THE MERGER SUBSIDIARY

          The obligations of the Merger Subsidiary and Corel to consummate and effect the Transaction and the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at (except with respect to section 4.1.8.9 which must be satisfied prior to the Effective Time) or prior to the Effective Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Merger Subsidiary and Corel):

     4.1.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH COVENANTS. The representations and warranties of the Jasc Stockholders and of the Corporation made in or pursuant to this Agreement will be true and correct in all material respects (except for any representations and warranties which are qualified by materiality in Article 3, which representations and warranties will be strictly true and correct) at the Time of Closing with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the Jasc Stockholders or the Corporation at or prior to the Time of Closing will have been performed in all material respects; neither the Jasc Stockholders nor the Corporation will be in breach of any agreement on its part contained in this Agreement; and the Merger Subsidiary and Corel will have received a certificate confirming the foregoing, signed for and on behalf of each Jasc Stockholder and the Corporation (and, in the case of the Corporation or of a Jasc Stockholder which is an Entity, by senior officers or directors or other persons acceptable to the Merger Subsidiary), in the form attached as Schedule 4.1.1.

     4.1.2 OPINION OF FAEGRE & BENSON LLP. The Merger Subsidiary and Corel will have received an opinion of Faegre & Benson LLP in the form and substance as attached as Schedule 4.1.2.1. In addition, the Merger Subsidiary and Corel will have received an opinion of Thomsen & Nybeck, P.A. addressing the matters set out in Schedule 4.1.2.2 in respect of the Robert V. Voit GRAT.

     4.1.3 FORCE MAJEURE. No fire, war, strike, riot, labor dispute, technical failure, or an act of God will have occurred (1) that restrains or prohibits the Corporation for a period of at least five (5) Business Days from carrying on in any material respect the Business as the Business is being carried on at the date of this Agreement; or (2) has or would reasonably be expected to have a material adverse effect on the Business, assets, financial condition, results of operations or prospects of the Corporation and/or the Business or which would materially and adversely affect the consummation of the Transaction.

     4.1.4 NO ADVERSE LEGISLATION. No Laws will have been enacted that restrain or prohibit the Corporation from carrying on the Business as the Business is being carried on at the date of this Agreement.

     4.1.5 NO ACTION TO RESTRAIN. No Proceeding will be pending by any Person (other than Corel or Merger Subsidiary or an Affiliate of Corel or a person acting on the behalf of or at the request of any Affiliate of Corel) to restrain or prohibit:

          4.1.5.1 the consummation of the Transaction as contemplated by this Agreement; or

          4.1.5.2 the Corporation from carrying on the Business as the Business is being carried on at the date of this Agreement.

     4.1.6 [RESERVED].

     4.1.7 CONSENTS AND APPROVALS. The following consents, authorizations and approvals will have been delivered to the Merger Subsidiary. In the case of Required Consents, the form and substance of the consents, authorizations and approvals will be substantially similar to the form of consent attached as Exhibit B:

          4.1.7.1 [Reserved];

          4.1.7.2 approval of the Transaction by the affirmative vote of the holders of the requisite majority of the outstanding Jasc Shares in accordance with Minnesota Law; and

          4.1.7.3 all Closing Required Consents.

     4.1.8 DELIVERY OF OTHER AGREEMENTS AND DOCUMENTS. The following agreements and documents, duly executed by the Corporation, each of the Principal Stockholders and each of the other Jasc Stockholders, as applicable, will have been delivered to the Merger Subsidiary, with respect to subsections
     4.1.8.1 and 4.1.8.9 in the forms attached to this Agreement and with respect to subsection 4.1.8.2, substantially in the form attached to this Agreement with such changes as may be reasonably agreed to by the Stockholder Representative and the Merger Subsidiary:

          4.1.8.1 the Corel Minority Shareholders Agreement;

          4.1.8.2 the Escrow Agreement;

          4.1.8.3 [Reserved]

          4.1.8.4 [Reserved];

          4.1.8.5 each of the Jasc Stockholders (including any holder of Convertible Securities that exercises those securities and acquires Jasc Shares as contemplated by section 2.13) will have delivered a Jasc Stockholder Signature Page;

          4.1.8.6 [Reserved];

          4.1.8.7 evidence that as contemplated by section 5.11, the Stockholder Expenses have been fully satisfied prior to the Closing Date; or irrevocable directions have been provided to Corel directing Corel to fully satisfy the Stockholder Expenses not satisfied prior to the Closing Date directly out of the Asset Cash Consideration;

          4.1.8.8 [Reserved]; and

          4.1.8.9 the Transfer Agreement.

     4.1.9 Q3 NET REVENUE. The Corporation will have Initial Q3 Net Revenue of at least $7,000,000.

     4.1.10 EXERCISE OF DISSENTERS' RIGHTS. Jasc Stockholders holding less than two percent (2%) of the issued and outstanding Jasc Shares will have exercised appraisal or dissenters' rights in accordance with the provisions of Minnesota Law.

     4.1.11 CERTAIN TERMINATIONS. The Corporation will accrue for all Severance Payments made to each of Jonathan C. Ort and Craig Letourneau in connection with that Person's termination of employment, as of September 30, 2004.

          If any of the conditions contained in this section 4.1 are not fulfilled or performed at (except with respect to section 4.1.8.9 which must be satisfied prior to the Effective Time and except as a direct result of actions taken or not taken by Jasc at the specific direction of Corel pursuant to section 5.1) or prior to the Effective Time to the satisfaction of the Merger Subsidiary and Corel (acting reasonably), the Merger Subsidiary and Corel may, by notice to the Stockholder Representative, terminate this Agreement and the obligations of the Corporation, the Principal Stockholders, the Merger Subsidiary and Corel under this Agreement other than the obligations contained in sections 3.5, 8.1 and 8.3. Any condition may be waived in whole or in part by the Merger Subsidiary and/or Corel without prejudice to any claims it may have for breach of covenant, representation or warranty.

4.2  CONDITIONS FOR THE BENEFIT OF THE CORPORATION

          The obligation of the Corporation to consummate and effect the Transaction and the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at (except with respect to section
4.2.5.3 which must be satisfied prior to the Effective Time) or prior to the Effective Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Corporation):

     4.2.1 ACCURACY OF REPRESENTATIONS OF MERGER SUBSIDIARY AND COREL AND COMPLIANCE WITH COVENANTS. The representations and warranties of the Merger Subsidiary and Corel made in or pursuant to this Agreement will be true and correct in all material respects at the Time of Closing (except for any representations and warranties which are qualified by materiality in
     Article 3, which representations and warranties will be strictly true and correct) with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the Merger Subsidiary and Corel at or prior to the Time of Closing will have been performed in all material respects; neither the Merger Subsidiary nor Corel will be in breach of any agreement on its part contained in this Agreement; and the Corporation and the Stockholder Representative will have received a certificate confirming the foregoing, signed for and on behalf of the Merger Subsidiary and Corel by senior officers or directors of the Merger Subsidiary and Corel or other persons acceptable to the Stockholder Representative, in form and substance satisfactory to the Stockholder Representative and Jasc Counsel.

     4.2.2 OPINION OF TORYS LLP. The Corporation and Jasc Stockholders will have received an opinion of Torys LLP in the form and substance as attached as
     Schedule 4.2.2.1 and an opinion of Stewart McKelvey Stirling Scales LLP in the form and substance as attached as Schedule 4.2.2.2.

     4.2.3 NO ACTION TO RESTRAIN. No Proceeding will be pending by any Person to restrain or prohibit the Transaction.

     4.2.4 [RESERVED]

     4.2.5 DELIVERY OF OTHER AGREEMENTS. The following agreements, duly executed by Corel and/or the Merger Subsidiary, as applicable, will have been delivered to each of the Jasc Stockholders who is a party to the applicable agreement, with respect to subsections 4.2.5.1 and 4.2.5.3 in the forms attached to this Agreement and with respect to subsection 4.2.5.2 substantially in the form attached to this Agreement with such changes as may be reasonably agreed to by the Stockholder Representative and the Merger Subsidiary:

          4.2.5.1 the Corel Minority Shareholders Agreement;

          4.2.5.2 the Escrow Agreement; and

          4.2.5.3 the Transfer Agreement.

          If any of the conditions contained in this section 4.2 are not fulfilled or performed at (except with respect to section 4.2.5.3 which must be satisfied prior to the Effective Time) or prior to the Effective Time to the satisfaction of the Corporation (acting reasonably), the Corporation may, by notice to the Merger Subsidiary and Corel terminate this Agreement and the obligations of the Corporation, the Jasc Stockholders, the Merger Subsidiary and Corel under this Agreement other than the obligations contained in sections 3.5,
8.1 and 8.3. Any condition may be waived in whole or in part by the

Corporation without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                    ARTICLE 5
                      ADDITIONAL AGREEMENTS OF THE PARTIES

5.1  ACCESS TO INFORMATION

          The Corporation will give, and the Principal Stockholders will cause the Corporation to give, until the Time of Closing, to the Merger Subsidiary, Corel and their respective accountants, legal advisers and representatives during normal business hours full access to their premises, all their assets, books, accounts, tax returns, contracts, commitments and records and to their personnel and to furnish them with all such information relating to the Business (collectively, the "JASC FACILITIES AND INFORMATION") and their affairs and assets as the Merger Subsidiary and/or Corel may reasonably request. In addition, the Corporation will give, and the Principal Stockholders will cause the Corporation to give, until the Time of Closing, to the Merger Subsidiary, Corel and their representatives reasonable access to the Jasc Facilities and Information to conduct ongoing integration and transaction planning which includes the initiation of customer surveys of existing Jasc customers; provided, however, that the Merger Subsidiary, Corel and their representatives shall have no right to legally bind the Corporation and, provided further, that the Stockholder Representative shall be provided with information about the integration and transaction planning that is being conducted and shall have the right to cause the delay or termination of such planning activities if he reasonably believes that it is necessary to do so in order to allow the Corporation to carry on the Business as the Business is being carried on at the date of this Agreement. No investigation made by the Merger Subsidiary, Corel or their respective representatives will affect the Merger Subsidiary's and/or Corel's right to rely on any representation or warranty made by the Jasc Stockholders or the Corporation in this Agreement or in any document contemplated by this Agreement or derogate from the Jasc Stockholders' acknowledgement of that reliance in sections 3.1 and 3.2 and the Jasc Stockholder Signature Page, as applicable.

5.2  CONDUCT OF BUSINESS UNTIL TIME OF CLOSING

          Except as expressly provided in this Agreement or except with the prior written consent of the Merger Subsidiary, prior to the Time of Closing the Corporation will, and the Principal Stockholders will cause the Corporation to:

     5.2.1 operate the Business only in the ordinary course, consistent with past practice and, to the extent consistent with that operation, use best efforts to preserve its business organization, including the services of its officers and employees, and its business relationships with customers, suppliers and others having business dealings with it;

     5.2.2 maintain all its assets, whether owned or leased, in good condition and repair and, subject to section 5.7, maintain insurance upon all its assets comparable in amount, scope and coverage to that in effect on the date of this Agreement;

     5.2.3 satisfy or accrue all salary obligations to employees of the Corporation, as incurred up until and including the Closing Date;

     5.2.4 maintain its books, records and accounts in the ordinary course on a basis consistent with past practice (including the recording and/or treatment by the Corporation of accounts receivable and payable); and

     5.2.5 do or refrain from doing all acts and things in order to ensure that the representations and warranties in section 3.1 remain true and correct in all material respects at the Time of Closing (except for any representations and warranties which are qualified by materiality in section 3, which representations and warranties are to be strictly true and correct) as if those representations and warranties were made at and as of that date and to satisfy or cause to be satisfied the conditions in section
     4.1 which are within its control.

5.3  NEGATIVE COVENANT

          Except as expressly provided in this Agreement or listed in Schedule
5.3 or except with the prior written consent of the Merger Subsidiary, prior to the Time of Closing the Corporation will not, and the Principal Stockholders will ensure that the Corporation will not:

     5.3.1 amend its certificate of incorporation, by-laws, constating documents or other organizational documents;

     5.3.2 merge or consolidate with, or acquire all or substantially all the shares or assets of, any Person;

     5.3.3 transfer, lease, license, sell or otherwise dispose of any of its assets, other than inventory and non-exclusive licenses to the Key Software Programs in the ordinary course of the Business, consistent with past practice;

     5.3.4 do any act or thing of the kind described in section 3.1.13 or enter into any Contract of the kind described in sections 3.1.16 or 3.1.25; or

     5.3.5 without limiting the generality of this section 5.3, change the Corporation's pricing policies, announce new products, hire or terminate key employees, terminate master representatives, enter into, renew or terminate significant Contracts or alter any employee compensation or benefits (including any profit sharing or equity participation plans) or other terms and conditions of employment.

5.4  MERGER SUBSIDIARY'S COVENANT

          Except as expressly provided in this Agreement or except with the prior written consent of the Corporation, prior to the Time of Closing each of the Merger Subsidiary and Corel will do or refrain from doing all acts and things in order to ensure that the representations and warranties in sections
3.2 and 3.4 remain true and correct in all material respects at the Time of Closing (except for any representations and warranties which are qualified by materiality in section 3, which representations and warranties are to be true and correct) as if those representations and warranties were made at and as of that date and to satisfy or cause to be satisfied the conditions in section 4.2 which are within each entity's respective control.

5.5  CORPORATE ACTION, RELEASES

          At or prior to the Time of Closing, the Principal Stockholders will cause all necessary corporate action to be taken for the purpose of approving the Transaction and the transactions contemplated by this Agreement. If requested by the Merger Subsidiary, the Principal Stockholders will cause nominees of the Merger Subsidiary to be elected or appointed directors of the Corporation to fill any vacancies.

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                                      -49-


5.6  OBTAINING OF CONSENTS AND APPROVALS

          The Principal Stockholders will, and will cause the Corporation to, use best efforts to deliver, at or prior to the Time of Closing, the Required Consents.

5.7  ADDITIONAL INSURANCE

          The Principal Stockholders will, at the request and expense of the Merger Subsidiary, cause the Corporation to place promptly any additional insurance on its insurable assets and/or to place any additional public liability or other insurance as the Merger Subsidiary may request.

5.8  NON-SOLICITATION

          Neither the Corporation (including its directors, officers, employees and agents) nor any Jasc Stockholder will initiate, encourage, cooperate with, provide non-public information to or participate in any discussions with any third party (other than its professional advisors) regarding the Transaction or any other proposed financing of the Corporation or sale of the Corporation's securities or assets, and the Corporation and each Jasc Stockholder will immediately terminate any such discussions currently in progress. If, prior to the earlier of the Time of Closing and termination of this Agreement, the Corporation or a Jasc Stockholder receives an inquiry concerning a proposed transaction that could be inconsistent with the Transaction, then the Corporation or that Jasc Stockholder will immediately notify the Merger Subsidiary of that event and provide the Merger Subsidiary with a copy of that proposal (if in writing) or a summary of that inquiry (if oral).

5.9  [RESERVED]

5.10 TAX MATTERS

     5.10.1 The Merger Subsidiary and the Jasc Stockholders will make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax Law), with respect to the Transaction. The Merger Subsidiary and the Jasc Stockholders will cooperate fully with each other in the making of that election. In particular, and not by way of limitation, in order to effect that election, promptly upon the request of the Merger Subsidiary, each of the Jasc Stockholders will execute with the Merger Subsidiary necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed with that form pursuant to applicable Treasury regulations.

     5.10.2 The Transaction Consideration and the liabilities of the Corporation assumed by the Merger Subsidiary under this Agreement will be allocated to the assets of the Corporation substantially as set out in Schedule 5.10.2. The parties agree that the Schedule 5.10.2 attached to this Agreement on the date of this Agreement is in draft form (the "DRAFT SCHEDULE 5.10.2") and that the final Schedule 5.10.2 (the "FINAL SCHEDULE 5.10.2") will be delivered by the Merger Subsidiary to the Stockholder Representative at least 2 Business Days prior to the Closing Date. The Final Schedule 5.10.2 will (i) contain the identical line items as the Draft Schedule 5.10.2 (and will not contain any additional items), and (ii) reflect amounts allocated to "Property, plant and equipment" and "Non-compete" that will not be more than 3 times the value allocated to those items in the Draft Schedule
     5.10.2. The parties agree that this allocation is intended to comply with the allocation method required by Section 338 of the Code. The parties will cooperate to comply with all substantive and procedural requirements of
     Section 338 of the Code and any applicable regulations, and the allocation will be adjusted if, and to the extent, necessary to comply with the requirements of Section 338 of the Code. Neither the Merger Subsidiary nor any of the Jasc

     Stockholders will take, nor permit any Affiliated person to take, for federal, state or local income Tax purposes, any position inconsistent with
     (i) the allocation set out in Schedule 5.10.2, or, if applicable, that adjusted allocation; and/or (ii) the description of the Transaction as set out in section 2.1.

     5.10.3 The Principal Stockholders will prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Corporation for taxable periods ending on or prior to the Closing Date (a "PRE-CLOSING TAX PERIOD") including any short period return for the Corporation ending at the end of the day on the Closing Date. The Principal Stockholders shall provide Corel copies of the Tax Returns at least 30 days prior to the due date for filing the specific Tax Return, and Corel shall have the right to comment on any of those Tax Returns.

     5.10.4 Subject to the process set out in section 6.3, each of Corel on the one hand, and the Jasc Stockholders on the other hand (each a "RECIPIENT"), shall notify the other party in writing within 20 days of receipt by the Recipient of written notice of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administration or Proceeding or other claim which could affect the liability for Taxes of the other party (a "TAX CLAIM"). The Jasc Stockholders agree that they will not settle any Proceeding in respect of a Tax Claim in a manner which could potentially materially affect, Corel, the Corporation or the Surviving Corporation for any taxable period that ends after the Closing Date without the prior consent of Corel. Corel agrees that it will not settle or allow to be settled any Proceeding in respect of a Tax Claim in a manner which could reasonably be expected to have a material affect on the Jasc Stockholders for any taxable period that ends before the Closing Date without the prior written consent of the Stockholder Representative, which consent will not be unreasonably withheld. In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the Jasc Stockholders will be entitled to participate at their expense in any Tax Claim relating in any part to Taxes attributable to the portion of that Straddle Period deemed to end on or before the Closing Date, and with the written consent of Corel, at the Jasc Stockholders' sole expense, may assume the control of the entire Tax Claim.

5.11 CERTAIN PAYMENTS AND EXPENSES

     5.11.1 Prior to the Effective Time, and except as set forth in section 5.16, the Jasc Stockholders will, or will cause the Corporation to, satisfy any liability for severance pay, penalty, bonus (pro rata or otherwise) or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or Affiliate of the Corporation (each, a "SEVERANCE PAYMENT") that were either (1) incurred prior to the Time of Closing or (2) required to be satisfied in connection with the consummation of the Transaction as a result of a change of control or otherwise, including any amounts due to holders of Convertible Securities pursuant to section 2.13 or amounts contemplated by section
     4.1.11. Following the Closing Date, by way of pro rata cash payment calculated based upon the Jasc Stockholder's Ownership Percentage, the Jasc Stockholders will satisfy Severance Payments that are required by Contract or Law to be satisfied as a result of the consummation of the Merger (and the resulting change of control) and/or the Asset Sale. All of the foregoing expenses shall include all associated payroll Taxes.

     5.11.2 Prior to the Effective Time, the Jasc Stockholders will, or will cause the Corporation to, satisfy all costs and expenses incurred by the Corporation in connection with the consummation of the Merger, including any costs in connection with the obtaining of the Consents referred to in section 5.6.

     5.11.3 Prior to the Effective Time, the Jasc Stockholders will, or will cause the Corporation to, satisfy 50% of any filing fees payable in connection with any filings made under the HSR Act.

     5.11.4 If the costs and fees specified in sections 5.11.1, 5.11.2 and/or
     5.11.3 are not satisfied prior to the Effective Time or taken into account in the calculation of the Asset Sale Cash Consideration and/or the Total Adjusted Merger Cash Consideration, those costs and fees will be reflected on the Working Capital Closing Balance Sheet as current liabilities.

     5.11.5 The Jasc Stockholders will satisfy all fees, expenses and other required payments relating to the exercise of dissenter's rights by Jasc Stockholders under Minnesota Law.

     5.11.6 The Jasc Stockholders will satisfy all fees and expenses of investment bankers (including, for greater certainty, commissions and fees due to Goldsmith Agio Helms as referenced in section 3.5) of the Jasc Stockholders and/or the Corporation incurred in connection with negotiation and settlement of this Agreement and the consummation of the Transaction.

     5.11.7 Satisfaction of the payments set out in this section 5.11 will not constitute a breach of any covenant in section 5.3 of this Agreement.

5.12 GOODWILL

          Each Principal Stockholder and the Corporation covenants and agrees that the Principal Stockholder and the Corporation will not take or omit to take any action which could directly or indirectly impair the goodwill of the Corporation or the Business or the business reputation or good name of the Corporation.

5.13 COOPERATION

          The parties will cooperate fully in good faith with each other and their respective legal advisers, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

5.14 TERMINATION

          This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the Jasc Stockholders) by:

     5.14.1 mutual written agreement of Corel and the Corporation;

     5.14.2 either Corel or the Corporation, by written notice to the other, if the Transaction has not been consummated by October 31, 2004 or any later date as Corel and the Corporation may mutually agree (provided that the right to terminate this Agreement under this section 5.14.2 will not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Transaction by such date). For greater certainly, (i) the condition set out in section 4.1.7.3 does not constitute an "obligation" for the purposes of this section; and (ii) without limitation, the Corporation may not terminate pursuant to this section 5.14.2 in the event that section 5.6 has been breached;

     5.14.3 either Corel or the Corporation, by written notice to the other, if the stockholder approval referred to in section 4.1.7.2 is not obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of Jasc Stockholders or at any adjournment of that meeting or by written consent in lieu of a meeting; or

     5.14.4 either Corel or the Corporation, by written notice to the other, if there will be any applicable Law that makes the consummation of the Transaction illegal or otherwise prohibited or if any order of a Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Transaction, and that order becomes final and non-appealable.

     Sections 3.5, 8.1 and 8.3 of this Agreement will survive the termination of this Agreement pursuant to this section 5.14.

5.15 JASC STOCKHOLDER APPROVAL

     5.15.1 The Corporation will promptly after the date of this Agreement take all actions necessary to call a meeting of the Jasc Stockholders (including the delivery to Jasc Stockholders of all material required by Minnesota
     Law) to be held as promptly as practicable for the purpose of voting upon this Agreement and the Transaction (the "JASC STOCKHOLDERS MEETING") or obtain the unanimous written consent of all Jasc Stockholders approving this Agreement and the Transaction. The Corporation will, through its board of directors, unanimously recommend to the Jasc Stockholders approval of this Agreement and the Transaction.

     5.15.2 Each of the Principal Stockholders hereby agrees to vote that Principal Stockholder's Jasc Shares in favor of this Agreement and the Transaction at the Jasc Stockholders Meeting or in the written consent. If requested by the Stockholder Representative, each Principal Stockholder agrees to grant the Stockholder Representative a proxy to vote that Principal Stockholder's Jasc Shares in favor of this Agreement and the Transaction.

5.16 JASC YE BONUS PROGRAM

          Notwithstanding anything to the contrary in this Agreement, the Jasc Stockholders will not be liable for any amounts associated with the Jasc YE Bonus Program, including to the extent those amounts should have been accrued on the Initial Closing Balance Sheet or the Working Capital Closing Balance Sheet. Corel agrees that any liability the Corporation has to make payments in accordance with the Jasc YE Bonus Program will be solely the responsibility and liability of the Merger Subsidiary or Corel following the Closing and the Corel Indemnified Parties will have no right to indemnification for any losses, damages or deficiencies from their obligation to make any payments that become due.

5.17 JASC FOUNDER'S COMPUTER AND CELL PHONE

          At the Closing, the Corporation will sell to Robert V. Voit the computer and cell phone of the Corporation used by Mr. Voit for a total purchase price of $1, which items will become the personal property of Mr. Voit.

5.18 POST-CLOSING ACCESS

          Following the Closing Date, Corel will provide each Jasc Stockholder and their accounting advisors with reasonable access to the books and records of the Corporation and appropriate accounting and finance personnel of Corel, the Merger Subsidiary and/or the Surviving Corporation (during standard business hours and upon reasonable advance written notice from the Jasc Stockholder) in connection with the filing of the Jasc Stockholder's "Sub S" tax return for the 2004 fiscal year or the audit of those tax returns for any prior year, and for purposes of taking actions required by this Agreement, such as the actions specified in sections 2.9, 2.10,
2.14 and 5.10.3.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.1  INDEMNIFICATION

     6.1.1 Indemnification by the Principal Stockholders

          Each of the Principal Stockholders, jointly and severally, hereby agrees to defend, indemnify and hold harmless the Merger Subsidiary, Corel and the Surviving Corporation (collectively, the "COREL INDEMNIFIED PARTIES") for and from:

          6.1.1.1 any loss, damages or deficiencies suffered by a Corel Indemnified Party as a result of any breach of a representation and warranty contained in section 3.1 or a covenant on the part of any Principal Stockholder or on the part of the Corporation contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

          6.1.1.2 all claims, demands, costs and expenses, including legal fees and applicable Taxes, in respect of the foregoing.

     6.1.2 Indemnification by the Jasc Stockholders

          Each of the Jasc Stockholders, severally and not jointly, hereby agrees to defend, indemnify and hold harmless the Corel Indemnified Parties for and from:

          6.1.2.1 any loss, damages or deficiencies suffered by a Corel Indemnified Party as a result of any breach of a representation and warranty given by that Jasc Stockholder in section 3.2 or a covenant on the part of that Jasc Stockholder in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement (including, for greater certainty, the Jasc Stockholder Signature Page; and

          6.1.2.2 all claims, demands, costs and expenses, including legal fees and applicable Taxes, in respect of the foregoing.

     6.1.3 Exceptions

          Notwithstanding the foregoing, no Principal Stockholder or any other Jasc Stockholder will have any obligation to defend, indemnify or hold harmless the Corel Indemnified Parties for or from any loss, damages or deficiencies suffered by a Corel Indemnified Party:

          6.1.3.1 that relates to matters for which the Principal Stockholders and the other Jasc Stockholders are entitled to be indemnified by Corel and the Merger Subsidiary as set out in section 6.1.4 below; and

          6.1.3.2 to the extent that loss, damage or deficiency has been included in the Closing Working Capital Amount such that the Closing Balance Sheet or the related working papers specifically identifies that particular accrual or adjustment as relating to the particular loss, damage or deficiency.

     6.1.4 Indemnification by Merger Subsidiary and Corel

          Each of Corel and the Merger Subsidiary, jointly and severally, hereby agree to defend, indemnify and hold harmless the Principal Stockholders and Jasc Stockholders for and from any loss or damages suffered by the Principal Stockholders and/or Jasc Stockholders as a result of a violation of applicable Laws (including Laws related to privacy and sweepstakes) caused by the solicitation for, distribution of or collection of the Surveys (as defined in the letter agreement executed by Corel dated September 20, 2004) on the same terms as set out in that letter.

6.2  NOTICE OF CLAIM

          A Corel Indemnified Party will promptly give notice to the Stockholder Representative of any claim for indemnification pursuant to section 6.1 (a "CLAIM", which term will include more than one Claim), provided that any delay or failure to so advise the Stockholder Representative will not relieve the applicable Jasc Stockholders from any liability except to the extent that the defense of that Claim is prejudiced by that delay or failure. That notice will specify whether the Claim arises as a result of a claim by a Person against the Corporation (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "COREL INDEMNIFIED PARTY'S CLAIM"), and will also specify with reasonable particularity (to the extent that the information is available):

     6.2.1 the factual basis for the Claim; and

     6.2.2 the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

6.3  PROCEDURE FOR INDEMNIFICATION

     6.3.1 COREL INDEMNIFIED PARTY'S CLAIMS. With respect to Corel Indemnified Party's Claims, following receipt of notice from the Corel Indemnified Party of a Claim, the Stockholder Representative will have 30 days to make any investigation of the Claim as the Stockholder Representative considers necessary or desirable. For the purpose of that investigation, the Corel Indemnified Party will make available to the Stockholder Representative and its authorized representatives the information relied upon by the Corel Indemnified Party to substantiate the Claim. If the Corel Indemnified Party and the Stockholder Representative agree at or prior to the expiration of that 30 day period (or any mutually agreed upon extension of that period) to the validity and amount of the Claim, the applicable Jasc Stockholder(s) will immediately pay to the Corel Indemnified Party the full agreed upon amount of the Claim.

     If the Corel Indemnified Party and the Stockholder Representative do not agree within that period (or any mutually agreed upon extension of that period), the Corel Indemnified Party and the Jasc Stockholders agree that the Corel Indemnified Party will be entitled to bring an action in a court of law to recover the full amount of the Claim and any costs incidental to the action.

     6.3.2 THIRD PARTY CLAIMS.

          6.3.2.1 With respect to any Third Party Claim, the applicable Jasc Stockholder(s) will have the right, at their own expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim and, in that event, the Jasc Stockholder(s) will reimburse the Corel Indemnified Party for all the Corel Indemnified Party's out-of-pocket expenses as a result of that participation or assumption. If the Jasc Stockholder(s) elect to assume that control, the Corel Indemnified Party will cooperate with the Jasc

          Stockholders, will have the right to participate in the negotiation, settlement or defense of the Third Party Claim at its own expense and will have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Jasc Stockholders and the Corel Indemnified Party will be retained by the Jasc Stockholders.

          6.3.2.2 If the applicable Jasc Stockholders, having elected to assume control as contemplated in section 6.3.2.1 then fail to defend the Third Party Claim within a reasonable time, the Corel Indemnified Party will be entitled to assume control and the applicable Jasc Stockholders will be bound by the results obtained by the Corel Indemnified Party with respect to the Third Party Claim.

6.4  ADDITIONAL RULES AND PROCEDURES

          The obligation of the Jasc Stockholders to indemnify the Corel Indemnified Parties in respect of Claims will also be subject to the following:

     6.4.1 Any Claim arising as a result of a breach of a representation or warranty contained in sections 3.1 or 3.2 will be made not later than the date on which, pursuant to section 3.6, that representation or warranty terminated.

     6.4.2 The Jasc Stockholders' obligation to indemnify the Corel Indemnified Parties will only apply if the Claims (including the latest Claim made but excluding Claims set out in section 6.4.4), in total, exceed $250,000 net of insurance proceeds and tax benefits, at which time the full amount of all of those Claims will be indemnifiable under this Agreement.

     6.4.3 The total amount payable by the Jasc Stockholders (either through the Escrow Fund or directly) in respect of Claims under this Article will not exceed $6.0 million.

     6.4.4 Notwithstanding section 6.4.3, there will be no limit on the amounts payable under this Article with respect to any Claim (1) based on the gross negligence or fraud of a Jasc Stockholder or the Corporation or (2) arising from a breach of a representation and warranty contained in one or more of sections 3.1.1.1, 3.1.1.3, 3.1.2, 3.1.3, 3.1.5, 3.1.6(a), 3.1.24, 3.2.3,
     3.2.4 and 3.2.5 and Sections 1.3, 1.4 and 1.5 of the Jasc Stockholder Signature Page, and or a breach of a covenant contained in sections 5.11 or
     8.3. For greater certainty, amounts payable in connection with any Claim which, pursuant to this section 6.4.4, is not subject to any limit, will not be aggregated with any other Claims that are subject to the limits set out in section 6.4.3.

     6.4.5 In the event that any Third Party Claim is of a nature that the Corel Indemnified Party is required by applicable Law to make a payment to any Person (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related Proceedings, the Corel Indemnified Party may make that payment and the applicable Jasc Stockholder(s) will, promptly after demand by the Corel Indemnified Party, reimburse the Corel Indemnified Party for any such payment. If the amount of any liability of the Corel Indemnified Party under the Third Party Claim in respect of which that payment was made, as finally determined, is less than the amount which was paid by the applicable Jasc Stockholder(s) to the Corel Indemnified Party, the Corel Indemnified Party will, promptly after receipt of the difference from the Third Party, pay the amount of that difference to the applicable Jasc Stockholder(s).

     6.4.6 Except in the circumstance contemplated by sections 6.4.5 and 6.3.2.2 and whether or not the applicable Jasc Stockholder(s) assume control of the negotiation, settlement or defense of any

     Third Party Claim, the Corel Indemnified Party will not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Stockholder Representative (which consent will not be unreasonably withheld), unless that settlement includes an unconditional release of the Corel Indemnified Party and the applicable Jasc Stockholder(s).

     6.4.7 The Corel Indemnified Party will not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Stockholder Representative notice of the Third Party Claim and an opportunity to contest the Third Party Claim.

     6.4.8 The Corel Indemnified Party and the Jasc Stockholders will cooperate fully with each other with respect to Third Party Claims, will keep each other fully advised with respect to those claims (including supplying copies of all relevant documentation promptly as it becomes available) and will keep informed about and be prepared to discuss the Third Party Claim with the other and with counsel at all reasonable times.

     6.4.9 Notwithstanding section 6.3.2, the Jasc Stockholders will not settle any Third Party Claim or conduct any related Proceeding in a manner which would, in the opinion of the Corel Indemnified Party, acting reasonably, have a material adverse impact on the Merger Subsidiary, Corel, the Surviving Corporation or the Business.

     6.4.10 Any payment by any Jasc Stockholder under this Agreement will be treated for tax purposes as an adjustment to the Transaction Consideration.

6.5  ESCROW AGREEMENT

          Claims will be satisfied first out of, and to the extent of, the Escrow Fund (if then still in existence) in accordance with the terms of the Escrow Agreement and thereafter by recourse directly to the applicable Jasc Stockholders. For greater certainty, payments to a Corel Indemnified Party from the Escrow Fund will be comprised of both cash and Corel Common Shares, allocated pro rata based upon the ratio of cash to Corel Common Shares in the Escrow Fund at the time of that payment. The Escrow Agreement will provide for the payment, on the date which is 18 months after the Closing Date, to each Jasc Stockholder of an amount equal to the remaining balance of that Jasc Stockholder's portion of the Escrow Fund, if any, less amounts in respect of which a Corel Indemnified Party has asserted Claims as provided in and subject to the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Agreement will further provide that the portion of the Escrow Fund which is comprised of Corel Common Shares will be valued at $5.0 million for the duration of the term of the Escrow Fund (and that value will be proportionately reduced to the extent that Claims are satisfied by the payment from the Escrow Fund of Corel Common Shares) for the purpose of satisfying Claims.

6.6  LIMITATION OF REMEDIES

          A Corel Indemnified Party's sole and exclusive remedy with respect to any and all Claims relating to the subject matter of this Agreement (including Claims for breaches of representations, warranties, covenants, and agreements contained in this Agreement) will be pursuant to the indemnification provisions set out in this Article 6. In furtherance of the foregoing, each Corel Indemnified Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action of that Corel Indemnified Party against the Corporation and the Jasc Stockholders as a matter of equity or under or based upon any Law or arising under or based upon common law or otherwise, except to the extent specifically provided in this Article 6.

                                    ARTICLE 7
                                     CLOSING

7.1  LOCATION AND TIME OF THE CLOSING

          The Closing will take place at the Time of Closing on the Closing Date at the offices of Merger Subsidiary's Counsel in New York.

7.2  DELIVERIES AT THE CLOSING

          At the Closing, immediately following the consummation of the Asset Sale as contemplated by section 2.1.1 and subject to section 2.12, each Jasc Stockholder will deliver the share certificates representing that Jasc Stockholder's Jasc Shares and all other documents as are required or contemplated to be delivered by the Jasc Stockholders pursuant to this Agreement, and Corel and the Merger Subsidiary will pay the Total Adjusted Merger Cash Consideration, will deliver share certificates representing the Total Merger Equity Consideration and will deliver all other documents required or contemplated to be delivered by Corel and/or the Merger Subsidiary pursuant to this Agreement.

                                    ARTICLE 8
                                 GENERAL MATTERS

8.1  PUBLIC NOTICES

          No press release or other announcement concerning the Transaction will be made by the Jasc Stockholders, the Corporation, the Merger Subsidiary or Corel without, in the case of those to be made by the Jasc Stockholders or the Corporation, the prior written consent of Corel, and in the case of those to be made by the Merger Subsidiary or Corel, without the prior written consent of the Stockholder Representative (which consent, in either case, will not be unreasonably withheld). The Principal Stockholders will assist the Merger Subsidiary and/or Corel in informing the personnel and management of the Corporation of the change in the ownership of the Corporation; provided always that those communications will be made only by or with the prior approval of the Merger Subsidiary and/or Corel.

8.2  STOCKHOLDER REPRESENTATIVE

          Unless this Agreement explicitly provides to the contrary, each of the Jasc Stockholders agree that the Stockholder Representative is authorized on behalf of that Jasc Stockholder to do all acts under this Agreement on behalf of that Jasc Stockholder which the Jasc Stockholder could do itself, including accepting notices, granting consents, approvals or waivers, entering into amendments and executing and delivering all documents specified to be executed and delivered by "the Jasc Stockholders" (as opposed to by "each Jasc Stockholder" or "each of the Jasc Stockholders"). In furtherance of the foregoing authority, each of the Jasc Stockholders hereby appoints the Stockholder Representative as the Jasc Stockholders true and lawful attorney with full power and authority in the Jasc Stockholder's place and stead to act in the capacity set out above in this section.

8.3  EXPENSES

     8.3.1 The Jasc Stockholders, on the one hand (and as further specified in section 5.11), and Corel and the Merger Subsidiary, on the other hand, will be responsible for the expenses (including fees and expenses of legal advisers, accountants, brokers, investment bankers (including, for greater certainty, commissions and fees due to Goldsmith Agio Helms as referenced in section 3.5) and other professional advisers) incurred by them, respectively, (and, in the case of the Jasc Stockholders, including those expenses incurred by or on behalf of the Corporation) in connection with the negotiation and settlement of this Agreement and the consummation of the Transaction (provided, however, that the Jasc Stockholders may cause the Corporation, prior to the Time of Closing, to satisfy any of those expenses (but not including those set out in sections 5.11.5 or 5.11.6) incurred by them or by or on behalf of the Corporation).

     8.3.2 Notwithstanding section 8.3.1 and as further specified in section 5.11, any filing fees payable in connection with any filings made under the HSR Act will be shared equally between the Jasc Stockholders (or the Corporation if the Jasc Stockholders cause the Corporation to satisfy those fees prior to the Time of Closing), on the one hand, and Corel and the Merger Subsidiary, on the other hand.

     8.3.3 Notwithstanding section 8.3.1, if the Closing does not occur, the Jasc Stockholders will, or will cause the Corporation to, reimburse Corel and the Merger Subsidiary for their reasonable and documented out-of-pocket expenses related to investigating and consummating the Transaction (including the negotiating and drafting of this Agreement), including the fees and expenses of professional advisors (but excluding investment banking fees), up to a maximum of $250,000; provided that Corel and the Merger Subsidiary will only be entitled to those reimbursed expenses if the Corporation and/or the Jasc Stockholders have, prior to July 7, 2005, entered into a written agreement with respect to an alternate transaction that would result in a change of control of the Corporation, in which event, the reimbursement will be due and payable upon entering into that written agreement to the alternate transaction.

     8.3.4 If, following the Closing Date, Corel and/or the Jasc Stockholders receive notice that a Stockholder Expense was not satisfied in full prior to the Effective Time pursuant to section 5.11, the party receiving that notice shall inform the other party of the deficiency within 3 Business Days of receipt. Within 5 Business Days of delivery of the notice, to the extent not otherwise addressed in section 5.11, the Jasc Stockholders will pay to Corel the amount by which the applicable Stockholder Expense was not satisfied prior to the Effective Time (the "STOCKHOLDER EXPENSE ADJUSTMENT AMOUNT"). Each of the Jasc Stockholders will pay to Corel cash equal to a pro rata portion of the Stockholder Expense Adjustment Amount based upon the Jasc Stockholder's Ownership Percentage. If the entire Stockholder Expense Adjustment Amount is not paid by the Jasc Stockholders within the 5 Business Day period, the unpaid balance of the Stockholder Expense Adjustment Amount will be satisfied by a cash payment from the Escrow Fund and each Jasc Stockholder that did not make its required payment during the 5 Business Day period will make a cash payment to the Escrow Fund equal to that Jasc Stockholder's pro rata share of the Stockholder Expense Adjustment Amount (based upon the Jasc Stockholder's Ownership Percentage), all in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, the Jasc Stockholders will have no obligation to satisfy any Stockholder Expense Adjustment Amount to the extent that Stockholder Expense Adjustment Amount has been included in the Closing Working Capital Amount such that the Closing Balance Sheet or the related working papers specifically identifies that particular accrual as relating to the particular Stockholder Expense Adjustment Amount. Any dispute under this section 8.3.4 shall be handled in accordance with the dispute resolution procedures described in section 2.11.

8.4  ASSIGNMENT

          Except as provided in this section, no party may assign its rights or benefits under this Agreement. The Merger Subsidiary may, at any time prior to the Time of Closing:

     8.4.1 assign all (but not less than all) of its rights and benefits under this Agreement to any Affiliate of the Merger Subsidiary who delivers to the Jasc Stockholders an instrument in writing executed by the assignee confirming that it is bound by and will perform all of the obligations of the Merger Subsidiary under this Agreement as if it were an original signatory; and

     8.4.2 assign, and each of Corel and/or Holdings may assign, all or a portion of its rights and benefits under this Agreement by way of security to any Person who provides financing to the Merger Subsidiary or its Affiliates;

provided that no assignment contemplated above will relieve the Merger Subsidiary, Corel or Holdings, as the case may be, of its obligations under this Agreement. In the event of an assignment contemplated above pursuant to section 8.4.1, any reference in this Agreement to "Merger Subsidiary" will be deemed to include the assignee.

          After the Closing, each of Corel and/or the Surviving Corporation may assign its rights and benefits under this Agreement to any Person who purchases all or substantially all of the shares of the Merger Subsidiary or all or substantially all of the assets of the Surviving Corporation.

          The provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, representatives, successors and assigns.

8.5  NOTICES

          Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be given by prepaid mail, by facsimile, e-mail or other means of electronic communication or by hand-delivery as provided below. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after its post marked date, or if sent by facsimile, e-mail or other means of electronic communication, will be deemed to have been received on the earlier of the Business Day following the sending or the acknowledgement of receipt by the recipient, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at that address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile, e-mail or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

     (a)  if to the Corporation or the Jasc Stockholders:

          c/o the Stockholder Representative, Robert V. Voit
          18422 Bearpath Trail
          Eden Prairie, Minnesota 55347

          Attention:         Robert V. Voit
          E-mail:            bobvoit@yahoo.com

          with a copy to the Jasc Counsel at:

          Faegre & Benson LLP
          2200 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402

          Attention:         Kris Sharpe
          Telecopier number: (612) 766-1600
          E-mail:            ksharpe@faegre.com

     (b)  if to the Merger Subsidiary or Corel at:

          Corel Corporation (if in respect of the Merger Subsidiary, "c/o Corel Corporation")

          1600 CarlingAve.
          Ottawa, Ontario K1Z 8R7
          Canada

          Attention:         Chris DiFrancesco, Vice President, Legal & General
                             Counsel
          Telecopier Number: (613)725-2691
          E-mail:            christopher.difrancesco@corel.com

          with a copy to the Merger Subsidiary's Counsel at:

          Torys LLP
          237 Park Avenue
          New York, New York 10017

          Attention:         Darren Sukonick
          Telecopier number: (212)682-0200
          E-mail:            dsukonick@torys.com

          The failure to send or deliver a copy of a notice to the Merger Subsidiary's Counsel or Jasc Counsel, as the case may be, will not invalidate any notice given under this section.

8.6  TIME OF ESSENCE

          Time is of the essence of this Agreement.

8.7  CONSENT TO JURISDICTION

          The parties hereby consent to the non-exclusive jurisdiction of the United States Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement or any Related Agreement, or the breach of this Agreement or any Related Agreement unless that court would not have subject matter jurisdiction thereof, in which event the parties hereby consent to the non-exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, and each party further agrees that the service of process or of any other papers upon them or any of them by registered or certified mail at their respective addresses set out in section 8.5 will be deemed good, proper and effective service upon them.

8.8  WAIVER OF JURY TRIAL

          EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.9  NO THIRD-PARTY BENEFICIARIES

          This Agreement will be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing in this Agreement, whether express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 FURTHER ASSURANCES

          Each of the parties will promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all further acts, documents and things as the other party to this Agreement may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.11 COUNTERPARTS

          This Agreement may be signed in counterparts and each counterpart will constitute an original document and those counterparts, taken together, will constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail or other means of electronic communication.

          IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first written above.

                                        JASC SOFTWARE, INC.


                                        By: /s/ Robert V. Voit
                                            ------------------------------------
                                        Name: Robert V. Voit
                                        Title: Chairman


                                        COREL JS ACQUISITION, INC.


                                        By: /s/ Christopher Nicholson
                                            ------------------------------------
                                        Name: Christopher Nicholson
                                        Title: Authorized Signatory


                                        COREL CORPORATION


                                        By: /s/ Christopher Nicholson
                                            ------------------------------------
                                        Name: Christopher Nicholson
                                        Title: Authorized Signatory


                                        COREL HOLDINGS CORPORATION


                                        By: /s/ Christopher Nicholson
                                            ------------------------------------
                                        Name: Christopher Nicholson
                                        Title: Authorized Signatory


WITNESS                                 ROBERT V. VOIT


/s/ JENNIFER KEELER                     /s/ ROBERT V. VOIT
-------------------------------------   ----------------------------------------
BY: JENNIFER KEELER

              [Signature page to the Agreement and Plan of Merger]

WITNESS                                 JONATHAN C. ORT


/s/ JENNIFER KEELER                     /s/ JONATHAN C. ORT
-------------------------------------   ----------------------------------------
BY: JENNIFER KEELER


WITNESS                                 KRIS TUFTO


/s/ JENNIFER KEELER                     /s/ KRIS TUFTO
-------------------------------------   ----------------------------------------
BY: JENNIFER KEELER

              [Signature page to the Agreement and Plan of Merger]

                         JASC STOCKHOLDER SIGNATURE PAGE

          This signature page is executed pursuant to the Agreement and Plan of Merger among Corel Corporation, Corel JS Acquisition, Inc., Jasc Software, Inc. and the Principal Stockholders dated as of October 25, 2004 (the "AGREEMENT"). All capitalized terms used in this signature page have the meanings given to them in the Agreement. The undersigned Jasc Stockholder represents and warrants to the Merger Subsidiary and Corel as follows and acknowledges that the Merger Subsidiary and Corel are relying upon the following representations and warranties in connection with the Transaction:

1.1 COREL COMMON SHARES. With respect to the Corel Common Stock, the Jasc
Stockholder:

     1.1.1 understands that those shares have not been and will not be registered under the Securities Act, and that the issuance of those shares is being made in reliance on a private placement exemption;

     1.1.2 is acquiring those shares for its own account;

     1.1.3 acknowledges those shares are not freely transferable;

     1.1.4 has had the opportunity to ask all questions and to obtain all other information from the Merger Subsidiary and Corel as it has deemed necessary in connection with its decision to acquire those shares; and

     1.1.5 acknowledges that it is not acquiring those shares as a result of any "general solicitation" or "general advertising," as those terms are used in Regulation D under the Securities Act.

1.2 NO FOREIGN PERSON. The Jasc Stockholder that is acquiring shares forming part of the Total Equity Consideration is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

1.3 INCORPORATION AND STATUS OF THE JASC STOCKHOLDER. If an Entity, the Jasc Stockholder is duly formed and validly existing under the laws of its jurisdiction of formation.

1.4 POWER OF THE JASC STOCKHOLDER AND DUE AUTHORIZATION. If an Entity, the Jasc Stockholder has all necessary power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and each of the Related Agreements to which the Jasc Stockholder is a party has been duly authorized by the Jasc Stockholder. This Agreement has been duly executed and delivered by the Jasc Stockholder and is a valid and binding obligation of the Jasc Stockholder, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, each of the Related Agreements to which the Jasc Stockholder is a party will be duly executed and delivered by the Jasc Stockholder and will be valid and binding obligations of the Jasc Stockholder, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies, provided that (i) no representation as to enforceability is made with respect to the agreements described in section
4.1.6 of the Agreement, and (ii) the enforceability of the indemnification provisions contained in Schedule B to the Corel Minority Shareholders' Agreement may be limited by applicable federal or state securities laws.

1.5 TITLE TO, AND RIGHT TO SELL, PURCHASED SHARES. The Jasc Stockholder is the sole registered and beneficial owner of those Jasc Shares set out opposite the Jasc Stockholder's name on Schedule 3.1.3 with good and marketable title to those Jasc Shares, free of all Charges. There are no subscriptions, warrants, options, calls, or other rights or Contracts to which the Corporation or any Jasc Stockholder is subject to or bound which in any way limit or restrict the consummation of the Transaction (specifically in respect of that Jasc Stockholder's Jasc Shares) and there are no shareholders agreements, pooling agreements, voting trusts or other Contracts with respect to the voting of the Jasc Shares other than as set out in Schedule 3.1.3. At or prior to the Time of Closing, those agreements and restrictions will have been complied with or terminated (and evidence in form and substance satisfactory to the Merger Subsidiary to that effect will have been provided to the Merger Subsidiary).

1.6 NO CONTRAVENTION BY JASC STOCKHOLDERS. None of the entering into of this Agreement or any Related Agreement, the consummation of the Transaction or the performance by the Jasc Stockholder of that Jasc Stockholder's other obligations under this Agreement or any Related Agreement to which it is a party (a) will contravene, breach or result in any default under (1) if the Jasc Stockholder is an Entity, the certificate of incorporation, by-laws, constating documents or other organizational documents of that Jasc Stockholder, (2) any license, permit, order, judgment, decree or Law to which the Jasc Stockholder is a party or by which it may be bound or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with or results in or will result in any modification of any of the terms of or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of any Contract to which the Jasc Stockholder is a party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contract.

1.7 APPOINTMENT OF STOCKHOLDER REPRESENTATIVE. Each Jasc Stockholder designates and appoints Robert V. Voit as the Stockholder Representative under this Agreement and authorizes the Stockholder Representative to take such actions on behalf of such Jasc Stockholder under this Agreement, including, but not limited to, accepting notices, reviewing information provided to the Stockholder Representative and executing the certificate required in section 4.1.1 on behalf of each Jasc Stockholder, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken, or omitted to be taken, by it in good faith in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not be liable for actions he takes or fails to take in the absence of his own gross negligence or willful misconduct.

1.8 The undersigned Jasc Stockholder acknowledges that:

     1.8.1 the Jasc Stockholder has received a copy of the Agreement and each of the Related Agreements to which it is or will be a party (the "TRANSACTION AGREEMENTS");

     1.8.2 the Jasc Stockholder has had sufficient time to review and consider the Transaction Agreements and the transactions contemplated by the Transaction Agreements thoroughly;

     1.8.3 the Jasc Stockholder has read and understands the terms of the Transaction Agreements and the Jasc Stockholder 's obligations under the Transaction Agreements;

     1.8.4 the Jasc Stockholder has been given an opportunity to obtain independent legal advice, or other advice as the Jasc Stockholder may desire, concerning the interpretation and effect of the Transaction Agreements and the transactions contemplated by the Transaction Agreements, and by signing this Jasc Stockholder Signature Page the Jasc Stockholder has either obtained advice or voluntarily waived the Jasc Stockholder's opportunity to receive that advice;

     1.8.5 the Agreement is entered into voluntarily by the Jasc Stockholder;
and

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.


/s/ Jennifer Keeler                    /s/ Laura J. Voit
------------------------------------   -----------------------------------------
Signature of Witness                   Signature of Jasc Stockholder or
                                       Authorized Signatory

Jennifer Keeler                        Laura J. Voit
Name of Witness                        Name of Jasc Stockholder
(please print or type)                 (please print or type)

7905 Fuller Road, Eden Prairie,
MN 55344                               -----------------------------------------
Address of Witness                     Name and Title of Authorized Signatory
(please print or type)                 (if the Jasc Stockholder is not an
                                       individual)

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.


/s/ Jennifer Keeler                    /s/ Robert V. Voit GRANTOR
------------------------------------   -----------------------------------------
Signature of Witness                   Signature of Jasc Stockholder or
                                       Authorized Signatory

Jennifer Keeler                        Robert V. Voit GRAT
Name of Witness                        Name of Jasc Stockholder
(please print or type)                 (please print or type)

7905 Fuller Rd, Eden Prairie,
MN 55344                               GRANTOR
Address of Witness                     Name and Title of Authorized Signatory
(please print or type)                 (if the Jasc Stockholder is not an
                                       individual)

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.


/s/ Jennifer Keeler                    /s/ Joseph J Fromn
------------------------------------   -----------------------------------------
Signature of Witness                   Signature of Jasc Stockholder or
                                       Authorized Signatory

Jennifer Keeler                        Joseph J Fromn
Name of Witness                        Name of Jasc Stockholder
(please print or type)                 (please print or type)

7905 Fuller Rd, Eden Prairie,
MN 55344                               -----------------------------------------
Address of Witness                     Name and Title of Authorized Signatory
(please print or type)                 (if the Jasc Stockholder is not an
                                       individual)

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.


/s/ Jennifer Keeler                    /s/ Susan K. Dub
------------------------------------   -----------------------------------------
Signature of Witness                   Signature of Jasc Stockholder or
                                       Authorized Signatory

Jennifer Keeler                        Susan K. Dub
Name of Witness                        Name of Jasc Stockholder
(please print or type)                 (please print or type)

7905 Fuller Rd, Eden Prairie,
MN 55344                               -----------------------------------------
Address of Witness                     Name and Title of Authorized Signatory
(please print or type)                 (if the Jasc Stockholder is not an
                                       individual)

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.


/s/ Jennifer Keeler                    /s/ Harold A. Fagley
------------------------------------   -----------------------------------------
Signature of Witness                   Signature of Jasc Stockholder or
                                       Authorized Signatory

Jennifer Keeler                        HAROLD A. FAGLEY
Name of Witness                        Name of Jasc Stockholder
(please print or type)                 (please print or type)

7905 Fuller Rd, Eden Prairie,
MN 55344                               -----------------------------------------
Address of Witness                     Name and Title of Authorized Signatory
(please print or type)                 (if the Jasc Stockholder is not an
                                       individual)

                                                                       EXHIBIT A

See Tab 8

                                                                       EXHIBIT B

                               September __, 2004

[NAME]
[ADDRESS]
[CITY, STATE, ZIP]

     Re: Consent to Jasc/Corel Transaction

Ladies and Gentlemen:

We are writing to give notice, and to the extent it is required to obtain your consent, in connection with the [agreement title] (the "Agreement) between you and Jasc Software, Inc. ("Jasc").

THE TRANSACTIONS - Jasc and Corel Corporation ("Corel") are proposing to enter into a transaction that provides for (1) the transfer of certain of Jasc's assets to Corel or a wholly owned subsidiary of Corel and (2) the merger of a wholly owned subsidiary of Corel into Jasc, which will result in Jasc becoming a wholly owned subsidiary of Corel. Following the merger, Corel may desire to transfer the Agreement to another one of its wholly owned subsidiaries (a "Corel Transfer") and/or assign all or a portion of its rights and benefits under the Agreement as security to any person who provides financing to Corel or its subsidiaries.

On completion of the transaction and subject to receiving any necessary consent, either Corel or a wholly owned subsidiary of Corel (the "Resulting Counterparty") will be entitled to receive all the benefits and be obligated to pay amounts payable and discharge all other obligations and liabilities under the Agreement. You will be entitled to enforce the Agreement directly against the Resulting Counterparty, in respect of its obligations and liabilities under the Agreement, as if that entity had executed and delivered the Agreement instead of Jasc (as it existed prior to the merger).

YOUR CONSENT- To the extent that the Agreement (1) entitles you to terminate;
(2) requires you to receive notice of the transactions; and/or (3) requires your prior written consent to the transactions, we request that you:

          -    acknowledge receiving notice of the transactions;

          - waive any rights to terminate the Agreement upon a change of control and/or a Corel Transfer; and

          - consent to the transactions (including a Corel Transfer and/or grant of security interests).

PLEASE INDICATE YOUR CONSENT, AND YOUR ACKNOWLEDGEMENT THAT THE AGREEMENT WILL CONTINUE IN FULL FORCE AND EFFECT FOLLOWING THE TRANSACTIONS DESCRIBED ABOVE, BY SIGNING BELOW ON THE ENCLOSED COPY OF THIS LETTER AND RETURNING THE SAME TO THE UNDERSIGNED BY FAXING IT TO JENNIFER KEELER, CORPORATE COUNSEL AT JASC AT FAX NUMBER (952) 937-1664 NO LATER THAN _____________, SEPTEMBER ______, 2004.

Jasc has always valued its business relationship with you. Corel, in becoming Jasc's new owner, wishes to continue this important relationship in the future. Thank you for your help with this matter. If you have any questions, please call the undersigned at (952) 294-[2355].

                                        Very truly yours,


                                        [Kris Tufto]

                                        [President and Chief Executive Officer]

Corel, and any wholly owned subsidiary of Corel that may be a party to the Agreement, agrees to continue to be bound by the Agreement.

Date: September __, 2004                [COREL CORPORATION]

                                        [Name]
                                        [Title]

The undersigned hereby consents to the transactions described above.

Date: September __, 2004                [__________________________]


                                        By
                                           -------------------------------------
                                        Name
                                             -----------------------------------
                                        Its
                                            ------------------------------------

                                                                 SCHEDULE 1.1.11

FINANCIAL STATEMENTS

Jasc Software, Inc.
Years Ended December 31, 2003 and 2002

                               Jasc Software, Inc.

                              Financial Statements

                     Years Ended December 31, 2003 and 2002

                                    CONTENTS

Report of Independent Auditors..............................................   1

Financial Statements

Balance Sheets..............................................................   2
Statements of Income........................................................   4
Statement of Changes in Stockholders' Equity................................   5
Statements of Cash Flows....................................................   6
Notes to Financial Statements...............................................   7

(ERNST & YOUNG LOGO)   - ERNST & YOUNG LLP                 - Phone:(612)343-1000
                         220 South Sixth Street, Ste 1400    www.ey.com
                         Minneapolis, MN 55402-4509

                         Report of Independent Auditors

The Board of Directors
Jasc Software, Inc.

We have audited the accompanying balance sheets of Jasc Software, Inc. as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jasc Software, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP

January 30, 2004

                    A Member Practice of Ernst & Young Global

                               Jasc Software, Inc.

                                 Balance Sheets

                                                                   DECEMBER 31
                                                            -------------------------
                                                                2003          2002
                                                            -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                                $   867,667   $   802,375
   Accounts receivable (less allowances for uncollectible
      accounts and product returns totaling $2,033,000 in
      2003 and $613,000 in 2002)                              7,935,331     7,055,901
   Note receivable                                               60,000            --
   Inventories                                                1,161,846       460,392
   Prepaid expenses                                           1,139,067       335,234
                                                            -----------   -----------
Total current assets                                         11,163,911     8,653,902
Property and equipment:
   Equipment and software                                     3,545,408     3,218,391
   Leasehold improvements                                       236,019       236,019
                                                            -----------   -----------
                                                              3,781,427     3,454,410
   Less accumulated depreciation and amortization            (3,046,287)   (2,581,881)
                                                            -----------   -----------
                                                                735,140       872,529
Restricted cash                                                      --        30,000
Deposits                                                         43,324        55,113
Other assets, net                                                52,150        73,009
Acquired technology, net                                        588,547       663,042
                                                            -----------   -----------
Total assets                                                $12,583,072   $10,347,595
                                                            ===========   ===========

                                                         DECEMBER 31
                                                  -------------------------
                                                      2003          2002
                                                  -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $ 2,359,889   $   802,949
   Accrued compensation and withholdings            1,054,531       619,390
   Accrued profit sharing                                  --       257,159
   Accrued distributor discounts                      812,759       538,892
   Accrued royalties                                  574,608       466,082
   Accrued rebates                                    784,039       514,451
   Other accrued liabilities                          576,804       832,426
   Customer deposits                                  100,666       225,895
   Current portion of capital lease obligation          2,500            --
                                                  -----------   -----------
Total current liabilities                           6,265,796     4,257,244

Capital lease obligation, less current portion          4,146            --
Stockholders' equity:
   Preferred stock, $0.01 par value:
      Authorized shares - 5,000,000
      Issued and outstanding - none                        --            --
   Common stock, $0.01 par value:
      Authorized shares - 10,000,000
      Issued and outstanding shares - 4,405,000        44,050        44,050
   Additional paid-in capital                       1,511,700     1,511,700
   Retained earnings                                4,757,380     4,534,601
                                                  -----------   -----------
Total stockholders' equity                          6,313,130     6,090,351
                                                  -----------   -----------
Total liabilities and stockholders' equity        $12,583,072   $10,347,595
                                                  ===========   ===========

See accompanying notes.

                               Jasc Software, Inc.

                              Statements of Income

                                   YEAR ENDED DECEMBER 31
                                 -------------------------
                                     2003          2002
                                 -----------   -----------
Net sales                        $32,841,317   $27,292,756
Cost of goods sold                 6,736,000     5,076,938
                                 -----------   -----------
Gross profit                      26,105,317    22,215,818
Operating expenses:
   General and administrative      5,078,809     4,282,741
   Marketing and selling          10,497,309     8,203,931
   Product development             6,797,173     7,501,652
   Profit sharing compensation       727,584       777,525
                                 -----------   -----------
                                  23,100,875    20,765,849
                                 -----------   -----------
Income from operations             3,004,442     1,449,969
Interest expense                        (755)      (36,716)
Interest income                       12,240         3,514
Other (expense) income               (34,804)       84,329
Foreign currency gain                389,623       350,218
                                 -----------   -----------
                                     366,304       401,345
                                 -----------   -----------
Net income                       $ 3,370,746   $ 1,851,314
                                 ===========   ===========

See accompanying notes.

                               Jasc Software, Inc.

                  Statement of Changes in Stockholders' Equity

                                   COMMON STOCK      ADDITIONAL
                               -------------------     PAID-IN      RETAINED
                                 SHARES    AMOUNTS     CAPITAL      EARNINGS       TOTAL
                               ---------   -------   ----------   -----------   -----------
Balance, December 31, 2001     4,405,000   $44,050   $1,511,700   $ 4,284,778   $ 5,840,528
Distribution to stockholders          --        --           --    (1,601,491)   (1,601,491)
Net income                            --        --           --     1,851,314     1,851,314
                               ---------   -------   ----------   -----------   -----------
Balance, December 31, 2002     4,405,000    44,050    1,511,700     4,534,601     6,090,351
Distribution to stockholders          --        --           --    (3,147,967)   (3,147,967)
Net income                            --        --           --     3,370,746     3,370,746
                               ---------   -------   ----------   -----------   -----------
Balance, December 31, 2003     4,405,000   $44,050   $1,511,700   $ 4,757,380   $ 6,313,130
                               =========   =======   ==========   ===========   ===========

See accompanying notes.

                               Jasc Software, Inc.

                            Statements of Cash Flows

                                                      YEAR ENDED DECEMBER 31
                                                    -------------------------
                                                        2003          2002
                                                    -----------   -----------
OPERATING ACTIVITIES
Net income                                          $ 3,370,746   $ 1,851,314
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                        655,443       888,125
   Loss (gain) on sale of property and equipment            351          (388)
   Changes in operating assets and liabilities:
      Accounts receivable                              (939,430)   (2,049,782)
      Inventories                                      (701,454)      133,058
      Prepaid expenses                                 (803,833)     (204,602)
      Restricted cash                                    30,000        30,000
      Deposits                                           11,789        43,099
      Accounts payable                                1,556,940       145,378
      Accrued liabilities                               574,341     1,547,278
      Customer deposits                                (125,229)       68,350
                                                    -----------   -----------
Net cash provided by operating activities             3,629,664     2,451,830

INVESTING ACTIVITIES
Purchases of property and equipment                    (324,631)     (181,192)
Acquisition of technology                               (90,000)      (52,821)
Proceeds from sale of property and equipment                100            --
                                                    -----------   -----------
Net cash used in investing activities                  (414,531)     (234,013)

FINANCING ACTIVITIES
Net payments under line of credit                            --      (670,702)
Distributions to stockholders                        (3,147,967)   (1,601,491)
Payments on obligation under capital lease               (1,874)     (189,243)
                                                    -----------   -----------
Net cash used in financing activities                (3,149,841)   (2,461,436)
                                                    -----------   -----------
Net increase (decrease) in cash                          65,292      (243,619)
Cash and cash equivalents at beginning of year          802,375     1,045,994
                                                    -----------   -----------
Cash and cash equivalents at end of year            $   867,667   $   802,375
                                                    ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest              $       755   $    36,716
                                                    ===========   ===========
Property and equipment acquired through capital
   lease obligation                                 $     8,520   $        --
                                                    ===========   ===========

See accompanying notes.

                               Jasc Software, Inc.

                          Notes to Financial Statements

                                December 31, 2003

1.   BUSINESS ACTIVITY

Jasc Software, Inc. (the Company) designs, develops, markets, and sells general-use computer software throughout the world.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company accounts for the licensing of software in accordance with American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales prices is fixed or determinable; and (iv) collectibility is reasonably assured. The Company recognizes revenue upon shipment of its product in the United States from its distributors to retailers and upon shipment to master representatives, internationally.

The Company has several retailers in the United States which operate on a consignment basis, where revenue is recognized at the time the retailer sells the Company's product to the end customer. The Company has two international master representatives with whom it does business on a royalty basis, in which profits are shared and recognized as royalty revenue at the time the master representative sells the Company's product to the end customer. Royalty revenue of $3,890,368 and $3,368,593 is included in net sales in 2003 and 2002, respectively.

The Company offers product right of return terms to certain customers. This right of return is accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, with returns estimated based on historical activity and reflected as a reduction of revenues.

SHIPPING AND HANDLING COSTS

The Company classifies costs incurred for shipping in costs of goods sold. Any shipping costs billed to customers are included in revenue.

                               Jasc Software, Inc.

CASH AND CASH EQUIVALENTS

The Company considers all investments with an original maturity of 90 days or less when purchased to be cash equivalents. The carrying cost of cash equivalents at December 31, 2003 and 2002, approximates fair value.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventories consist of materials and finished goods.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are recorded at cost and depreciated using the straight-line method over three to seven years. The Company leases equipment under capital leases. Amortization of these leased assets is included in depreciation expense.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates its long-lived assets for impairment losses when indicators of impairment are present by comparing the undiscounted cash flows to the assets' carrying amount. An impairment loss is recorded if necessary.

STOCK-BASED COMPENSATION

At December 31, 2003, the Company has A stock-based employee compensation plan which is described more fully in Note 8. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income for 2003 and 2002, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of

                               Jasc Software, Inc.

SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                     2003         2002
                                                  ----------   ----------
Net income, as reported                           $3,370,746   $1,851,314
Deduct: total stock-based employee compensation
   expense determined under fair-value-based
   method for all awards                            (139,188)     (74,623)
                                                  ----------   ----------
Pro forma net income                              $3,231,558   $1,776,691
                                                  ==========   ==========

The fair value of these options was estimated at the date of grant using the minimum value option pricing model. The minimum value option pricing model is used by nonpublic companies and excludes stock price volatility of the stock in the calculation of fair value of the option. The following assumptions were used for options granted in 2003: risk-free interest rate of 4.06%; dividend yield of 0%; and an expected life of the option of ten years. The fair value of options granted in 2003 and 2002 was $0.66 and $1.26 per share, respectively.

ADVERTISING

Advertising costs are expensed as incurred and totaled $2,217,687 and $1,418,174 in 2003 and 2002, respectively, and are included as marketing and selling expense in the statements of income.

PRODUCT DEVELOPMENT

Product development expenditures are charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and until the product is generally available for sale. Costs incurred by the Company during this phase have been immaterial. Therefore, the Company has not capitalized any software development costs through December 31, 2003.

                               Jasc Software, Inc.

OTHER ASSETS

Other assets include patent costs that are being amortized over five years. The accumulated amortization as of December 31, 2003 and 2002, was $52,150 and $31,290, respectively.

ACQUIRED TECHNOLOGY

In 2003 and 2002, the Company acquired the technology of certain products. The cost is being amortized over five years. The accumulated amortization as of December 31, 2003 and 2002, was $312,277 and $147,782, respectively.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. As a result, no provision for federal taxes has been included in the financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

A certain prior year amount has been reclassified to conform to the current year financial statement presentation.

                               Jasc Software, Inc.

3.   COMMITMENTS

ROYALTIES

The Company has entered into various licensing agreements requiring royalty payments ranging from 0.65% to 50% of specified product sales. During 2003 and 2002, the Company recorded royalty expense of $1,771,700 and $1,389,814, respectively, which is included in costs of goods sold in the statements of income.

LEASES

The Company leases its office and warehouse space under a noncancelable operating lease agreement. The current operating lease is effective until December 31, 2008. Minimum future lease obligations under this lease, excluding operating costs, are as follows for the years ending December 31:

2004   $  415,654
2005      423,819
2006      432,726
2007      440,891
2008      449,797
       ----------
       $2,162,887
       ==========

The Company is required to maintain a letter of credit to secure its operating lease. The amount required at December 31, 2003 and 2002, was $30,000. The Company has a certificate of deposit on hand at a bank for this letter of credit. This amount has been reported as restricted cash in the balance sheet in 2002 and as cash and cash equivalents in 2003 as it becomes unrestricted in January 2004.

Rent expense for the years ended December 31, 2003 and 2002, was $1,002,198 and $979,648, respectively.

4.   FINANCING AGREEMENTS

The Company has a line of credit agreement totaling $3,000,000 available for borrowings at prime (4.00% at December 31, 2003) through September 15, 2004. Borrowings under the agreement are secured by essentially all assets. The agreement contains certain restrictive covenants. The Company was in compliance with the covenants at December 31, 2003.

                               Jasc Software, Inc.

5.401 (K) PIAN

The Company has a qualified 401(k) plan covering all employees meeting the eligibility requirements. The Company made matching contributions of $346,874 and $455,158 for the years ended December 31, 2003 and 2002, respectively.

6.   PROFIT SHARING PLAN

The Company has a nonqualified profit sharing plan covering all employees meeting eligibility requirements. A fixed percentage of the Company's operating income is paid out each quarter in the form of taxable distributions. Total expenses under the plan during 2003 and 2002 were $727,584 and $777,525, respectively.

7.   SIGNIFICANT CONCENTRATIONS

One customer accounted for 16% of revenue for the year ended December 31, 2003. Two customers accounted for 11% and 10% of revenue for the year ended December 31, 2002.

8.   STOCK OPTIONS

The Company has a 1997 Omnibus Stock Plan (the Plan), pursuant to which 1,025,000 shares of common stock are reserved for issuance of incentive or nonqualified stock options to employees, directors, and consultants. The number of shares, exercise price, and option term are to be determined by a committee designated by the Board of Directors. The options generally vest over five years and expire in ten years.

Stock option activity is summarized as follows:

                                              WEIGHTED
                                               AVERAGE
                                OPTIONS     OPTION PRICE
                              OUTSTANDING     PER SHARE
                              -----------   ------------
Balance at December 31, 2001    476,358         $3.76
Granted                          60,000          3.75
Canceled                       (136,566)         3.75
                               --------
Balance at December 31, 2002    399,792          3.76
Granted                          20,000          3.75
Canceled                         (1,652)         3.75
                               --------
Balance at December 31, 2003    418,140          3.76
                               ========

                               Jasc Software, Inc.

The options outstanding at December 31, 2003 expire at various dates through 2013 and have a weighted average contractual life remaining of 5.55 years. The exercise price of the outstanding options range from $3.75 to $3.90 per share. The number of options exercisable as of December 31, 2003 and 2002, was 318,381 and 245,441, respectively, at a weighted average exercise price of $3.76 per share.

                                                                 SCHEDULE 1.1.29

COREL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
NOVEMBER 30, 2003

AUDITOR'S REPORT

We have audited the consolidated balance sheet of Corel Corporation as at November 30, 2003 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from December 1, 2002 through August 28, 2003, and for the period from August 29, 2003 through November 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003, and the results of its operations and its cash flows for the period from December 1, 2002 through August 28, 2003, and for the period from August 29, 2003 through November 30, 2003, in accordance with generally accepted accounting principles in Canada.


PricewaterhouseCoopers LLP                                        Ottawa, Canada
Chartered Accountants                                           January 27, 2004

CONSOLIDATED BALANCE SHEETS
(in thousands of US$)

                                                 Audited      Unaudited      Audited
                                              NOVEMBER 30,    AUGUST 29,   NOVEMBER 30,
                                                  2003           2003          2002
                                                Successor     Successor    Predecessor
                                              ------------   -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                   $  18,495      $  14,222     $  18,874
   Restricted cash                                 1,830          1,867         1,558
   Short-term investments                          5,993          8,972        56,952
   Accounts receivable
      Trade                                       12,583         18,075        19,958
      Other                                          104            791           250
   Inventory                                         313            163           191
   Prepaid expenses                                1,244          3,857         2,786
                                               ---------      ---------     ---------
Total current assets                              40,562         47,947       100,569
Investments                                                                     8,590
Capital assets                                     4,899          5,536         7,944
Intangible assets                                 46,515         50,937        13,824
Goodwill                                           8,480          8,480
Deferred financing charge                            528            552
                                               ---------      ---------     ---------
Total assets                                   $ 100,984      $ 113,452     $ 130,927
                                               =========      =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities    $  21,383      $  21,661     $  22,552
   Operating line of credit                                       3,000
   Current portion of term loan payable            2,619          1,904
   Income taxes payable                            6,085          5,658         5,685
   Deferred revenue                                6,822          3,600         8,875
                                               ---------      ---------     ---------
Total current liabilities                         36,909         35,823        37,112
Deferred revenue                                   1,204            790           879
Term loan payable                                  7,303          8,096
Future income tax liability                                                       806
Subordinated debt                                 16,973         16,973
                                               ---------      ---------     ---------
Total liabilities                                 62,389         61,682        38,797
                                               =========      =========     =========
Commitments and contingencies

SHAREHOLDERS' EQUITY
Share capital                                  $  66,001      $  70,147     $ 405,124
Contributed surplus
   Predecessor                                   271,241        271,241         4,990
   Successor                                      49,676         49,676
Retained earnings
   Predecessor deficit                          (339,294)      (339,294)     (317,984)
   Successor deficit                              (9,029)
                                               ---------      ---------     ---------
Total shareholders' equity                        38,595         51,770        92,130
                                               ---------      ---------     ---------
Total liabilities and shareholders' equity     $ 100,984      $ 113,452     $ 130,927
                                               =========      =========     =========

         (See accompanying Notes to Consolidated Financial Statements.)

Consolidated Statements OF OPERATIONS
(in thousands of US$)

                                              FOR THE PERIODS
                                      ------------------------------
                                      AUGUST 29, 2003    DECEMBER 1,
                                          THROUGH       2002 THROUGH    YEAR ENDED
                                        NOVEMBER 30,     AUGUST 28,      NOVEMBER
                                            2003            2003         30, 2002
                                         Successor       Predecessor   Predecessor
                                      ---------------   ------------   -----------
Sales                                     $23,806         $ 85,386      $ 126,701
Cost of sales                               2,644           12,222         14,543
                                          -------         --------      ---------
Gross profit                               21,162           73,164        112,158
Expenses:
   Sales                                    8,622           27,699         38,802
   Marketing                                4,078           14,270         27,227
   Research and development                 3,642           12,669         23,583
   General and administration               7,995           28,463         41,906
   Depreciation and amortization            4,833            9,391         20,216
   Restructuring charge                     1,138
   Impairment of goodwill                                                  49,896
   Write-down of technology                                                17,781
   Gain on foreign exchange                  (641)          (1,330)        (1,797)
                                          -------         --------      ---------
                                           29,667           91,162        217,614
                                          -------         --------      ---------
Loss from operations                       (8,505)         (17,998)      (105,456)
Loss on investments                                            (48)          (149)
Write-down of investments                                   (7,400)
Interest income (expense)                    (206)           1,383          1,790
                                          -------         --------      ---------
Loss before the undernoted                 (8,711)         (24,063)      (103,815)
Income tax (recovery) expense                 318           (3,895)        (8,581)
Share of loss on equity investments                          1,142          1,190
                                          -------         --------      ---------
Net loss                                  $(9,029)        $(21,310)     $ (96,424)
                                          =======         ========      =========

         (See accompanying Notes to Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US$ except share data)

                                                  NUMBER OF SHARES (000S)                                                 TOTAL
                                                  -----------------------                   CONTRIBUTED               SHAREHOLDERS'
                                                     COMMON   PREFERRED     SHARE CAPITAL     SURPLUS      DEFICIT        EQUITY
                                                    -------   ---------     -------------   -----------   ---------   -------------
PREDECESSOR EQUITY
Balance at November 30, 2001                         80,709     24,000          388,193          4,990     (221,560)     171,623
Issuance of common shares pursuant to stock
   options                                               37                          97                                       97
Issuance of common shares for acquisition of
   SoftQuad                                          11,072                      16,834                                   16,834
Net loss                                                                                                    (96,424)     (96,424)
                                                    -------     ------        ---------       --------    ---------     --------
Balance at November 30, 2002                         91,818     24,000        $ 405,124       $  4,990    $(317,984)    $ 92,130
                                                    -------     ------        ---------       --------    ---------     --------
Issuance of common shares pursuant to stock
   options                                               70                          69                                       69
Transfer to contributed surplus                                                (265,296)       265,296
Balance of Microsoft accrual                                                                       955                       955
Conversion of Series A Preferred                     13,610    (13,610)
Net loss                                                                                                    (21,310)     (21,310)
                                                    -------     ------        ---------       --------    ---------     --------
Opening balance at August 28, 2003                  105,498     10,390          139,897        271,241     (339,294)      71,844
                                                    -------     ------        ---------       --------    ---------     --------
Shares converted to 3.5 Corel New Common Shares     (12,500)                    (49,367)                                 (49,367)
Shares converted 1 for 1 to New Series 'A" Pfd
   shares                                                      (10,390)         (20,780)                                 (20,780)
Shares cancelled on capital reorganization          (92,998)                    (69,750)                                 (69,750)
                                                    -------     ------        ---------       --------    ---------     --------
Closing balance at August 28, 2003                                                             271,241     (339,294)     (68,053)
                                                                                              --------    ---------     --------
Balance at November 30, 2003                                                                   271,241     (339,294)     (68,053)
                                                                                              --------    ---------     --------

SUCCESSOR EQUITY
Shares converted from Predecessor equity             43,750     10,390           70,147                                   70,147
Comprehensive revaluation of assets                                                             49,676                    49,676
                                                    -------     ------        ---------       --------                  --------
Balance at August 28, 2003                           43,750     10,390           70,147         49,676                   119,823
                                                    -------     ------        ---------       --------                  --------
Acquisition costs                                                                (4,146)                                  (4,146)
Net loss                                                                                                     (9,029)      (9,029)
                                                    -------     ------        ---------       --------    ---------     --------
Balance at November 30, 2003                         43,750     10,390        $  66,001       $ 49,676    $  (9,029)    $106,648
                                                    -------     ------        ---------       --------    ---------     --------

         (See accompanying Notes to Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US$)

                                                                  FOR THE PERIODS
                                                          ------------------------------
                                                          AUGUST 29, 2003    DECEMBER 1,
                                                              THROUGH       2002 THROUGH    YEAR ENDED
                                                            NOVEMBER 30,     AUGUST 28,      NOVEMBER
                                                                2003            2003         30, 2002
                                                             Successor       Predecessor   Predecessor
                                                          ---------------   ------------   -----------
Operating activities:
   Net loss                                                  $ (9,029)        $(21,310)     $(96,424)
   Items which do not involve cash or cash equivalents:
      Depreciation                                                661            3,321         6,359
      Amortization                                              4,422            6,919        16,027
      Bad debt expense                                            327              755           596
      Impairment of goodwill                                                                  49,896
      Write down of assets                                                                    17,781
      Future income taxes                                                         (139)      (10,148)
      Loss on investments                                                           48           149
      Write down of long term investments                                        7,400
      Loss on capital assets                                                        67           136
      Share of loss of equity investments                                        1,142         1,190
Changes in operating assets and liabilities:
      Restricted cash                                              37             (309)        1,473
      Accounts receivable                                       5,852           (2,364)         (221)
      Inventory                                                  (150)              28           608
      Prepaid expenses                                          2,613           (1,071)         (998)
      Accounts payable and accrued liabilities                   (278)            (457)       (6,696)
      Income taxes payable                                        427              (27)          936
      Deferred revenue                                          3,636            1,861          (406)
                                                             --------         --------      --------
Net cash provided by (used in) operating activities             8,518           (4,136)      (19,742)
                                                             --------         --------      --------
Financing activities:
   Issuance of common shares                                                        69            97
   Repayments of operating line of credit                      (3,078)
   Acquisition costs                                           (4,146)
   Acquisition by Vector                                                       (47,158)
                                                             --------         --------      --------
Net cash provided by (used in) financing activities            (7,224)         (47,089)           97
                                                             --------         --------      --------
Investing activities:
   Purchase of investments                                                                       (43)
   Redemption of short-term investments                         2,979           47,980        21,185
   Purchase of capital assets                                                   (1,440)       (3,236)
   Proceeds on disposal of assets                                                   33
   Acquisition of SoftQuad Software, Ltd.                                                     (3,631)
   Acquisition of Micrografx, Inc.,                                                             (680)
                                                             --------         --------      --------
Net cash provided by investing activities                       2,979           46,573        13,595
                                                             --------         --------      --------
Increase (decrease) in cash and cash equivalents                4,273           (4,652)       (6,050)
Cash and cash equivalents at beginning of period               14,222           18,874        24,924
                                                             --------         --------      --------
Cash and cash equivalents at end of period                   $ 18,495         $ 14,222      $ 18,874
                                                             ========         ========      ========

         (See accompanying Notes to Consolidated Financial Statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

All dollar amounts included herein are expressed in thousands of US$ unless otherwise noted Certain per share information is expressed in units of US$ unless otherwise noted.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). The Company was acquired by Vector Capital ("Vector"), a venture capital company based out of California, on August 28, 2003. The Company accounted for the acquisition by allocating the purchase price paid by Vector to the Company's net assets (push-down accounting). Because of the application of push-down accounting, the consolidated financial statements for the periods ended prior to August 29, 2003 (Predecessor) are not comparable to the consolidated financial statements for the periods ended after August 28, 2003 (Successor) (Note 11). Certain comparative figures in the consolidated financial statements have been reclassified to conform to the current year presentation.

NATURE OF OPERATIONS

Founded in 1985, Corel Corporation is a technology company specializing in content creation tools and business process management. Corel products are available for users of most PCs, including International Business Machines Corporation and IBM-compatible PCs.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Corel and its wholly-owned subsidiaries ("Corel"). All material intercompany transactions and balances have been eliminated. Corel follows the equity method of accounting for investments in other companies where it holds 20% or more of the outstanding voting shares and has the ability to exert significant influence. Under the equity method, Corel records its initial investment at cost and records its pro rata share of earnings or losses of equity investments in its results of operations.

DIFFERENTIAL REPORTING

The Successor Company, with the unanimous consent of its shareholders, has elected to prepare its financial statements in accordance with Canadian generally accepted accounting principles, using the differential reporting options available to non-publicly accountable enterprises described below from the date of acquisition:

(a)  Income taxes

The Company has elected to apply the differential reporting measurement option allowed for income taxes to account for income taxes using the taxes payable method.

(b)  Goodwill

The Company has elected to apply the differential reporting measurement option allowed for goodwill and other intangible assets to elect to test goodwill for impairment only when an event or circumstance occurs that indicates that the fair value of a reporting unit may be less than its carrying amount. Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired and is not amortized.

ESTIMATES AND ASSUMPTIONS

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. Examples of estimates include the provisions for sales returns and bad debts, the length of product cycles and related capital asset lives. Actual results may differ from these estimates.

SOFTWARE REVENUE RECOGNITION

Corel recognizes revenue from packaged software and licence fees when the software is delivered, when there is persuasive evidence that an arrangement exists, when the fee is fixed and determinable, and when collection is probable. Sales to distributors are subject to agreements allowing various rights of return and price protection. Corel establishes provisions for estimated future returns, exchanges and price protection. When telephone support is included for a limited time (post contract support or "PCS", generally for 90 days) together with the licence fee, the entire licence fee is recognized upon delivery of the product and the insignificant costs to provide the support are accrued. When support is provided together with an annual licensing fee, the entire fee is deferred and recognized ratably over the term of the licence agreement since Corel does not have vendor-specific objective evidence of fair market value of this PCS. Revenue from professional services and other services are recognized as the services are delivered.

RESEARCH AND DEVELOPMENT COSTS

Research costs are expensed as incurred. Development costs related to software products developed for sale are expensed as incurred unless they meet the criteria for deferral under generally accepted accounting principles.

CASH AND CASH EQUIVALENTS

Cash includes cash equivalents, which are investments that are highly liquid and have terms to maturity of three months or less at the time of acquisition.

Cash equivalents typically consist of commercial paper, term deposits and banker's acceptances issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

SHORT-TERM INVESTMENTS

Short-term investments are investments that are generally held to maturity and have terms greater than three months at the time of acquisition. Short-term investments typically consist of commercial paper, Government of Canada Treasury Bills and banker's acceptances. Short-term investments are carried at cost plus accrued interest, which approximates their fair value.

RESTRICTED CASH

Corel maintains restricted cash in investments with major financial institutions as security against certain financial obligations.

FINANCIAL INSTRUMENTS

Corel utilizes certain derivative financial instruments to enhance its ability to manage foreign currency exchange rate risk, which exists as part of its ongoing operations. Gains and losses are recognized when realized.

INVENTORY

Inventory of product components is valued at the lower of average cost and replacement cost. Finished goods are valued at the lower of average cost and net realizable value.

LONG LIVED ASSETS

Capital assets are recorded at cost. Amortization of licences commences with the market release of each new software product and version. Depreciation and amortization are calculated using the following rates and bases:

Capital assets

Furniture and equipment              20 - 33.3% declining balance

Computer equipment                   33.3% straight line

Research and development equipment   20 - 50% declining balance

Leasehold improvements               Straight line over the term of the lease

Intangible assets

Technology                           Intangible assets are amortized over their
                                     useful life, generally 3 years, unless the
                                     life is determined to be indefinite, in
                                     which case no amortization is taken.

Licences, purchased software,        The greater of: a) the ratio that current
deferred royalties                   gross revenues bear to the total of current
                                     gross revenues and anticipated future gross
                                     revenues or, b) the straight line method
                                     over the remaining economic life, generally
                                     estimated to be three to five years

Corel regularly reviews the carrying value of its long lived assets. If the carrying value of its long lived assets exceeds the amount recoverable, a write-down is charged to the consolidated statement of operations to reflect the fair value of the assets.

FOREIGN CURRENCY

The functional currency of Corel and its subsidiaries, which are accounted for as integrated foreign operations, is the US dollar. Monetary assets and liabilities denominated in foreign currencies are remeasured at the closing period-end rates of exchange. The gains or losses resulting from the remeasurement of these amounts have been reflected in earnings in the respective periods. Non-monetary items and any related amortization of such items are measured at the rates of exchange in effect when the assets were acquired or obligations incurred. All other income and expense items have been remeasured at the average rates prevailing during the respective periods.

INVESTMENT TAX CREDITS

Investments tax credits, which are earned as a result of qualifying research and development expenditures, are recognized and applied to reduce research and development expense in the year in which the expenditures are made and their realization is reasonably assured.

FISCAL 2002 - INCOME TAXES

Corel accounted for income taxes under the asset and liability method. Under this method, future tax assets and liabilities are recognized for the estimated tax recoverable or payable, which would arise if assets were recovered and liabilities settled at the financial statement carrying amounts. Future tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Changes to these balances are recognized in income in the period in which they occur.

2.   INVENTORY

                        AS AT NOVEMBER 30
                     -----------------------
                        2003         2002
                     Successor   Predecessor
                     ---------   -----------
Product components      $226         $118
Finished goods            87           73
                        ----         ----
                        $313         $191
                        ====         ====

3.   INVESTMENTS

                                  AS AT NOVEMBER 30
                               -----------------------
                                  2003         2002
                               Successor   Predecessor
                               ---------   -----------
Equity investments
   Hemera Technologies, Inc.       $          $8,116
   LinuxForce, Inc.                              192
                                              ------
                                               8,308
Investments recorded at
   cost, including GraphOn
   Corporation                                   282
                                  ---         ------
                                   $          $8,590
                                  ===         ======

HEMERA TECHNOLOGIES, INC.

On July 17, 2000, Corel purchased a 23% interest in Hemera Technologies, Inc. ("Hemera"), a privately held company. As consideration for these shares, Corel transferred its GraphicCorp division and related assets to Hemera. As of the effective date of the transaction, the fair value of the GraphicCorp division and its related assets was estimated at $9.7 million and the shares were valued at this amount. No gain or loss was recognized on the transfer. During fiscal 2001, Hemera received additional financing, which resulted in Corel's interest in Hemera being diluted to 21%. Corel's share of Hemera's operating results have been incorporated into the statement of operations. Due to the continued losses experienced by Hemera, the Company wrote of the balance of the investment in the third quarter of fiscal 2003.

LINUXFORCE, INC.

In December 1999, Corel purchased, and currently maintains, a 33% interest in LinuxForce, Inc., a privately held company, for cash. Corel's share of LinuxForce, Inc.'s operating results was nominal in fiscal 2003 and 2002. Due to LinuxForce's continued losses and limited resources of funding, the Company wrote off the balance of the investment in the third quarter of fiscal 2003.

INVESTMENTS RECORDED AT COST

Corel owns 1,193,824 shares of common stock of GraphOn Corporation ("GraphOn"). Corel has accounted for the cost of this investment under the first-in, first-out method. GraphOn's most recent audited financial statements included a "going-concern note" which raises substantial doubt on the company's ability to continue as a going concern without further funding. GraphOn's cash reserves have continued to deteriorate over the subsequent two quarters. Accordingly, the Company wrote off its investment in GraphOn in fiscal 2003.

4.   LONG LIVED ASSETS

                                           NOVEMBER 30, 2003        NOVEMBER 30, 2002
                                               Successor               Predecessor
                                        ----------------------   -----------------------
                                                   ACCUMULATED               ACCUMULATED
                                          COST    AMORTIZATION     COST     AMORTIZATION
                                        -------   ------------   --------   ------------
Capital assets
   Furniture and equipment              $13,764      $11,860     $ 13,888     $ 11,623
   Computer equipment                    33,726       32,034       84,205       80,217
   Research and development equipment    12,389       11,168       12,389       10,896
   Leasehold improvements                 1,965        1,883        2,340        2,142
                                        -------      -------     --------     --------
                                         61,844       56,945      112,822      104,878
Less: Accumulated amortization           56,945                   104,878
                                        -------                  --------
Net book value                          $ 4,899                  $  7,944
                                        =======                  ========

Intangible assets
   Licences and purchased software       11,138       10,137       27,121       25,188
   Technology                            49,652        4,138       31,625       19,734
                                        -------      -------     --------     --------
                                         60,790       14,275       58,746       44,922
Less: Accumulated amortization           14,275                    44,922
                                        -------                  --------
Net book value                          $46,515                  $ 13,824
                                        =======                  ========

FISCAL 2002 TECHNOLOGY WRITE-DOWN

In fiscal 2002, circumstances suggested the possible impairment of technology. An independent valuation of the majority of Corel's intangible assets indicated an impairment in value existed. The independent valuator relied primarily on the income approach, under which fair market value is a function of the future revenue expected to be generated by an asset, net of all allocable expenses. The income approach focuses on the income-producing capability of the developed software and the core technology, and best represents the present value of the future economic benefits expected to be derived. Corel prepared a valuation on the intangible assets not covered in the independent valuator's report. This valuation resulted in a total write off of $17.8 million, which included a write-off of technology acquired from SoftQuad Software, Ltd. ("Softquad") of $11.0 million and technology acquired from Micrografx, Inc. ("Micrografx") of $6.7 million. The technology write-offs were non cash charges to income.

5.   FISCAL 2002 IMPAIRMENT OF GOODWILL

In fiscal 2002, circumstances suggested that Corel's goodwill was impaired and that its carrying amount may not be recoverable. Following a review, Corel determined that the impairment loss to be recognized was the full carrying amount. The total non cash charge was $49.9 million consisting of $36.3 million associated with the acquisition of Micrografx and $13.6 million associated with SoftQuad.

6.   SOFTQUAD ACQUISITION

On March 15, 2002, Corel completed the acquisition of all of the issued and outstanding stock of SoftQuad, a Canadian-based developer of XML-enabling technologies and commerce solutions for e-Business. Corel's consolidated statements of operations reflect the results of operations of SoftQuad from the date of acquisition.

The aggregate purchase price paid was approximately $18.1 million, including 11,071,833 common shares of Corel at a value of $16.9 million. The components of the aggregate purchase price were as follows (in thousands)

Common shares                $16,897
Other costs of acquisition     1,226
                             -------
Total purchase price         $18,123
                             =======

Other costs of acquisition include professional fees and other costs directly related to the acquisition.

The purchase price has been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as follows:

Cash                     $   771
Other current assets         839
Core technology            4,456
Developed software        10,858
Property and equipment       161
Future tax liabilities    (5,957)
Bridge loan from Corel    (2,150)
Other liabilities         (4,488)
                         -------
Net assets acquired        4,490
Total purchase price      18,123
                         -------
Goodwill                 $13,633
                         =======

The estimates of fair value were determined by Corel's management based on information furnished by the management of SoftQuad and an independent valuation of developed software and in-process research and development projects.

To determine the fair market value of the core technology and the developed software, Corel considered the three traditional valuation approaches: the cost approach, the market approach and the income approach.

The independent valuator relied primarily on the income approach, under which fair market value is a function of the future revenue expected to be generated by an asset, net of all allocable expenses. The income approach focuses on the income-producing capability of the developed software and the core technology, in arriving at the present value of the future economic benefits expected to be derived.

UNAUDITED PRO FORMA PREDECESSOR FINANCIAL INFORMATION

The following unaudited pro forma financial information gives effect to the acquisition of SoftQuad made by Corel as if the transactions occurred at the beginning of each of the fiscal year ending November 30, 2002. The pro forma financial information below excludes the non-recurring charges related to the goodwill impairment and technology write-down.

                             YEAR ENDED
                            NOVEMBER 30,
                                2002
                             Predecessor
                            ------------
Sales                        $ 128,342
Cost of sales                   14,559
                             ---------
Gross profit                   113,783
Expenses                       155,470
                             ---------
Operating loss                 (41,687)
Interest and other income      (65,786)
                             ---------
Net loss                     $(107,473)
                             =========

7.   COMMITMENTS AND CONTINGENCIES

Corel rents office premises and sponsors various sporting events and venues. At November 30, 2003, the minimum unaccrued commitments under long-term agreements, are as follows:

                      LEASES   SPONSORSHIP    TOTAL
                      ------   -----------   -------
2004                  $3,351     $ 1,090     $ 4,441
2005                   1,745       1,123       2,868
2006                   1,014       1,157       2,171
2007                     542       1,191       1,733
2008                      96       1,227       1,323
2009 and thereafter      431      12,839      13,270
                      ------     -------     -------
                      $7,179     $18,627     $25,806
                      ======     =======     =======

Corel is a party to a number of additional claims arising in the ordinary course of business relating to employment, intellectual property and other matters. Based on its review of the individual matters, Corel believes that such claims, individually, will not have a material adverse effect on its business, financial position or results of operations but, in the aggregate, may have a material adverse effect on its business, financial position or results of operations. Such possible effect cannot be reasonably estimated at this time.

8.   LONG TERM DEBT

TERM LOAN AND LINE OF CREDIT

The Company has a secured term loan with Wells Fargo Foothill for $10.0 million. It is repayable in 42 equal monthly installments of $238 USD beginning January 1, 2004 and is secured by the assets of the Company. Interest of the greater of
i) 6.0% or ii) prime plus 3.5% is charged to the daily balance of the loan and paid monthly. The principal payments due in fiscal 2004 are $2,619.

Associated with the term loan is a revolving line of credit secured by certain accounts receivable. Wells Fargo Foothill will advance up to $7.5 million subject to the borrowing base availability to the Company. The line of credit expires on August 25, 2006. Any funds advanced on the line of credit are repaid with collections from the related receivables. Interest of the greater of i) 6.0% or ii) prime plus 2.5% is charged to the outstanding daily balance. There is also a letter of credit fee of 2.5% of the undrawn balance charged directly to the line on a monthly basis. As of November 30, 2003 there were no funds advanced on the line of credit.

SUBORDINATED DEBT

The Company has a note payable to a related party in the amount of $10.0 million that is subordinated in favour of the debt to Wells Fargo Foothill. The note payable matures August 25, 2006, is non-interest bearing and is secured by a general security agreement.

The Company has a demand note payable to a related party in the amount of $6,973 million that is subordinated in favour of the debt to Wells Fargo Foothill. Additional advances may be requested by the Company under this agreement and may be fulfilled at the discretion of the lender. The demand note payable is non-interest bearing and is secured by a general security agreement.

9.   FINANCIAL INSTRUMENTS

CONCENTRATION OF CREDIT RISK

The primary objective of Corel with respect to short-term investments is security of principal. Corel manages its investment credit risk through a combination of the (i) selection of securities with an acceptable credit rating;
(ii) selection of term to maturity, which in no event exceeds one year in length; and (iii) diversification of debt issuers.

Included in cash, cash equivalents and short-term investments as of November 30, 2003 and November 30, 2002 were corporate debt amounts of $8.0 million and $10.0 million, respectively. These amounts were repaid, in full, at maturity in December 2003 and December 2002, respectively. All of Corel's short-term investments as at November 30, 2003 had maturity dates of less than two months from year end. Corel's cash, cash equivalents and short-term investments are denominated predominantly in US dollars.

Concentration of credit risk, with respect to accounts receivable, is limited due to the diversity of Corel's channel arrangements. Corel has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks. Ingram Micro Inc. accounted for $2.8 million (22.2%) and $8.7 million (43.1%) of accounts receivable at November 30, 2003 and November 30, 2002, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments, unless otherwise noted.

FOREIGN EXCHANGE FORWARD CONTRACTS

Corel manages its financial exposure to certain foreign exchange fluctuations with the objective of minimizing the impact of foreign currency exchange movements on its operations.

To meet this objective Corel enters into foreign exchange forward contracts from time to time for terms of less than twelve months. Contracts are with major Canadian chartered banks, and therefore non-performance by a counterparty is considered unlikely. As at November 30, 2003, Corel had US dollar foreign exchange forward contracts with maturity dates from January 9, 2004 to November 26, 2004 to purchase a total of CDN $13.6 million (estimated fair value CDN $14.1 million). As at November 30, 2002, Corel had US dollar foreign exchange forward contracts with maturity dates from December 23, 2002 to August 8, 2003 to purchase a total of CDN $9.7 million (estimated fair value CDN $9.8 million).

10.  SHARE CAPITAL

COMMON SHARES - PREDECESSOR

There were an unlimited number of common shares ("Predecessor Common Shares") authorized at November 30, 2002.

On October 30, 2001, Corel completed the acquisition of Micrografx, Inc. The aggregate purchase price paid, including acquisition costs of $1.5 million, was approximately $33.8 million consisting of 6,894,250 Predecessor Common Shares valued at $16.0 million and participation rights valued at $16.3 million, which were settled for cash in October 2002

On March 15, 2002, Corel completed the acquisition of SoftQuad. The aggregate purchase price paid was approximately $18.1 million, consisting of 11,071,833 Predecessor Common Shares valued at $16.9 million and the remaining amount consisting of $1.2 million in acquisition costs.

Holders of stock options for Predecessor Common Shares were given the option to elect to receive the amount above the exercise price up to $1.05 ($1.4820 CAD) per share. All stock options not exercised or exchanged, expired on August 30, 2003.

COMMON SHARES - SUCCESSOR

On August 28, 2003 Vector purchased the outstanding Predecessor Common Shares of the Company. As part of the Arrangement the Company was authorized to issue an unlimited number of Series B Shares and an unlimited number of Corel New Common Shares. Each of the Predecessor Common Shares that were not held by Vector were converted into one fully paid and non-assessable Corel New Common Share and one Corel Series B share. Vector purchased and subsequently canceled the balance of the Corel New Common Shares for $0.30 per share and the Corel Series B Shares for $0.75 per share. The Predecessor Common Shares held by Vector were converted into 3.5 Corel New Common Shares resulting in 43,750,000 Corel New Common Shares issued and outstanding.

PREFERRED SHARES - PREDECESSOR

There were an unlimited number of participating, convertible, non-voting, non-redeemable Series "A" preferred shares ("Series "A" preferred shares') authorized at November 30, 2002. The dividend rights were the same as for common shares, other than dividends or other distributions to the extent payable in the form of common shares. Dividends on each full and each fractional Series "A" preferred shares were cumulative.

In the event of liquidation of Corel, the greater of the $5.625 per share purchase price plus all accrued and unpaid dividends, and the amount per share that could be distributed to common shareholders, assuming the conversion of the Series "A" preferred shares, would be distributed to the holders of the preferred shares. If such payment is made, Series A preferred shareholders will have no further claim on assets. On March 24, 2003 Vector acquired 22,890,000 of the Series "A" preferred shares. On August 18, 2003, Vector converted 12,500,000 shares into Predecessor Common Shares.

PREFERRED SHARES - SUCCESSOR

As a result of the acquisition by Vector, the balance of the Series A Preferred Shares held by Vector (10,390,000 shares) were converted one for one into New Series A preferred shares with the same rights and obligations as the Predecessor Series 'A' Preferred shares..

11.  VECTOR ACQUISITION

On August 28, 2003 Vector, including Vector cc Acquisition, Inc. ("Vector cc Acquisition") acquired Corel (see note 10). The Company accounted for the transaction as a business combination by applying push down accounting and consequently revalued its balance sheet to reflect the fair market value of the assets and liabilities of the Company with a corresponding $8.5 million increase to goodwill. Subsequent to the acquisition, Corel Corporation amalgamated with Vector cc Acquisition. The following charts summarizes the changes made to the accounts of the Company as a result of the comprehensive revaluation.

                                  BALANCE BEFORE   ACQUISITION   BALANCE AFTER    VECTOR CC   AMALGAMATED
                                    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ACQUISTION     COMPANY
                                  --------------   -----------   ------------    ----------   -----------
Cash and cash equivalents            $ 16,089        $             $ 16,089       $            $ 16,089
Accounts receivable                    21,817         (2,951)        18,866                      18,866
Note receivable                        39,775                        39,775        (39,775)
Other current assets                   12,992                        12,992                      12,992
Long lived assets                      13,420         43,605         57,025                      57,025
Other current liabilities             (26,973)          (346)       (27,319)                    (27,319)
Long term debt                                                                     (29,973)     (29,973)
Future Tax                               (667)           667
Deferred Revenue                      (11,615)         7,225         (4,390)                     (4,390)
                                     --------        -------       --------       --------     --------
Net Assets (excluding Goodwill)        64,838         48,200        113,038        (69,748)      43,290
Purchase Price                                                      121,518
                                                                   --------                    --------
Goodwill                                                           $  8,480                    $  8,480
                                                                   ========                    ========

PURCHASE PRICE

Series 'A' preferred shares                $ 12,876
Purchase of employee stock option rights        753
Acquisition costs                            10,242
Corel New Common Shares                      27,899
New Series A preferred shares                69,748
                                           --------
Net purchase price                         $121,518
                                           ========

12.  RESTRUCTURING CHARGE

During the three months ended November 30, 2003 the company underwent an organizational rationalization that resulted in the termination of 126 employees. All material amounts relating to this $1,138 charge were paid in the quarter and there were no future service requirements from affected employees.

13.  INCOME TAXES

Income tax expense (recovery) consists of the following:

                                                           Successor
                                  Predecessor    -----------------------------
                                3 MONTHS ENDED   9 MONTHS ENDED    YEAR ENDED
                                 NOVEMBER 30,      AUGUST 28,     NOVEMBER 30,
                                     2003             2003            2002
                                --------------   --------------   ------------
Current:
Canadian                             $222           $(4,320)        $    662
Foreign                                96               563              905
                                     ----           -------         --------
                                      318            (3,757)           1,567
                                     ----           -------         --------
Future:
Canadian                                                              (5,181)
Foreign                                                (138)          (4,967)
                                                    -------         --------
                                                       (138)         (10,148)
                                     ----           -------         --------
Income tax expense (recovery)        $318           $(3,895)        $ (8,581)
                                     ====           =======         ========

The reported income tax provision differs from the amount computed by applying the Canadian statutory rate to income before taxes for the following reasons:

                                                                            Successor
                                                   Predecessor    -----------------------------
                                                 3 MONTHS ENDED   9 MONTHS ENDED    YEAR ENDED
                                                  NOVEMBER 30,      AUGUST 28,     NOVEMBER 30,
                                                      2003             2003            2002
                                                 --------------   --------------   ------------
Income (loss) before income taxes and share
   of loss of equity Investments:                   $(8,711)         $(24,075)      $(103,815)
                                                    -------          --------       ---------
Expected statutory rate                                37.0%             37.0%           39.0%
                                                    -------          --------       ---------
Expected tax expense (recovery)                      (3,223)           (8,908)        (40,488)
Foreign tax rate differences                             85               254            (278)
Losses not recognized for tax purposes                1,850             6,318          14,290
Non-deductible expenses and non-taxable income        1,468             2,826          17,078
Prior years losses                                      (84)             (253)
Reassessment of prior years                                            (4,756)
Withholding tax on foreign income                       192               417             500
Other                                                    30               207             317
                                                    -------          --------       ---------
Reported income tax expense (recovery)              $   318          $ (3,895)      $  (8,581)
                                                    =======          ========       =========

As at November 30, 2003, Corel has tax loss carryforwards of approximately $240.0 million, which expire during the years 2006 to 2020. Approximately $13.0 million of these losses acquired with the purchase of Micrografx are restricted in the amount of the loss that may be claimed each year based on U.S. tax loss limitations. Corel also has investment tax credits of approximately $7.0 million which expire during the years 2008 to 2013.

                                                                 SCHEDULE 1.1.33

See Tab 10

                                                                 SCHEDULE 1.1.34

COREL CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF AUGUST 31, 2004 AND NOVEMBER 30, 2003
(IN '000'S)

                                             AUGUST 31, 2004   NOVEMBER 30, 2003
                                             ---------------   -----------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                         18,312             18,495
Restricted cash                                    2,076              1,830
Short term investments                             9,945              5,993
Accounts Receivable
   Trade                                          12,563             12,583
   Other                                             277                104
Inventory                                            156                313
Prepaids                                           1,254              1,244
                                                 -------            -------
Total Current Assets                              44,583             40,562
                                                 -------            -------
LONG-LIVED ASSETS
Capital assets                                     3,389              4,899
Intangible assets                                 32,280             46,515
Goodwill                                           8,834              8,480
Deferred financing charge                          1,482                528
                                                 -------            -------
TOTAL ASSETS                                      90,568            100,984
                                                 =======            =======
LIABILITIES
CURRENT
Accounts payable and accrued liabilities          18,018             21,383
Current portion of loans payable                  15,960              2,619
Income taxes payable                               5,985              6,085
Deferred Revenue                                   6,941              6,822
                                                 -------            -------
Total Current Liabilities                         46,904             36,909
                                                 -------            -------
LONG-TERM LIABILITIES
Long-term portion of loans payable                30,600              7,303
Subordinated debt                                                    16,973
Deferred revenue                                   1,646              1,204
                                                 -------            -------
Total Liabilities                                 79,150             62,389
                                                 -------            -------
OWNER'S EQUITY
Share Capital
   Class A common shares                           8,763             45,221
   Class B common shares                           1,527
   Preferred Shares                               14,936             20,780
Contributed surplus                              320,917            320,917
Retained earnings
   Predecessor                                  (339,294)          (339,294)
   Successor                                       4,569             (9,029)
                                                 -------            -------
Total Shareholders' equity                        11,418             38,595
                                                 -------            -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        90,568            100,984
                                                ========           ========

COREL CORPORATION
OPERATING INCOME STATEMENT
(IN THOUSANDS OF US DOLLARS)

                                            SUCCESSOR        PREDECESSOR
                                         9 MONTHS ENDING   9 MONTHS ENDING
                                         AUGUST 31, 2004   AUGUST 31, 2003
                                         ---------------   ---------------
REVENUE                                       80,136            85,386
COST OF SALES                                  6,842            12,222
                                             -------           -------
GROSS MARGIN                                  73,294            73,164
                                             -------           -------
OPERATING EXPENSES
   Sales and Marketing                        27,552            41,969
   Research and Development                    7,567            12,669
   General and Administration                 15,630            28,463
   Restructuring                               3,250
                                             -------           -------
   TOTAL OPERATING EXPENSES                   53,999            83,101
                                             -------           -------
   NET EBITDA                                 19,295            -9,937

OTHER NON CASH, NON OPERATING EXPENSES
  Recovery on legal proceedings                2,895
  Depreciation and Amortization              -13,765            -9,391
  Other non-operating gains (losses)             203               -48
  Write-down of investments                                     -7,400
  Interest Expense                            -1,311
  Interest Income                                807             1,383
  Foreign Exchange                               -38             1,330
                                             -------           -------
NET INCOME BEFORE UNDEMOTED                    8,086           -24,063
Income Taxes                                  -5,512            -3,895
Share loss on equity investments                                 1,142
                                             -------           -------
NET INCOME                                    13,598           -21,310
                                             =======           =======

NOTE

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). The Company was acquired by Vector Capital ("Vector"), a venture capital company based out of California, on August 28, 2003. The Company accounted for the acquisition by allocating the purchase price paid by Vector to the Company's net assets (push-down accounting). Because of the application of push-down accounting, the consolidated financial statements for the periods ended prior to August 29, 2003 (Predecessor) are not comparable to the consolidated financial statements for the periods ended after August 28, 2003 (Successor)

COREL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDING AUGUST 31, 2004 AND 2003
(IN '000'S)

                                                            SUCCESSOR        PREDECESSOR
                                                         9 MONTHS ENDING   9 MONTHS ENDING
                                                         AUGUST 31, 2004   AUGUST 31, 2003
                                                         ---------------   ---------------
Net income/loss                                               13,598           -21,310
   Depreciation and amortization                              14,314            10,240
   Allowance for bad debts                                       (18)              755
   Future income taxes                                                            -139
   Loss on investments                                                              48
   Write down of long term investments                                           7,400
   Loss (gain) on fixed assets                                  (453)               67
   Share of loss of equity investments                                           1,142

Operating Assets
   Restricted Cash                                              (246)             -309
   Accounts Receivable                                           134            -2,364
   Inventory                                                     156                28
   Prepaids                                                      (10)           -1,071
   Accounts Payable and Accrued Liabilities                   (3,199)             -457
   Taxes payable                                                (100)              -27
   Deferred Revenue                                              751             1,861
                                                             -------           -------
Cash flow from operations                                     24,927            -4,136
                                                             -------           -------

Financing
   Repayment of term loan                                    (11,300)
   Issuance of common shares                                                        69
   Term loan financing                                        47,500
   Repayment of subordinated debt                            (16,973)
   Paid up capital reduction                                 (40,774)
   Purchase by Vector                                           (355)          -47,158
   Financing fees incurred                                    (1,101)
   Utilization (repayment) of operating line of credit           438
                                                             -------           -------
Cash flow from Financing activities                          (22,565)          -47,089
                                                             -------           -------
Investing
   Proceeds on disposal of fixed asset                         1,851                33
   Redemption (purchase) of short term investments            (3,952)           47,980
   Purchase long lived assets                                   (444)           -1,440
                                                             -------           -------
Cash flow from Investing activities                           (2,545)           46,573
                                                             -------           -------
Increase (Decrease) in cash                                     (183)           -4,652
Opening Cash                                                  18,495            18,874
                                                             -------           -------
Closing Cash                                                  18,312            14,222
                                                             =======           =======

                                                                 SCHEDULE 1.1.45

See Tab 5

                                                                 SCHEDULE 1.1.61

                         JASC STOCKHOLDER SIGNATURE PAGE

          This signature page is executed pursuant to the Agreement and Plan of Merger among Corel Corporation, Corel JS Acquisition, Inc., Jasc Software, Inc. and the Principal Stockholders dated as of_____________, 2004 (the "AGREEMENT"). All capitalized terms used in this signature page have the meanings given to them in the Agreement. The undersigned Jasc Stockholder represents and warrants to the Merger Subsidiary and Corel as follows and acknowledges that the Merger Subsidiary and Corel are relying upon the following representations and warranties in connection with the Transaction:

1.1 COREL COMMON SHARES. With respect to the Corel Common Stock, the Jasc
Stockholder:

     1.1.1 understands that those shares have not been and will not be registered under the Securities Act, and that the issuance of those shares is being made in reliance on a private placement exemption;

     1.1.2 is acquiring those shares for its own account;

     1.1.3 acknowledges those shares are not freely transferable;

     1.1.4 has had the opportunity to ask all questions and to obtain all other information from the Merger Subsidiary and Corel as it has deemed necessary in connection with its decision to acquire those shares; and

     1.1.5 acknowledges that it is not acquiring those shares as a result of any "general solicitation" or "general advertising," as those terms are used in Regulation D under the Securities Act.

1.2 NO FOREIGN PERSON. The Jasc Stockholder that is acquiring shares forming part of the Total Equity Consideration is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

1.3 INCORPORATION AND STATUS OF THE JASC STOCKHOLDER. If an Entity, the Jasc Stockholder is duly formed and validly existing under the laws of its jurisdiction of formation.

1.4 POWER OF THE JASC STOCKHOLDER AND DUE AUTHORIZATION. If an Entity, the Jasc Stockholder has all necessary power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and each of the Related Agreements to which the Jasc Stockholder is a party has been duly authorized by the Jasc Stockholder. This Agreement has been duly executed and delivered by the Jasc Stockholder and is a valid and binding obligation of the Jasc Stockholder, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, each of the Related Agreements to which the Jasc Stockholder is a party will be duly executed and delivered by the Jasc Stockholder and will be valid and binding obligations of the Jasc Stockholder, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies, provided that (i) no representation as to enforceability is made with respect to the agreements described in section
4.1.6 of the Agreement, and (ii) the enforceability of the indemnification provisions contained in Schedule B to the Corel Minority Shareholders' Agreement may be limited by applicable federal or state securities laws.

1.5 TITLE TO, AND RIGHT TO SELL, PURCHASED SHARES. The Jasc Stockholder is the sole registered and beneficial owner of those Jasc Shares set out opposite the Jasc Stockholder's name on Schedule 3.1.3 with good and marketable title to those Jasc Shares, free of all Charges. There are no subscriptions, warrants, options, calls, or other rights or Contracts to which the Corporation or any Jasc Stockholder is subject to or bound which in any way limit or restrict the consummation of the Transaction (specifically in respect of that Jasc Stockholder's Jasc Shares) and there are no shareholders agreements, pooling agreements, voting trusts or other Contracts with respect to the voting of the Jasc Shares other than as set out in Schedule 3.1.3. At or prior to the Time of Closing, those agreements and restrictions will have been complied with or terminated (and evidence in form and substance satisfactory to the Merger Subsidiary to that effect will have been provided to the Merger Subsidiary).

1.6 NO CONTRAVENTION BY JASC STOCKHOLDERS. None of the entering into of this Agreement or any Related Agreement, the consummation of the Transaction or the performance by the Jasc Stockholder of that Jasc Stockholder's other obligations under this Agreement or any Related Agreement to which it is a party (a) will contravene, breach or result in any default under (1) if the Jasc Stockholder is an Entity, the certificate of incorporation, by-laws, constating documents or other organizational documents of that Jasc Stockholder, (2) any license, permit, order, judgment, decree or Law to which the Jasc Stockholder is a party or by which it may be bound or (b) contravenes, breaches or results in any default under, or conflicts with or will conflict with or results in or will result in any modification of any of the terms of or results in or will result in the termination of or the creation of any Charge, acceleration right or other right pursuant to the terms of any Contract to which the Jasc Stockholder is a party or by which it may be bound or will in any way affect the continuation, validity or effectiveness of any such Contract.

1.7 APPOINTMENT OF STOCKHOLDER REPRESENTATIVE. Each Jasc Stockholder designates and appoints Robert V. Voit as the Stockholder Representative under this Agreement and authorizes the Stockholder Representative to take such actions on behalf of such Jasc Stockholder under this Agreement, including, but not limited to, accepting notices, reviewing information provided to the Stockholder Representative and executing the certificate required in section 4.1.1 on behalf of each Jasc Stockholder, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken, or omitted to be taken, by it in good faith in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not be liable for actions he takes or fails to take in the absence of his own gross negligence or willful misconduct.

1.8 The undersigned Jasc Stockholder acknowledges that:

     1.8.1 the Jasc Stockholder has received a copy of the Agreement and each of the Related Agreements to which it is or will be a party (the "TRANSACTION AGREEMENTS");

     1.8.2 the Jasc Stockholder has had sufficient time to review and consider the Transaction Agreements and the transactions contemplated by the Transaction Agreements thoroughly;

     1.8.3 the Jasc Stockholder has read and understands the terms of the Transaction Agreements and the Jasc Stockholder's obligations under the Transaction Agreements;

     1.8.4 the Jasc Stockholder has been given an opportunity to obtain independent legal advice, or other advice as the Jasc Stockholder may desire, concerning the interpretation and effect of the Transaction Agreements and the transactions contemplated by the Transaction Agreements, and by signing this Jasc Stockholder Signature Page the Jasc Stockholder has either obtained advice or voluntarily waived the Jasc Stockholder's opportunity to receive that advice;

     1.8.5 the Agreement is entered into voluntarily by the Jasc Stockholder;
and

     1.8.6 the Jasc Stockholder is a "Jasc Stockholder" for all purposes of the Agreement and is bound by and subject to all rights and obligations of Jasc Stockholders under the Agreement.

--------------------------------------   ---------------------------------------
Signature of Witness                     Signature of Jasc Stockholder or
                                         Authorized Signatory

--------------------------------------   ---------------------------------------
Name of Witness (please print or         Name of Jasc Stockholder (please print
type)                                    or type)

--------------------------------------   ---------------------------------------
Address of Witness (please print or      Name and Title of Authorized Signatory
type)                                    (if the Jasc Stockholder is not an
                                         individual)

                                                                 SCHEDULE 1.1.98

                              STOCKHOLDER EXPENSES

-    HSR - $22,500

- Change in control, net of Kris Tufto loan repayment - $1,515,000, plus associated payroll taxes of $25,782.50

-    Faegre & Benson LLP-$175,000

-    Eide Bailley - $39,000

-    Merchant & Gould - $4,635

-    Hensley, Kim & Edgington, LLC - $ 1,590

- Severance Costs (including paid time-off) - Craig Letourneau: $89,723.08; Jon Ort: $96,369.23 (plus associated payroll taxes of $3,135.59)

- Goldsmith Agio Helms - $853,033.01 (includes $177,345.35 paid as of September 30, 2004)

- Estimated associated payroll taxes in connection with the Corporation's cash out of all unexercised outstanding options under the Jasc Software, Inc. 1997 Omnibus Stock Plan - $42,542.76

- Estimated associated payroll taxes in connection with the exercise of outstanding options expected to be exercised under the Jasc Software, Inc. 1997 Omnibus Stock Plan - $2,912.84

NOTE: The above costs are based on estimates as of the date of signing the Agreement. Expenses of Faegre & Benson, Eide Bailey, Goldsmith Agio Helms and the IP Lawyers and miscellaneous expenses associated with the Transaction will not be known with certainty until the Closing Date.

                                                                SCHEDULE 1.1.115

See Tab 9

                                                                SCHEDULE 1.1.117

Jasc Software Inc
Detailed Bal Sheet

                                                                        GAAP      Final 9/30/2004
                                                       30/09/2004   Adjustments    Balance Sheet
                                                       ----------   -----------   ---------------
ASSETS
Current assets:
   Cash and cash equivalents                            2,531,337                     2.531,337
   12000 AR-TRADE                                       5,786,721                     5,786,721
   12003 A/R RECONCILING ITEMS                            284,276                       284,276
   12048 ALLOWANCE FOR DOUBTFUL A/R                       -81 312                       -81 312
   12049 ALLOWANCE FOR SALES RETURNS                   -1,406,601                    -1,406,601
   12051 ACCRUED ROYALTY REPORTS                          206,000                       206,000
                                                       ----------                    ----------
   Accounts receivable                                  4,789,084                     4,789,084
                                                       ----------                    ----------
   12060 NOTES RECEIVABLE                                 215,000     -215,000                0
   12010 A/R EMPLOYEE RECEIVABLES                          60,000                        60,000
                                                       ----------                    ----------
   Other receivable                                       275,000                        60,000
                                                       ----------                    ----------
   13000 INVENTORY                                      1,447,219                     1,447,219
   13007 CONSIGNED INVENTORY                               35,314                        35,314
   13010 INVENTORY OBSOLESCENCE RESERV                   -412,000                      -412,000
                                                       ----------                    ----------
   Inventories                                          1,070,533                     1,070,533
                                                       ----------                    ----------
   14002 PREPAID INSURANCE                                 34,600                        34,600
   14003 PREPAID ADVERTISING                              249,531                       249,531
   14004 PREPAID POSTAGE                                   29,483                        29,483
   14005 PREPAID MAINTENANCE                               45,054                        45,054
   14006 PREPAID TRAVEL                                         0                             0
   14007 PREPAID LOCALIZATION                             998,766                       998,766
   14008 PREPAID DEVELOPMENT                              339,934                       339,934
   14009 PREPAID LICENSE FEES                             224,652                       224,652
                                                       ----------                    ----------
   Prepaid expenses                                     1,922,020                     1,922,020
                                                       ----------                    ----------
Total current assets                                   10,587,974                    10,372,974
                                                       ----------                    ----------
Property & equipment
   15001 COMPUTER EQUIPMENT                             1,937,035                     1,937,035
   15003 OFFICE EQUIPMENT                                 177,359                       177,359
   15005 OFFICE FURNITURE                                 457,413                       457,413
   15007 SOFTWARE                                       1,094,567                     1,094,567
                                                       ----------                    ----------
   Equipment and software                               3,666,374                     3,666,374
                                                       ----------                    ----------
   15011 LEASEHOLD IMPROVEMENTS                           236,019                       236,019
                                                       ----------                    ----------
   Total fixed assets                                   3,902,393                     3,902,393
                                                       ----------                    ----------
   15999 ACCUMULATED DEPRECIATION                      -3,225,452                    -3,225,452
                                                       ----------                    ----------
   Net fixed assets                                       676,941                       676,941
                                                       ----------                    ----------
Other assets:
   16001 DEPOSITS                                          13,773                        13,773
   16005 LONG TERM NOTE RECEIVABLE                        260,000       -260,000              0
                                                       ----------                    ----------
   Other Assets                                           273,773                        13,773
                                                       ----------                    ----------
   17001 ACQUIRED TECHNOLOGIES                            899,324                       899,324
   17002 ACCUMULATED AMORTIZATION                        -446,523                      -446,523
   17010 PATENT ACQUISITION COSTS                         115,798                       115,798
   17011 ACC. AMORT. PATENT COSTS                         -67,794                       -67,794
                                                       ----------                    ----------
   Intangible assets, net of accumulated amortizatio      500,805                       500,805
                                                       ----------                    ----------
   19100 INVESTMENT IN SUBSIDIARY                               1                             1
   19001 INCORPORATION COSTS                                  140                           140
   19002 INC COSTS ACCUMULATED AMORTZTI                      -140                          -140
                                                       ----------                    ----------
Total assets                                           12,039,494                    11,564,494
                                                       ==========                    ==========

Jasc Software Inc
Detailed Bal Sheet

                                                                        GAAP      Final 9/30/2004
                                                       30/09/2004   Adjustments    Balance Sheet
                                                       ----------   -----------   ---------------
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   21000 ACCOUNTS PAYABLE                               1,924,265                     1,924,265
   21005 UNBILLED RECEIVERS                               236,099                       236,099
                                                       ----------                    ----------
   Accounts payable                                     2,160,364                     2,160,364
                                                       ----------                    ----------
   22010 ACCRUED DISTRIBUTION EXPENSES                    699,005                       699,005
   22050 ACCRUED REBATES                                  434,688                       434,688
   22011 ACCRUED ROYALTIES                                279,424                       279,424
   23000 ACCRUED PAYROLL                                        1                             1
   23001 ACCRUED VACATION                                 622,469                       622,469
   23002 ACCRUED BONUSES                                   55,471                        55,471
   23003 ACCRUED COMMISSIONS                               91,029                        91,029
   23025 ACCRUED PROFIT SHARING                           -63,392                       -63,392
   23030 FLEX SPENDING                                     31,128                        31,128
                                                       ----------                    ----------
   Accrued employee expenses                              736,706                       736,706
                                                       ----------                    ----------
   22000 ACCRUED EXPENSES                                 948,972                       948,972
   24001 SALES TAX PAYABLE - MN                             3,062                         3,062
   24002 SALES TAX PAYABLE - CA                             2,567                         2,567
   24003 SALES TAX PAYABLE - OH                             2,472                         2,472
   24010 GST PAYABLE/RECEIVABLE                            61,287                        61,287
   28001 USE TAX PAYABLE                                    7,793                         7,793
                                                       ----------                    ----------
   Other accrued expenses                               1,026,153                     1,026,153
                                                       ----------                    ----------
   Current maturities of long-term debt
   25500 CURRENT LEASE OBLIGATION                           2,725                         2,725
                                                       ----------                    ----------
   Current maturities of lease payments                     2,725                         2,725
                                                       ----------                    ----------
   29000 CUSTOMER DEPOSITS                                 88,659                        88,659
   29050 DEFERRED REVENUE - I.P.                          107,013                       107,013
   29051 DEFERRED REVENUE - OTHER                         475,000     -475,000                0
                                                       ----------                    ----------
   Deferred Revenue                                       670,672                       195,672
                                                       ----------                    ----------
Total current liabilities                               6,009,737                     5,534,737
                                                       ----------                    ----------
   28000 LONG TERM LEASE OBLIGATION                         2,073                         2,073
                                                       ----------                    ----------
Long-term debt                                              2,073                         2,073
                                                       ----------                    ----------
Shareholders' equity
   31000 COMMON STOCK                                      44,052                        44,052
   32000 APIC                                           1,512,448                     1,512,448
   38000 RETAINED EARNINGS                              4,757,379                     4,757,379
   28010 INTERNATIONAL TAX WITHHOLDING                   -206,316                      -206,316
   38020 SHAREHOLDER DISTRIBUTIONS                       -600,027                      -600,027
                                                       ----------                    ----------
   Shareholder distributions                             -806,343                      -806,343
                                                       ----------                    ----------
   NET INCOME YTD                                         520,148                       520,148
                                                       ----------                    ----------
   Retained earnings                                    4,471,184                     4,471,184
                                                       ----------                    ----------
Total Shareholders' equity                              6,027,684                     6,027,684
                                                       ----------                    ----------
Total liabilities and shareholders' equity             12,039,494                    11,564,494
                                                       ==========                    ==========

Jasc Software, Inc.
September 2004 Income Statement

                                                SEP-04
                                              ---------
Net sales                                     3,570,317
Cost of sales                                 1,174,991
                                              ---------
   Gross profit                               2,395,326

Operating expenses:
   Research and development                     482,230
   Sales and marketing                          921,083
   General and administrative                   329,765
   Profit sharing/stock based compensation      138,245
                                              ---------
   Operating expenses before bonus            1,871,323
                                              ---------
Operating income                                524,004
                                              ---------
Other income (expense):
   Interest expense                                 (48)
   Interest income                                4,554
   Other income (expense)                        27,943
   State tax filings                                 --
                                              ---------
   Total other income and expense                32,449
                                              ---------
Net income before taxes                         556,452
                                              ---------
Income tax accrual
Net income (loss)                               556,452
                                              =========

                                                                  SCHEDULE 3.1.3

                           CAPITAL OF THE CORPORATION

Authorized: 10,000,000 shares of common stock and 5,000,000 shares of preferred stock.

                             COMMON STOCK OWNERSHIP

Beneficial Owner           No. of Shares of Common Stock
----------------           -----------------------------
Jonathan Craig Ort                     400,000
Laura Jeanne Voit                      400,000
Robert V. Voit GRAT                    400,000
Robert Vincent Voit                  3,200,000
Kris Tufto                               5,000
Joseph Fromm                               200
                                     ---------
TOTAL SHARES OUTSTANDING             4,405,200

                          COMMON STOCK OPTIONS SUMMARY

EXECUTIVES                                     Total Options Outstanding
----------                                     -------------------------
Kris Tufto                                              195,000
Susan Dub                                                40,000
Jon Ort                                                  40,000
Craig Letourneau                                         40,000
Karen Drost                                              20,000
Harold Fagley                                            20,000
                                                        -------
SUBTOTAL                                                355,000

OUTSIDE DIRECTORS                              Total Options Outstanding
-----------------                              -------------------------
Robert Kill                                              16,000
                                                         ------
SUBTOTAL                                                 16,000

OTHER EMPLOYEES                                Total Options Outstanding
---------------                                -------------------------
Anderson, Kelly                                             674
Dolan, Andrew                                             1,000
Edwards, ElShaddai                                          718
Gunderson, Suzann                                           474
Huberty, Tom                                              6,000
McGaughey, Pat                                            1,392
Mork, Jim                                                 6,000
Netzke, Kathy                                               384
Ransom, Mark                                              6,000
Shotts, Russ                                              6,000
Weise, Cheryl (Mary Weise is the successor)*                498
Winkel Cliff                                              6,000
                                                        -------
SUBTOTAL                                                 35,140
                                                        406,140

* Cheryl Weise is the record holder. Cheryl died in September 2004. Mary Weise is the heir to her estate and now the beneficial owner of the options

     Certain of the Vendors and holders of options to purchase shares of the Corporation are parties to Shareholder Agreements or Optionholder Agreements that prohibit the transfer of shares of the Corporation in a manner that would cause the Company's S corporation status to terminate. These agreements will terminate prior to the Time of Closing.

                                                                  SCHEDULE 3.1.7

                             APPROVALS AND CONSENTS

- The filing of a certificate of merger with the State of Minnesota is required to consummate the Merger

- Each contract listed in these Schedules that is denoted with a "(Y)" may require the approval or consent of the other party to such contract in connection with the consummation of the Transactions or any subsequent transfers to direct or indirect subsidiaries of Corel.

- Revolving Credit Agreement, dated as of November 23, 1998, between the Corporation and Bremer Bank, N.A. (formerly known as Firstar Bank, N.A., which was formerly known as Firstar Bank of Minnesota, N.A.)

     - Amendment and Waiver No. 1 to Revolving Credit Agreement, dated as of May 19, 1999

     - Amendment No. 2 to Revolving Credit Agreement, dated as of September 22, 1999

     -    Amendment No. 3 to Revolving Credit Agreement, dated as of January 14,
          2000

     -    Amendment No. 4 to Revolving Credit Agreement, dated as of April 19,
          2000

     -    Amendment No. 5 to Revolving Credit Agreement, dated as of June 13,
          2000

     -    Amendment No. 6 to Revolving Credit Agreement, dated as of October 5,
          2000

     - Amendment No. 7 to Revolving Credit Agreement, dated as of December 20, 2000

     -    Amendment No. 8 to Revolving Credit Agreement, dated as of June 12,
          2001

     -    Amendment No. 9 to Revolving Credit Agreement, dated as of August 10,
          2001

     -    Amendment No. 10 to Revolving Credit Agreement, dated as of June 12,
          2002

     -    Amendment No. 11 to Revolving Credit Agreement, dated as of June 13,
          2003

     - Amendment No. 12 to Revolving Credit Agreement, dated as of September 12, 2003

     - Amendment No. 13 to Revolving Credit Agreement, dated as of September 15, 2004

Closing Required Consents

1. Customer Agreement, dated June 4, 2004, between MessageLabs, Inc. and the Corporation

2. UnityMail Enterprise License Agreement, dated May 25, 2001, between the Corporation and MessageMedia, Inc.

3. Two Unlimited Copy License Agreements, undated, between the Corporation and Access Softek, Inc.

4. Annual Distribution License Agreement, undated, between the Corporation and AccuSoft Corporation

5. Quicktime 5 Software Distribution Agreement, dated December 7, 2001, between the Corporation and Apple Computer, Inc., as amended August 2003

6. Software License Agreement, dated October 28, 2003, between the Corporation and Bibble Labs, Inc.

7. Embedded Software Agreement, dated May 11, 1999, between Bengt Computer Graphics LLC and the Corporation, including Customer Support Schedule, as amended January 24, 2002

8. License Agreement for Software Development Kit, dated November 17, 1999, between the Corporation and Digimarc Corporation

9. Software Development and License Agreement, dated April 13, 2004, between ECI Technology Solutions and the Corporation, as addended April 13, 2004

10. Software License and Distribution Agreement, effective December 31, 1998, between Enroute, Inc. and Sierra Imaging, Inc., as amended August 16, 2001, as sublicensed to the Corporation pursuant to a Letter Agreement, dated December 3, 2001, among the Corporation, Enroute, Inc. and Sierra Imaging, Inc.

11. Software Distribution Agreement, dated September 23, 2003, between the Corporation and Avery Dennison Office Products (PS Album); Promotional Agreement, dated January 7, 2003, between the Corporation and Avery Dennison Office Products (PSP 8); Promotional Agreement, dated January 28, 2003, between the Corporation and Avery Dennison Office Products (PS Album); Promotional Agreement, dated May 17, 2004, between the Corporation and Avery Dennison Office Products Company

12. License Agreement, dated June 26, 1999, between the Corporation and Microgetics Corporation

13. Distribution Agreement, dated June 9, 1998, between the Corporation and Ingram Micro

14. Navarre Corporation CPD Consignment Agreement, dated April 30, 2001, between the Corporation and Navarre Corporation

15. Direct Sales Agreement, dated January 17, 2003, between the Corporation and Software Spectrum, Inc.

16. Software Distribution Agreement, dated June 19, 1998, between Tech Data Product Management, Inc. and the Corporation

17. Digital Imaging Software License Agreement, dated January 31, 2004, between Dell Products L.P. and the Corporation

18. Source Code License Agreement, dated as of December 14, 2001, among Conexant Systems, Inc., Sierra Imaging, Inc. and the Corporation

19. Kodak Digital Science Reference SDK for the FlashPix Format License Agreement, undated, between the Corporation and Kodak Corporation

20. Online Services Agreement, dated November 12, 2003, between the Corporation and MyPublisher, Inc., as amended October 7, 2004

21. Software License Agreement, dated March 18, 2004, between the Corporation and LC Technology International, Inc. for PhotoRecovery

22. End-User License Agreement, dated March 31, 2004, between the Corporation and InstallShield Software Corporation

23. Computer Software Distribution Agreement dated January 21, 1999 between the Corporation and Navarre

24.  License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG
     Pro) [click through license]

25. License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG - not Pro) [click through license]

26. The Corporation will obtain a signed copy of a letter agreement with Shutterfly, Inc. dated October 2004 regarding inclusion of Shutterfly code in the Corporation's products.

                                                                 SCHEDULE 3.1.11

                           LIABILITIES AND GUARANTEES

- Revolving Credit Agreement, dated as of November 23, 1998, between the Corporation and Bremer Bank, N.A. (formerly known as Firstar Bank, N.A., which was formerly known as Firstar Bank of Minnesota, N.A.)

     - Amendment and Waiver No. 1 to Revolving Credit Agreement, dated as of May 19, 1999

     - Amendment No. 2 to Revolving Credit Agreement, dated as of September 22, 1999

     -    Amendment No. 3 to Revolving Credit Agreement, dated as of January 14,
          2000

     -    Amendment No. 4 to Revolving Credit Agreement, dated as of April 19,
          2000

     -    Amendment No. 5 to Revolving Credit Agreement, dated as of June 13,
          2000

     -    Amendment No. 6 to Revolving Credit Agreement, dated as of October 5,
          2000

     - Amendment No. 7 to Revolving Credit Agreement, dated as of December 20, 2000

     -    Amendment No. 8 to Revolving Credit Agreement, dated as of June 12,
          2001

     -    Amendment No. 9 to Revolving Credit Agreement, dated as of August 10,
          2001

     -    Amendment No. 10 to Revolving Credit Agreement, dated as of June 12,
          2002

     -    Amendment No. 11 to Revolving Credit Agreement, dated as of June 13,
          2003

     - Amendment No. 12 to Revolving Credit Agreement, dated as of September 12, 2003

     - Amendment No. 13 to Revolving Credit Agreement, dated as of September 15, 2004

- Revolving Note issued by the Corporation to Firstar Bank, N.A. (formerly known as Firstar Bank of Minnesota, N.A.) on November 23, 1998

- Revolving Note issued by the Corporation to Firstar Bank, N.A. on September 22, 1999

-    Revolving Note issued by the Corporation to Firstar Bank, N.A. on June 13,
     2000

- The Corporation has made contributions to a grantor trust to fund its obligations under the Deferred Compensation Plan for Directors. These amounts are not included on the Corporation's balance sheet.

-    The Corporation has contingent obligations related to the Jasc YE Bonus
     Program.

                                                                 SCHEDULE 3.1.12

                                  INDEBTEDNESS

- Revolving Credit Agreement, dated as of November 23, 1998, between the Corporation and Bremer Bank, N.A. (formerly known as Firstar Bank, N.A., which was formerly known as Firstar Bank of Minnesota, N.A.)

     - Amendment and Waiver No. 1 to Revolving Credit Agreement, dated as of May 19, 1999

     - Amendment No. 2 to Revolving Credit Agreement, dated as of September 22, 1999

     -    Amendment No. 3 to Revolving Credit Agreement, dated as of January 14,
          2000

     -    Amendment No. 4 to Revolving Credit Agreement, dated as of April 19,
          2000

     -    Amendment No. 5 to Revolving Credit Agreement, dated as of June 13,
          2000

     -    Amendment No. 6 to Revolving Credit Agreement, dated as of October 5,
          2000

     - Amendment No. 7 to Revolving Credit Agreement, dated as of December 20, 2000

     -    Amendment No. 8 to Revolving Credit Agreement, dated as of June 12,
          2001

     -    Amendment No. 9 to Revolving Credit Agreement, dated as of August 10,
          2001

     -    Amendment No. 10 to Revolving Credit Agreement, dated as of June 12,
          2002

     -    Amendment No. 11 to Revolving Credit Agreement, dated as of June 13,
          2003

     - Amendment No. 12 to Revolving Credit Agreement, dated as of September 12, 2003

     - Amendment No. 13 to Revolving Credit Agreement, dated as of September 15, 2004

- Revolving Note issued by the Corporation to Firstar Bank, N.A. (formerly known as Firstar Bank of Minnesota, N.A.) on November 23, 1998

- Revolving Note issued by the Corporation to Firstar Bank, N.A. on September 22, 1999

-    Revolving Note issued by the Corporation to Firstar Bank, N.A. on June 13,
     2000

                                                                 SCHEDULE 3.1.14

                                    DIVIDENDS

- The Corporation's Board of Directors has approved a distribution of the Asset Consideration to Jasc Stockholders payable immediately upon receipt by the Corporation of the Asset Sale Consideration.

                                                                 SCHEDULE 3.1.15

                                INSIDER INTERESTS

- Promissory Note of Kris Tufto, the Corporation's President, dated June 16, 2003 in the aggregate principal amount of $60,000. The Corporation has demanded repayment of the Note upon payment of the amount due to Mr. Tufto under his Change-in-Control Agreement. The amount due under the Note will be offset against the amount payable under the Change-in-Control Agreement.

- Joel Ronning, who served as a member of the Corporation's Board of Directors from August 12, 1998 to September 24, 2001, is the Chief Executive Officer of Digital River, Inc. The Corporation is a party to a distribution agreement with Digital River, Inc.

-    See Schedule 3.1.6.

- The Corporation leases a Cadillac Escalade (automobile) that is used primarily by the Corporation's President, including for personal use.

-    Robert Voit's sister and brother are employees of the Corporation.

-    Kris Tufto's cousin, Allison Pankratz, is an employee of the Corporation.

                                                                 SCHEDULE 3.1.16

            AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE

Schedule 3.1.16.1

- Jasc Software, Inc. Retail Service Contract - Best Buy, dated April 14, 2004, between the Corporation and National Retail Services Inc.

Schedule 3.1.16.2

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd.

- Letter Agreement with Bowne Terms, undated, between Bowne Global Solutions II, Inc. and the Corporation, including all ancillary statements of work

- Online Services Agreement, dated November 12, 2003, between the Corporation and MyPublisher, Inc., as amended October 7, 2004 (Y)

- Book Publishing Agreement, dated July 25, 2003, between the Corporation and David Huss

- Book Publishing Agreement, dated September 15, 2003, between the Corporation and Michelle Shefveland

- Retainer Agreement, dated September 8, 2003, between the Corporation and Michelle Shefveland of CottageArts.net

- Agreement, dated September 4, 2002, between Global Fulfillment Services, Inc. and the Corporation (Y)

- Promotional Agreement, dated January 31, 2003, between the Corporation and Imation Corp.

- HP Newsletter Registration Marketing Agreement, dated July 25, 2003, between Hewlett-Packard Europe BV and the Corporation (Y)

- Promotional Agreement, dated July 15, 2003, between the Corporation and McGraw-Hill/Osborne Media (Y)

- Security Services Agreement, dated December 1, 1999, between Harmon Security Services, Inc., and the Corporation (Y)

- Customer Agreement, dated June 4, 2004, between MessageLabs, Inc. and the Corporation (Y)

- Internet Services Agreement, dated April 4, 2002, between US Internet Corp. and the Corporation (Y)

- Contract Agreements, dated March 2, 2003, May 7, 2003 and October 23, 2003, between DWJ Television, Inc. and the Corporation (Y)

- Services Agreement, dated February 1, 2001, between the Corporation and Bell Telephone Incorporated

-    Agreement, dated July 12, 2004, between the Corporation and Olson & Co.

-    Agreement, dated August 19, 2003, between the Corporation and Third Wire

- Agreement, dated July 1, 2004, between the Corporation and Wiley Publishing, Inc.

- Manifest Mailing System Agreement, dated March 12, 2003, between the U.S. Postal Service and the Corporation

Schedule 3.1.16.3

Schedule 3.1.16.4

- End User License Agreement, dated March 31, 2004, between the Corporation and InstallShield Software Corporation (Y)

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Questar

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and BerniSoft

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Flaming Pear

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Connect Distribution sp. z.o.o.

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and CompuTrolley.com

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and ProSoft

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Avanquest France

- Distribution Agreement, dated December 1, 2003, between the Corporation and Gem Distribution Ltd.

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Communique Software [2003 agreement expired, but the 2004 agreement is unsigned]

- International Master Representative Agreement between the Corporation and BroCo software BV [unsigned]

- International Master Representative Agreement between the Corporation and Xpress Soft [unsigned]

- International Master Representative Agreement, dated as of December 27, 2002, between the Corporation and H.C. Top Systems B.V. [2003 agreement (signed December 27, 2002) expired, but the 2004 agreement is unsigned]

- International Master Representative Agreement between the Corporation and Sector Zero, Productos informaticos SA [unsigned]

- International Master Representative Agreement between the Corporation and Daou Data Systems Corp. [unsigned]

- International Master Representative Agreement between the Corporation and Qast Systems Solutions Inc. [unsigned]

- International Master Representative Agreement between the Corporation and The Bird Group [unsigned]

- International Master Representative Agreement between the Corporation and Version, S.A. de CV [unsigned]

- International Representative/Repubisher Agreement, executed as of November 15, 2000, between the Corporation and Global Soft Distribution, Limited [2000 agreement expired, but the 2004 agreement is unsigned]

- License and Distribution Agreement, dated as of September 15, 2003, between the Corporation and CottageArts.net, LLC (Y)

- Letter Agreement, dated September 15, 2003, between the Corporation and Michelle Shefveland

- Programming Services Agreement, dated April 20, 1999, between the Corporation and BAL

- Programming Services Agreement, dated February 2, 2000, between the Corporation and BAL, as amended February 21, 2000, May 20, 2000, April 1, 2001, January 16, 2002, March 21, 2003, April 15, 2004

- Representative Agreement, dated June 1, 2004, between the Corporation and CMI Sales, Inc.

- Direct Sales Agreement, dated January 17, 2003, between the Corporation and Software Spectrum, Inc. (Y)

- Memorandum of Understanding, executed October 9, 2002, between the Corporation and Siemens AG

- Memorandum of Understanding, executed March 11, 2003, between the Corporation and Siemens AG

- Letter Agreement, dated January 17, 2003, between the Corporation and Sound Vision Inc.

- Jasc Authorized Direct Retail Agreement, dated August 22, 2002, between the Corporation and B&H Photo and Video

- Market Development Funds Agreement, dated June 1, 2004, between the Corporation and Amazon.com LLC (Y)

- Distribution and Licensing Agreement, dated October 24, 2002, between the Corporation and Activision Value Publishing, Inc., as amended October 24, 2003

- International Supplier Agreement, dated July 9, 2002, between the Corporation and Softek International, Inc.

- Distribution and Marketing Agreement, dated April 1, 2001, between the Corporation and the Douglas Stewart Company (Y)

- Agreement, dated July 1, 2001, between the Corporation and The McLendon Group, Inc.

-    Agreement, dated June 1, 2002, between the Corporation and Lienau
     Associates

- Agreement, dated December 4, 2003, between the Corporation and Levin Consulting and Agreement, dated October 7, 2003, between the Corporation and Levin Consulting

- Independent Contractor Agreement, dated January 13, 2004, between the Corporation and Test & Automation Consulting, LLC

- Independent Contractor Agreement, dated April 1, 2004, between the Corporation and SWAT Solutions

- Temporary Agency Agreement, dated June 21, 2004, between the Corporation and The Creative Group and Temporary Agency Agreement, dated September 29, 2004, between the Corporation and The Creative Group

- Temporary Agency Agreement, dated August 31, 2004, between the Corporation and The Creative Group (Barb Prindle)

- Temporary Agency Agreement, dated August 31, 2004, between the Corporation and The Creative Group (Will Lotzow)

- Temporary Agency Agreement, dated August 2, 2004, between the Corporation and Mary Weise

- Independent Contractor Agreement, dated June 1, 2004, between the Corporation and Mary Weise, Independent Contractor Agreement, dated August 2, 2004, between the Corporation and Mary Weise and Independent Contractor Agreement, dated September 1, 2004, between the Corporation and Mary Weise

- Temporary Agency Agreement, dated September 8, 2003, between the Corporation and Michelle Shefveland

- Master Consulting Agreement, dated _________, between the Corporation and BenchmarkQA, Inc.

- Master Consulting Agreement, dated November 20, 2000, between the Corporation and BenchmarkQA, Inc.

- Master Consulting Agreement, dated December 18, 2003, between the Corporation and BenchmarkQA, Inc.

- Independent Contractor Agreement, dated July 15, 2004, between the Corporation and Josh Thue

- Temporary Agency Agreement, dated August 13, 2004, between the Corporation and Ajilon Finance

- Temporary Agency Agreement, dated June 20, 2004, between the Corporation and Westaff (USA) Inc.; Temporary Agency Agreement, dated June 27, 2004, between the Corporation and Westaff; Temporary Agency Agreement, dated July 14, 2004, between the Corporation and Westaff (USA), Inc.; Temporary Agency Agreement, dated August 12, 2004, between the Corporation and Westaff
     (USA), Inc.; Temporary Agency Agreement, dated August 30, 2004, between the Corporation and Westaff; and Temporary Agency Agreement, dated September 14, 2004, between the Corporation and Westaff

- Temporary Agency Agreement, dated August 10, 2004, between the Corporation and Abby Blu

- Temporary Agency Agreement, dated June 30, 2004, between the Corporation and Remedy Intelligent Staffing, Inc.

- Temporary Agency Agreement, dated June 2, 2004, between the Corporation and Spherion, Temporary Agency Agreement, undated, between the Corporation and Spherion and Temporary Agency Agreement, dated August 27, 2004, between the Corporation and Spherion

- Temporary Agency Agreement, dated July 8, 2004, between the Corporation and TeamExcel Minneapolis

- Independent Contractor Agreement, dated August 25, 2004, between the Corporation and Jeanmarie Kabala

- Temporary Agency Agreement, dated August 19, 2004, between the Corporation and Masterson Personnel and Temporary Agency Agreement, dated September 14, 2004, between the Corporation and Masterson Personnel

- Temporary Agency Agreement, dated September 1, 2004, between the Corporation and Superior Services

- Green Card Sponsorship Agreement, dated April 10, 2001, between the Corporation and Pei-Lin Yap

- Green Card Sponsorship Agreement, dated April 25, 2001, between the Corporation and Satyasai Sanagavarapu

- Green Card Sponsorship Agreement, dated May 2, 2001, between the Corporation and Savita Mahabaleshwas

- Consulting Agreement, dated September 17, 2003, between the Corporation and Test & Automation Consulting, LLC

- Reseller Agreement, dated May 1, 2004, between the Corporation and Digital Workshop

- Independent Contractor Agreement, dated February 28, 2002, between the Corporation and Diane Walker and Independent Contractor Agreement, dated September 16, 2002, between the Corporation and Diane Walker

- Independent Contractor Agreement, dated October 1, 2003, between the Corporation and Ambient Design, Ltd.; Independent Contractor Agreement, dated November 5, 2003, between the Corporation and Ambient Design, Ltd.; Independent Contractor Agreement, dated December 22, 2003, between the Corporation and Ambient Design, Ltd.

-    Letter Agreement, dated July 23, 2004, between the Corporation and Jim
     Fugelstad

- Software Distribution Agreement, dated October 20, 1991, between the Corporation and Micrographics

- Master Consulting Services Agreement, effective April 15, 2003, between the Corporation and Gartner, Inc. (Y)

- US Master Client Agreement, effective April 1, 1998, between Gartner Group and the Corporation (Y)

- Translation Agreement, effective January 17, 2003, between the Corporation and Alpha CRC Ltd.

- Independent Contractor Agreement, dated November 8, 2002, between the Corporation and Push Studio, Inc.

- Independent Contractor Agreement, dated May 14, 2004, between the Corporation and Posi Photography Inc.

- Retail Package Design Proposal Agreement, dated April 6, 2004, between MicroArts, LLC and the Corporation, including addendum

- Retail Package Design Proposal Agreement, dated May 5, 2004, between MicroArts, LLC and the Corporation, including addendum

- Software Development and License Agreement, dated April 13, 2004, between ECI Technology Solutions and the Corporation, as addended April 13, 2004
     (Y)

- Independent Contractor Agreement, dated August 3, 2004, between the Corporation and Arvid Axelsson and Independent Contractor Agreement, dated September 7, 2004, between the Corporation and Arvid Axelsson

-    Letter Agreement, undated, between the Corporation and Ofoto, Inc.

- Temporary Agency Agreement, dated October 6, 2004, between the Corporation and the Bloomington, Minnesota branch of Accountemps, a division of Robert Half International Inc.

See Schedule 3.1.17.1

Schedule 3.1.16.5

- Independent Contractor Agreement, dated June 18, 2003, between the Corporation and Solution Design Group

- Independent Contractor Agreement, dated February 24, 2003, between the Corporation and Solution Design Group

-    The Corporation has entered into EULAs with parties for its software.

- Electronic Software Distribution Agreement, dated February 18,1998, between the Corporation and Digital River, Inc. (Y)

     - Summary of Relationship Agreement, undated, between the Corporation and Digital River regarding prepayment of royalties under the Electronic Software Distribution Agreement

     - Addendum, dated September 8, 1998, to Electronic Software Distribution Agreement, dated February 18, 1998, between the Corporation and Digital River

     - Reseller Amendment to Electronic Software Distribution Agreement, dated February 18, 1998, between the Corporation and Digital River

     - Vendor Agreement (International Agreement), dated December 18, 2002, between the Corporation and Digital River (Y)

     - Vendor Agreement, dated September 2, 2003, between the Corporation and Digital River, as amended and further amended August 24, 2004 (Y)

-    The VIGRA Artistic License, undated

- Master Software Testing Agreement for Microsoft Compliance Programs at VeriTest, a Service of Lionbridge Technologies, dated May 16, 2000, between the Corporation and VeriTest, as addended

- Master Software Testing Agreement for Microsoft Logo Programs at VeriTest, inc., dated May 21,1998, between the Corporation and VeriTest, inc.

- International World Wide Web Consortium Participation Agreement, dated January 26, 2000, among Massachusetts Institute of Technology, Institut Rocquencourt, Keio University and the Corporation (Y)

- PERFORCE End User License Agreement, last executed December 31, 2001, between the Corporation and Perforce Software, Inc. (Y)

- Agreement, dated February 8, 2002, between the Corporation and Ambient Design Limited

- Programming Services Agreement, dated October 31, 2002, between the Corporation and Ambient Design Limited

- Professional Consulting Services Agreement, dated May 19, 2004, between the Corporation and Ambient Consulting, LLC

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd.

- Evaluation Agreement, dated March 25, 2003, between the Corporation and Sonic Solutions and Evaluation Agreement, dated December 3, 2003, between the Corporation and Sonic Solutions

- Embedded Software Agreement, dated May 11, 1999, between the Corporation and Bengt Computer Graphics LLC, as amended January 24, 2002

-    License Agreement, undated, between BeOpen.com and the Corporation

- Software License Agreement, dated October 28, 2003, between the Corporation and Bibble Labs, Inc. (Y)

- Quicktime 5 Software Distribution Agreement, dated December 7, 2001, between the Corporation and Apple Computer, Inc., as amended August 2003
     (Y)

- Beta License Agreement, undated, between the Corporation and AccuSoft Corporation

- Netscape Client Software (Browser Suite) End User License Agreement, undated, between the Corporation and Netscape Communications Corporation

- Netscape Browser Redistribution Program License Agreement, undated, between the Corporation and Netscape Communications Corporation

- License Agreement, dated June 26, 1999, between the Corporation and Microgetics Corporation (Y)

- Agreement, dated July 15, 1991, between the Corporation and Micrographics Corporation

- Macromedia Player License Agreement, undated, between the Corporation and Macromedia (Y)

- Macromedia Shockwave and Flash Player License Agreement, undated, between Macromedia, Inc. and the Corporation (Y)

- Annual Distribution License Agreement, undated, between the Corporation and AccuSoft Corporation (Y)

- JPL Image Release, undated, between the Corporation and California Institute of Technology

- Kodak Digital Science Reference SDK for the FlashPix Format License Agreement, undated, between the Corporation and Kodak Corporation (Y)

- Manufacturing Distribution Agreement, dated August 17, 1998, between the Corporation and IXLA Ltd., as amended November 1, 2001 (Y)

- Limited Use License Agreement, dated June 10, 2004, between the Corporation and ISYS - Intelligent System Solutions Corporation

- Intel Pentium 4 Processor Platform Enabling Program, dated December 3, 2002, between the Corporation and Intel Americas Inc (Y)

- Software License Agreement, dated April 10, 2000, between the Corporation and IMSI (Y)

-    Xerces-C XML Parser - Apache Software License, version 1.1, undated

- Software Development and License Agreement, dated November 8, 2002, between the Corporation and Enterprise Corporation International, as amended April 13, 2004

- License Agreement for Software Development Kit, dated November 17, 1999, between the Corporation and Digimarc Corporation (Y)

- Macromedia Player Licensing Agreement, undated, between Macromedia, Inc. and the Corporation (Y)

- Bengt Computer Graphics LLC Embedded Software Agreement, dated May 11, 1999, between Bengt Computer Graphics LLC and the Corporation, including Customer Support Schedule, as amended January 24, 2002 (Y)

- Software License Agreement, dated March 18, 2004, between LC Technology International, Inc. and the Corporation (Y)

- Software License and Reproduction Agreement, dated August 25, 2003, between the Corporation and Intuit Corporation (Y)

- Courseware Licensing Agreement, dated January 7, 2004, between Quessing Courseware Corp. and the Corporation, as amended April 7, 2004 (Y)

- Distribution Agreement, dated November 14, 2003, between Corbis and the Corporation (Y)

- Software Distribution Agreement, dated June 19, 1998, between Tech Data Product Management, Inc. and the Corporation; Tech Data Electronic Commerce User Agreement and License, undated, between Tech Data Corporation and the Corporation (Y)

-    Volume Software License Agreement (Corporation form)

-    Contractual License Program: Agreement to License (Corporation form)

-    Investment Protection Agreement (Corporation Form)

-    Software User License Agreement (Academic) (Corporation Form)

- 2003 Staples Software Merchandising Terms and Conditions, dated December 29, 2002, between Staples, The Office Superstore, Inc. and the Corporation

- Digital Imaging Software License Agreement, dated January 31, 2004, between Dell Products L.P. and the Corporation (Y)

- License Agreement, dated October 5, 2004, between the Corporation and Dell Products, L.P. (Y)

- Microgistix/Jasc Software, Inc. Bundled Software License & Distribution Agreement, dated March 12, 2003, between Microgistix Operations, Inc. and the Corporation, as addended March 24, 2003, December 4, 2003, June 4, 2004 and June 15, 2004 (Y)

- Permission Agreements, dated August 29, 2000, February 16, 2001 and April 6, 2001, between Premier Press, Inc. (Prima Communications, Inc.) and the Corporation, as amended October 14, 2002 and further amended June 30,2004 (with attached license agreement)

- Quick View Plus Software OEM Agreement, dated September 16, 1998, between IntraNet Solutions Chicago, Inc. (aka Inso Chicago Corporation) and the Corporation, as amended March 30, __________ (Y)

- Co-Marketing Agreement, dated May 7, 2001, between the Corporation and Alien Skin, LLC (Y)

- Digital Image License Agreement, dated February 9, 2004, between Hemera Technologies Inc. and the Corporation (Y)

- License to Incorporated Copyrighted Works, May 3, 2001, between the Corporation and Muska & Lipman Publishing dated (Y)

- Certified for Microsoft Windows Logo License Agreement, undated, between Microsoft Corporation and the Corporation (Y), Certified for Microsoft Windows Logo License Agreement, dated June 5, 2000, between Microsoft Corporation and the Corporation (Y), Certified for Microsoft Windows Logo License Agreement, dated August 25, 2000, between Microsoft Corporation and the Corporation (Y) and Certified for Microsoft Windows Logo License Agreement, dated March 23, 2001, between Microsoft Corporation and the Corporation (Y)

- Designed for Microsoft Windows Logo License Agreement, undated, between Microsoft Corporation and the Corporation (Y), Designed for Microsoft Windows Logo License Agreement, dated July 30, 1999, between Microsoft Corporation and the Corporation (Y), Designed for Microsoft Windows Logo License Agreement, dated December 22, 1999, between Microsoft Corporation and the Corporation (Y) and Designed for Microsoft Windows Logo License Agreement, dated May 16, 2000, between Microsoft Corporation and the Corporation (including Permission to Release Logo Testing Information to Microsoft Corporation dated May 16, 2000 (Y)

- Internet Photo Sharing Agreement, dated March 29, 2001, between the Corporation and BrightCube, Inc. (Y)

- Order Agreement, effective November 3, 2003, between eCapital Advisors and the Corporation

- Order Agreement, effective February 28, 2003, between Cognos Corporation and the Corporation (Y)

- Private Label Marketing Agreement, dated December 8, 1999, between the Corporation and PhotoLoft.com, Inc. (Y)

- QVC Mail-in Product Submittal, dated April 10, 2003, between the Corporation and QVC [click through license]

- Redistributable Code-Microsoft Merge Modules License Agreement, undated, between the Corporation and Microsoft Corporation [click through license]
     (Y)

- License Agreements, undated, between the Corporation and Python Software Foundation [click through licenses] (Y)

- Unlimited Copy License Agreement, undated, between the Corporation and Access Softek, Inc. (Y)

- Publishing Agreement, dated June 7, 1995, between the Corporation and Access Softek, Inc. and Publishing Agreement, dated June 8, 1995, between the Corporation and Access Softek, Inc.

- License Agreement, undated, between the Corporation and Microsoft Corporation (MSXML) [click through license] (Y)

- License Agreement, undated, between the Corporation and Microsoft Corporation (MFC) [click through license] (Y)

- License Agreement, undated, between the Corporation and Microsoft Corporation (MDAC) [click through license] (Y)

- License Agreement, undated, between the Corporation and Microsoft Corporation (Internet Explorer) [click through license] (Y)

- License Agreement, undated, between the Corporation and Adobe Corporation (Reader 5.1) [click through license] (Y)

- License Agreement, undated, between the Corporation and Xceed Software, Inc. [click through license] (Y - must provide notice of transfer within 30 days)

-    License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG
     Pro) [click through license] (Y)

- License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG - not Pro) [click through license] (Y)

- TIFF-LZW/GIF-LZW Software Patent License Agreement, dated March 8, 1995, between the Corporation and Unisys Corporation (Y)

- Software License and Distribution Agreement, effective December 31, 1998, between Enroute, Inc. and Sierra Imaging, Inc., as amended August 16, 2001, as sublicensed to the Corporation pursuant to a Letter Agreement, dated December 3, 2001, among the Corporation, Enroute, Inc. and Sierra Imaging, Inc. (Y)

- Agreement for Purchase of Software Source Code, dated April 15, 1997, between the Corporation and Michael Bradley

- Agreement for Purchase of Software Source Code, dated May 2, 1997, between the Corporation and Jeff Becker, doing business as Top Software

- Tool Kit License and Sublicense Agreement, undated, between the Corporation and Live Picture, Inc.

-    The Independent Group's JPEG Software Readme, undated

- Limited Use License Agreement, dated June 10, 2004, between the Corporation and ISYS - Intelligent System Solutions Corporation, with Mutual Non-Disclosure Agreement (Y)

- Programming Services Agreement, dated June 5, 2002, between the Corporation and Ilya Vladimirovich Razmanov

- Programming Services Agreement, dated March 26, 2003, between the Corporation and Ilya Vladimirovich Razmanov

- Programming Services Agreement, dated April 26, 2004, between the Corporation and Ilya Vladimirovich Razmanov

- Master Subscription Agreement, undated, between the Corporation and salesforce.com [click-through license] (Y)

- Order Form for Sales Automation Software, dated May 27, 2004, between the Corporation and salesforce.com

- Untitled Contract, dated July 23, 2003, between the Corporation and GfK Marketing Services GmbH & Co. KG (Y)

- Client Agreement, dated February 12, 2003, between the Corporation and Nygard Dimensions

- Data Storage and Service Agreement, dated June 10, 1999, between the Corporation and Arcus Data Security, Inc. (Y)

- Release Agreement, dated March 2003, between the Corporation and Diane M. Calkins

- Release Agreement, dated July 5, 2004, between the Corporation and Allison Pankratz

- Release Agreement, dated June 30, 2004, between the Corporation and Jennifer Kellogg and Release Agreement, dated February 28, 2003, between the Corporation and Jennifer Kellogg

-    Release Agreement, undated, between the Corporation and Jennifer Keeler

-    Release Agreement, July 5, 2004, between the Corporation and Shawn Kardell

- Release Agreement, September 29, 2004, between the Corporation and James F. Morris

- Release Agreement, September 29, 2004, between the Corporation and Steve Eiswirth

- Release Agreement, February 26, 2003, between the Corporation and Jeannine Kellogg

-    Release Agreement, February 26, 2003, between the Corporation and Bill
     Kellogg

- Release Agreement, dated February 25, 2003, between the Corporation and Jason Knutson

- Release Agreement, dated March 16, 2003, between the Corporation and Christina Zimmer

- Release Agreement, dated March 2, 2003, between the Corporation and Ian Kellogg (signed by Joe Kellogg)

- Release Agreement, dated March 2, 2003, between the Corporation and Sarah Kellogg (signed by Joe Kellogg)

- Release Agreement, dated January 6, 2003, between the Corporation and Joe Kellogg (signed by Joe Kellogg)

- Release Agreement, dated February 16, 2003, between the Corporation and Dominick Bailey (signed by Tony Luna)

- Release Agreement, dated May 10, 2004, between the Corporation and Shannon Weber and Release Agreement, dated February 25, 2003, between the Corporation and Shannon Weber

- Release Agreement, dated February 27, 2003, between the Corporation and Kristina M. Stewart

- Release Agreement, dated September 30, 2004, between the Corporation and Traci Lange

- Release Agreement, dated September 30, 2004, between the Corporation and Lee Gilmore (for Alissa and Blake Gilmore)

- Release Agreement, dated January 15, 2004, between the Corporation and Sonja Dahl

- Release Agreement, dated October 6, 2004, between the Corporation and Douglas Meisner

- Release Agreement, dated August 30, 2004, between the Corporation and Jim Fugelstad

- Independent Contractor Agreement, dated November 2002, between the Corporation and Michael Medford Photograph

- License Agreement, undated, between the Corporation and PictureQuest [click-through license] (Y)

- Royalty-Free License Agreement, undated, between the Corporation and Corbis [click-through license] (Y)

- Royalty-Free License Agreement, undated, between the Corporation and Getty Images, Inc. [click-through license] (Y)

- License Agreements, undated, between the Corporation and Getty Images, Inc. [click-through licenses] (Y)

- Royalty-Free License Agreement, undated, between the Corporation and imageshop b.v. [click- through license] (Y)

- MPEG License for Animation Shop, undated, between the Corporation and MPEG Software Simulation Group (Y)

- FreeType Project License 1.2 Agreement, undated, between the Corporation and FreeType [click through license] (Y)

- Output variable length bit strings by Jean-loup Gailly [GNU General Public License Version 2, June 1991; click through license] (Y)

-    Rogue Wave Stingray License (Y)

-    Xerces-C XML Parser - Apache Software License, Version 1.1 (Y)

- Point of Sale License Agreement, date August 27, 1999, between the Corporation and Ingram Micro, Inc. (Y)

- Designed for Microsoft Windows Logo License Agreement (PSP8 & Suite) [click through license] (Y)

- Designed for Microsoft Windows Logo License Agreement (PSP9 & Studio) [click through license] (Y)

Schedule 3.1.16.6

Schedule 3.1.16.7

Schedule 3.1.16.8

- Software Distribution Agreement, dated September 23, 2003, between the Corporation and Avery Dennison Office Products (PS Album); Promotional Agreement, dated January 7, 2003, between the Corporation and Avery Dennison Office Products (PSP 8); Promotional Agreement, dated January 28, 2003, between the Corporation and Avery Dennison Office Products (PS Album); Promotional Agreement, dated May 17, 2004, between the Corporation and Avery Dennison Office Products Company (Y)

- Promotional Agreement, dated February 12, 2003, between the Corporation and Shutterfly, Inc. (Y) and Letter Agreement, dated December 12, 2001, between the Corporation, Dell Products L.P. and Shutterfly, Inc.; Dell Acknowledgement, dated March 8, 2001, as amended

- Translation Agreement, dated February 25, 2003, between the Corporation and Alpha CRC Ltd.

- Translation Agreement, dated December 19, 2003, between the Corporation and Alpha CRC Ltd.

- Translation Agreement, dated June 3,2002, between the Corporation and Concorde TEC B.V.

- Translation Agreement, dated June 3,2002, between the Corporation and naturalmenteSOGET

- Localization Proposals, dated September 10, 2003, August 25, 2003, August 13, 2003, August 25, 2003, August 25, 2003 and November 17, 2003, from
     Rubric, Inc.

See Schedule 3.1.29.8.

Schedule 3.1.16.9

- Lease Agreement, undated, between the Corporation and Bennett Material Handling and Forklift lease, undated, between the Corporation and Stearns Bank National Association (Y)

- Lease Agreement, dated as of June 7, 2002, between the Corporation and Key Cadillac Oldsmobile

Schedule 3.1.16.10

- eBay Ad Insertion Order Standard Terms and Conditions, dated as of June 12, 2003, between the Corporation and eBay Inc.

- eBay Standard Terms and Conditions for AGENCY Insertion Orders, undated, between the Corporation and eBay Inc.

- Order for Service, dated May 3, 2004, issued by the Corporation to Return Path, Inc.

- Proposal for the Purchase of UnityMail Enterprise License, dated May 16, 2001, between the Corporation and MessageMedia, Inc.

- UnityMail Enterprise License Agreement, dated May 25, 2001, between the Corporation and MessageMedia, Inc. (Y)

-    Letter Agreement, dated June 5, 2002, between the Corporation and Design
     Guys

- Confidential Disclosure Agreement, dated April 18, 2003, between the Corporation and Lexmark International, Inc

- Contract, dated December 12, 2002, between the Corporation and Pictos Technologies, Inc.

- Trademark and Domain Name Assignment, dated December 10, 2001, between the Corporation and AutoFX Software

-    Loan Agreement, dated September 1, 2000, between the Corporation and BAL
     Corp.

- Letter of Understanding, dated March 26, 2003, between the Corporation and BAL Corp.

- Two Service Agreements, undated, between the Corporation and InfoTrends Research Group, Inc.

- Purchase of Service Agreement, dated April 29, 2003, between the Corporation and Opportunity Partners

- Internet Services Agreement, dated April 16, 1999, between the Corporation and US Internet Corp.

-    Invoice from Paul Irmiter Shoots dated October 5, 2000

- Work Proposals, dated July 1, 2003, June 2, 2003, March 13, 2003, June 11, 2003 and May 21, 2003, from Medialocate USA, Inc.

- Letter of Understanding, dated March 21, 2003, between the Corporation and Allsorts Distribution Ltd t/as Digital Workshop

- Mutual Confidentiality Agreement, dated January 23, 2004, between the Corporation and Ofoto, Inc.

- Mutual Confidentiality Agreement, dated September 12, 2004, between the Corporation and PhotoBox Limited

- Mutual Confidential Disclosure Agreement, dated May 10, 2000, between the Corporation and Shutterfly.com, Inc.

- Promotion and Rebate Agreement, dated December 22, 2001, between Microsoft Corporation and the Corporation

- Limited Use Agreement, dated September 12, 2002, between Oak Technology, Inc. and the Corporation (Y)

- In the normal course of its business, the Corporation enters into non-disclosure agreements with other parties.

- Dedicated Internet Access and Dedicated Web Hosting Service Agreement between the Corporation and Time Warner Telecom of Minnesota LLC

See Schedule 3.1.25 and Schedule 3.1.29.

                                                                 SCHEDULE 3.1.17

                         CERTAIN DISTRIBUTION AGREEMENTS

Schedule 3.1.17.1

- Distribution Agreement, dated June 9, 1998, between Ingram Micro Inc. and the Corporation, as amended July 1, 2002*

- Master Program Agreement, dated May 22, 2003, between Best Buy Canada Ltd. and the Corporation, as addended June 3, 2003*

- Computer Software Distribution Agreement, dated January 21, 1999, between the Corporation and Navarre Corporation*

- Navarre Corporation CPD Consignment Agreement, dated April 30, 2001, between the Corporation and Navarre Corporation*

- Agreement to Provide Special Marketing and Administration Funds for Office Max, dated May 1, 2000, between the Corporation and Navarre Corporation*

- Software Consignment Agreement - Office Depot, dated June 18, 2003, between the Corporation and Navarre Corporation*

- Software Consignment Agreement - Staples, dated July 1, 2003, between the Corporation and Navarre Corporation*

- Software Consignment Agreement - CompUSA, dated July 1, 2004, between the Corporation and Navarre Corporation*

- Marketing Accrual Program Agreement, dated January 1, 2000, between the Corporation and Office Depot, Inc.*

- Retail Service Contract - Best Buy, dated April 14, 2004, between the Corporation and National Retail Services Inc.*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Questar*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and BerniSoft*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Flaming Pear*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Connect Distribution sp. z.o.o.*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and CompuTrolley.com*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and ProSoft*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Avanquest France*

- Distribution Agreement, dated December 1, 2003, between the Corporation and Gem Distribution Ltd.*

- International Master Representative Agreement, dated as of January 1, 2004, between the Corporation and Communique Software [2003 agreement expired, but the 2004 agreement is unsigned]*

- International Master Representative Agreement between the Corporation and BroCo software BV [unsigned]*

- International Master Representative Agreement between the Corporation and Xpress Soft [unsigned]*

- International Master Representative Agreement, dated as of December 27, 2002, between the Corporation and H.C. Top Systems B.V. [2003 agreement (signed December 27, 2002) expired, but the 2004 agreement is unsigned]*

- International Master Representative Agreement between the Corporation and Sector Zero, Productos informaticos SA [unsigned]*

- International Master Representative Agreement between the Corporation and Daou Data Systems Corp. [unsigned]*

- International Master Representative Agreement between the Corporation and Qast Systems Solutions Inc. [unsigned]*

- International Master Representative Agreement between the Corporation and The Bird Group [unsigned]*

- International Master Representative Agreement between the Corporation and Version, S.A. de CV [unsigned]*

- International Representative/Repubisher Agreement, executed as of November 15, 2000, between the Corporation and Global Soft Distribution, Limited [2000 agreement expired, but the 2004 agreement is unsigned]*

- Representative Agreement, dated June 1, 2004, between the Corporation and CMI Sales, Inc.*

- Distribution and Marketing Agreement, dated April 1, 2001, between the Corporation and the Douglas Stewart Company*

- Letter Agreement, dated March 29, 2004, between the Corporation and Office Depot, Inc.*

- Reseller Agreement, dated May 1, 2004, between the Corporation and Digital Workshop *

- Standard Distribution Agreement, undated, between the Corporation and Academic Distributing, Inc. [unsigned]*

* These agreements may not be terminated by the Corporation on 60 days or less than 60 days written notice without any requirement to pay any amounts, deliver any property, grant any rights or restrict the activities of the Corporation.

See Schedule 3.1.16.

Schedule 3.1.17.2

- The Corporation makes no representations as to whether termination of the international master representative Contracts may give rise to any obligations under applicable Laws.

                         EFFECTIVE DATE          TERMINATION
MASTER REPRESENTATIVE     OF AGREEMENT         FOR CONVENIENCE             FINANCIAL PENALTIES FOR TERMINATION
---------------------   ----------------   -----------------------   ----------------------------------------------
Questar                 January 1, 2004    90 days written notice    All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for

                                                                     retail sale.

BerniSoft               January 1, 2004    90 days written notice    All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

Flaming Pear            January 1, 2004    90 days written notice    All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

Connect Distribution    January 1, 2004    90 days written notice    All unsold inventory must be returned to the
sp. z.o.o                                                            Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

CompuTrolley.com        January 1, 2004    90 days written notice    All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

ProSoft                 January 1, 2004    90 days written notice    All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

Avanquest France        January 1, 2004    180 days written notice   All unsold inventory must be returned to the
                                                                     Corporation. The Corporation will pay the
                                                                     representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

Gem Distribution - UK   December 1, 2003   90 days written notice    All complete product may be returned to the
                                                                     Corporation for full credit for the price paid
                                                                     net of rebates, and/or price protection.

Communique Software     unsigned           Previous agreement        All unsold inventory must be returned to the
                                           expired December          Corporation. The Corporation will pay the
                                           31, 2003; operating       representative for any inventory and products
                                           under unsigned            the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for

                                           agreement;                retail sale.
                                           previous agreement
                                           did not provide for
                                           termination without
                                           cause

BroCo Software          unsigned - 2004    Previous agreement        All unsold inventory must be returned to the
                        agreement has      expired December 31,      Corporation. The Corporation will pay the
                        been executed by   2003; operating           representative for any inventory and products
                        BroCo, but not     under unsigned            the actual cost of the inventory, including
                        countersigned by   agreement; previous       the actual cost of assembly for any product
                        the Corporation    agreement did not         packaged for retail sale.
                        per instructions   provide for termination
                        from Vector        without cause

Xpress Soft             unsigned           Previous agreement        All unsold inventory must be returned to the
                                           expired December 31,      Corporation. The Corporation will pay the
                                           2003; operating under     representative for any inventory and products
                                           unsigned agreement;       the actual cost of the inventory, including
                                           previous agreement did    the actual cost of assembly for any product
                                           not provide for           packaged for retail sale.
                                           termination without
                                           cause

H.C. Top Systems B.V.   December 27,       Previous agreement        All unsold inventory must be returned to the
                        2002               expired December 31,      Corporation. The Corporation will pay the
                                           2003; operating under     representative for any inventory and products
                                           unsigned agreement;       the actual cost of the inventory, including
                                           previous agreement did    the actual cost of assembly for any product
                                           not provide for           packaged for retail sale.
                                           termination without
                                           cause

Sector Zero,            unsigned           No 2003 agreement; new    All unsold inventory must be returned to the
Productos                                  MR in 2004; working       Corporation. The Corporation will pay the
informaticos SA                            under verbal agreement    representative for any inventory and products
                                           and purchase orders       the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

Daou Data Systems       unsigned           No 2003 agreement; new    All unsold inventory must be returned to the
Corp.                                      MR in 2004; working       Corporation. The Corporation will pay the
                                           under verbal agreement    representative for any inventory and products
                                                                     the actual cost of the inventory, including
                                                                     the actual cost of

                                           and purchase orders       assembly for any product packaged for retail
                                                                     sale.

Qast Systems            unsigned           No 2003 agreement; new    All unsold inventory must be returned to the
Solutions Inc.                             MR in 2004; working       Corporation. The Corporation will pay the
                                           under verbal agreement    representative for any inventory and products
                                           and purchase orders       the actual cost of the inventory, including
                                                                     the actual cost of assembly for any product
                                                                     packaged for retail sale.

The Bird Group          unsigned           Previous agreement        All unsold inventory must be returned to the
                                           expired December 31,      Corporation. The Corporation will pay the
                                           2003; operating under     representative for any inventory and products
                                           unsigned agreement;       the actual cost of the inventory, including
                                           previous agreement did    the actual cost of assembly for any product
                                           not provide for           packaged for retail sale.
                                           termination without
                                           cause

Version, S.A. de CV     unsigned           2002 MR (agreement        All unsold inventory must be returned to the
                                           terminated by the         Corporation. The Corporation will pay the
                                           Corporation); working     representative for any inventory and products
                                           under Verbal agreement    the actual cost of the inventory, including
                                           and purchase orders       the actual cost of assembly for any product
                                                                     packaged for retail sale.

Global Soft (aka P&A,   November 15,       Agreement expired         All unsold inventory must be returned to the
Inc.)                   2000               December 31, 2003;        Corporation. The Corporation will pay the
                                           operating under           representative for any inventory and products
                                           unsigned agreement;       the actual cost of the inventory, including
                                           previous agreement        the actual cost of assembly for any product
                                           did not provide for       packaged for retail sale.
                                           termination without
                                           cause

                                                                 SCHEDULE 3.1.20

                              LEASED REAL PROPERTY

     The Corporation leases approximately 74,224 square feet located at the Fuller Road Business Center, 7905 Fuller Road, Eden Prairie, Minnesota.

- Lease Agreement, dated as of August 19, 1998, between the Corporation and Liberty Property Limited Partnership

     - Amendment to Lease Agreement, dated as of March 6, 2003, between the Corporation and Liberty Property Limited Partnership

                                                                 SCHEDULE 3.1.22

                                 TITLE TO ASSETS

Schedule 3.1.22.1

Bremer Bank (successor to Firstar Bank of Minnesota, N.A.) has filed a blanket security interest in connection with the revolving credit facility (No. 2097079 filed January 1, 1999, No. 2001131071 filed August 15, 2001 and #2003876236 filed September 17, 2003).

Schedule 3.1.22.3

The Corporation has in the past corrected defects in initial releases of the versions of its products, which resulted in sending a modified version to customers.

                                                                 SCHEDULE 3.1.23

                              ENVIRONMENTAL MATTERS

None.

                                                                 SCHEDULE 3.1.25

                               EMPLOYMENT MATTERS

Schedule 3.1.25.1

- Employment Agreement, dated December 3, 1998, between the Corporation and Robert Voit

- Employment Agreement, dated December 15, 1998, between the Corporation and Kris B. Tufto

- Employment Agreement, dated December 3, 1998, between the Corporation and Jon Ort

- The Corporation is a party to certain Change-in-Control Agreements listed in Schedule 3.1.6.

Schedule 3.1.25.2

                                 YEARS
                       HIRE       OF       STATE
      NAME             DATE    SERVICE*  EMPLOYED        TITLE           BASE      INCREASE 03  INCREASE 03  INCREASE 03
------------------  ---------  --------  --------  -----------------  -----------  -----------  -----------  -----------
Lois Allen          05/23/03     1.33       MN     Receptionist       $ 25,773.00  $ 22,815.00
Kelly Anderson      12/30/96     7.73       MN     QA Engineer-I      $ 59,160.00  $ 59,160.00
Troy Bailow         O5/08/00     4.38       MN     Sr. SE - Level II  $ 96.663.00  $ 83.000.16  $ 90,000.00   $92,500.08
Gregory Beltz       03/15/04     0.52       MN     QA Engineer - II   $ 65.000.00
Jodie Blashack      03/25/98     6.50       MN     Customer Care      $ 70.200.00  $ 70,200.00
                                                   Manager
Gary Borthwick      03/25/02     2.50       MN     Technical Support  $ 35,984.00  $ 34,945.34
                                                   Rep
Diane Calkins       01/04/99     5.72       MN     Customer Service   $ 38.022.00  $ 36,214.19
                                                   Associate
David Carley        05/20/02     2.34       MN     Principal          $101.200.00  $ 84,000.00  $ 92,000.16  $101,200.08
                                                   Software
                                                   Engineer
Christopher Chase   02/24/04     0.58       MN     QA Engineer - II   $ 65,000.00
Marsha Chose        12/30/02     1.73       MN     Operations         $ 49,665.00  $ 45,150.00
                                                   Manager
Jodi Chromey        04/24/00     4.41       MN     Copywriter         $ 47,619.00  $ 39,000.00  $ 43,290.00
Tami Coyle          08/06/04     0.13       MN     Hr Generalist - I  $ 45,000.00
Sonja Dahl          08/31/98     6.06       MN     Web User           $ 67,200.00  $ 50,778.00  $ 58,640.16  $ 64,000.08
                                                   Interface Dev.
David Dean          01/25/99     5.66       MN     Technical          $ 46,278.00  $ 44,076.90
                                                   Support Rep
John Diebel         08/06/01     3.13       MN     Graphic            $ 57,200.00  $ 55,000.32
                                                   Artist - Level II
Sarah Dietl         12/01/03     0.81       MN     Int. Program       $ 70,000.00
                                                   Manager
Andrew Dolan        04/17/97     7.44       MN     Manager -          $ 77,023.20  $ 70,200.00  $ 73,008.00
                                                   Creative Services
Karen Drost         01/07/03     1.71       MN     Dir. of Corp       $120,000.00
                                                   Communication
Gregory Drozdek     03/25/02     2.50       MN     Technical          $ 41,602.00  $ 36,193.39
                                                   Support Rep - II
Susan Dub           04/01/02     2.48       MN     Chief Financial    $165,000.00  $140,000.16
                                                   Officer
Joseph Dwyer        05/13/02     2.36       MN     Sr.SE - II         $ 90,750.00  $ 78,750.00  $ 82,500.00  $ 90,750.00
Elshaddai Edwards   08/19/96     8.10       MN     Product Manager    $ 81,132.00  $ 69,942.24  $ 81,132.00
Robert Egelston     09/14/98     6.02       MN     Sr. SE - Level II  $104,286.00  $ 99,320.16  $104,286.00
Steve Eiswirth      07/16/98     6.19       MN     Tech Writer        $ 62,000.00  $ 58,000.08  $ 62,000.16
Dana Evans          06/08/04     0.29       MN     Volume             $ 50,000.00
                                                   Licensing Rep
Harold Fagley       6/24/2002    2.25       MN     Director of PD     $155,000.00  $140,000.16

Wenlei Fang         01/31/00     4.64       MN     Lead Internet      $ 80,000.00  $ 68,250.00  $ 71,662.56  $ 75,246.00
                                                   Technologies Eng.
Steven Favorito     06/02/03     1.31       MN     Financial Analyst  $ 61,812.00  $ 61,200.00
Evan Francen        03/10/00     4.54       MN     Network            $ 89,250.00  $ 77,896.08  $ 81,000.00  $ 85,000.08
                                                   Services Manager
Nathan Gaida        06/07/99     5.30       MN     Installation/      $ 66,000.00  $ 55,650.24  $ 60,000.00
                                                   Release
                                                   Engineer II
Kelly Gillitzer     03/04/04     0.55       MN     PR & Events        $ 45.000.00
                                                   Coordinator
Mike Goin           05/22/00     4.34       MN     Director of Sales  $114,640.00  $111,300.24  $114,640.08
Dixon Gould         03/01/99     5.56       MN     Director of        $125,000.00  $109,000.08  $113,000.16  $115,000.08
                                                   Technical
                                                   Alliances
Michael Greenhalgh  O8/25/03     1.08       MN     Senior Product     $120,000.00
                                                   Manager
Suzanne Gunderson   09/14/94    10.03       MN     N.A.               $ 40,950.00  $ 39,000.00  $ 40,950.00
                                                   Fulfillment
                                                   Coordinator
Dan Hagler          11/17/03     0.85       MN     Principal          $110,000.00  $ 88,000.08
                                                   Software
                                                   Engineer
Bonnie Hollenhorst  10/26/98     5.91       MN     Sr. Product        $ 96,000.00  $ 96,000.00
                                                   Marketing Mgr.
Pat Holt            12/16/02     1.77       MN     Webiste            $ 70,000.00  $ 60,000.00  $ 70,000.08
                                                   Program Mgr.
Thomas Huberty      12/30/96     7.73       MN     Sr. SE - Level II  $ 98,000.00  $ 98,000.16
James Huggett       06/16/03     1.27       MN     QA Engineer-II     $ 63,000.00
Misty Hunter        06/30/03     1.23       MN     Customer Service   $ 34,321.00  $ 34,321.32
                                                   Associate
Michael Hussey      03/15/04     0.52       MN     Customer Service   $ 31,200.00
                                                   Associate
Donovan Isdahl      04/01/02     2.48       MN     Sr. SE - Level I   $ 85,000.00  $ 70,000.08  $ 77,000.16
Scott Jensen        02/28/00     4.57       MN     Sr. SE - Level I   $ 93,600.00  $ 83,500.08  $ 90,000.00
Scott Johnson       04/03/00     4.47       MN     Mgr. OF Int. S&M   $ 93,000.00  $ 80,500.32  $ 88,000.08
Shawn Kardell       05/08/02     2.38       MN     Graphic Designer   $ 54,000.00  $ 50,000.16  $ 54,000.00
Jennifer Keeler     03/15/01     3.52       MN     Corporate Counsel  $132,500.00  $112,24O.32  $121,500.00

                                               YEAR END
                                                 BONUS                  BONUS
                                               POTENTIAL     BONUS       2004
       NAME         INCREASE 04  INCREASE 04     TOTAL     PAID 2003     PTD
------------------  -----------  -----------  ----------  ----------  ---------
Lois Allen            25,772.50                           $   139.42
Kelly Anderson                                            $ 1,250.00
Troy Barlow           96,662.64                           $ 1,500.00   4,000.00
Gregory Beltz                                             $     0.00
Jodie Blashack                                  5,000.00  $   187.00

Gary Borthwick        35,985.38

Diane Calkins         38,023.86                           $   250.00

David Carley                                              $ 2,200.00   5,000.00


Christopher Chase                                                        200.00
Marsha Chose          49,665.12                           $ 2,041.66     179.55

Jodi Chromey          47,619.12                                          224.94
Tami Coyle
Sonja Dahl            67,200.00                           $   250.00     239.62

David Dean            46,281.78                           $   175.00     250.00

John Diebel           57,200.16                           $   189.47

Sarah Dietl                                     5,000.00  $   202.50

Andrew Dolan          77,023.20

Karen Drost                                    30,000.00  $ 5,000.00  20,250.00

Gregory Drozdek       37,649.45   $41,601.60                             200.00

Susan Dub            165,000.00                90,000.00  $ 1,250.00  70,000.00

Joseph Dwyer                                              $ 1,972.50   4,000.00
Elshaddai Edwards                              27,500.00  $ 9,010.00  12,000.00
Robert Egelston                                           $ 2,000.00     149.99
Steve Eiswirth                                            $ 1,000.00
Dana Evans                                      5,000.00                 250.00

Harold Fagley        155,000.16                90,000.00  $20,199.97  40,000.00

Wenlei Fang           80,000.16

Steven Favorito       61,812.00                           $    47.00
Evan Francen          89,250.00                           $   100.00

Nathan Gaida          66,000.00                           $ 1,500.00     200.00


Kelly Gillitzer

Mike Goin                                     140,000.00  $16,500.00  40,000.00
Dixon Gould          125,000.16                           $   135.00  10,000.00


Michael Greenhalgh   120,000.00                70,000.00  $   978.72   5,000.00

Suzanne Gunderson                                         $ 1,956.25


Dan Hagler           110,000.16                           $   250.00


Bonnie Hollenhorst                             23,125.00  $12,620.00  14,000.00

Pat Holt                                       10,000.00  $ 7,500.00   2,600.00

Thomas Huberty                                            $ 1,959.99     134.50
James Huggen                                                 $174.98     199.98
Misty Huntett

Michael Hussey

Donovan Isdahl        85,000.08                           $ 1,989.49   3,500.00
Scott Jensen          93,600.00                           $ 1,750.00   4,000.00
Scott Johnson         93,000.00                15,000.00  $ 5,000.00   7,687.47
Shawn Kardell                                             $   250.00
Jennifer Keeler      132,500.16                45,000.00  $   372.22  40,250.00

                                                                     PROFIT      PROFIT
                    YEAR END   COMMISSION  COMMISSION  COMMISSION    SHARING    SHARING
      NAME            BONUS       2003       PTD 04       2004        2003        2004
------------------  ---------  ----------  ----------  ----------  ----------  ---------
Lois Allen                                                         $   702.34  $  210.86
Kelly Anderson                                                     $ 4,346.02  $  537.12
Troy Barlow                                                        $ 6,630.73  $  836.51
Gregory Beltz                                                                  $   32.70
Jodie Blashack       5,000.00                                      $ 4,358.40  $  646.10

Gary Borthwick                                                     $ 2,538.90  $  345.84

Diane Calkins                                                      $ 2,905.88  $  388.37

David Carley                                                       $ 6,569.65  $  876.80


Christopher Chase                                                              $   65.36
Marsha Chose                                                       $ 2,372.65  $  401.88

Jodi Chromey                                                       $ 3,168.99  $  398.43
Tami Coyle
Sonja Dahl                                                         $ 4,074.21  $  589.04

David Dean                                                         $ 3,438.55  $  422.57

John Diebel                                                        $ 4,223.74  $  522.16

Sarah Dietl          5,000.00                2,433.28    5,775.00              $  343.71

Andrew Dolan                                                       $ 5,391.00  $  704.87

Karen Drost         30,000.00                                      $40,488.34

Gregory Drozdek                                                    $ 2,727.49  $  339.08

Susan Dub           90,000.00                                      $44,886.86

Joseph Dwyer                                                       $ 6,137.26  $  786.26
Elshaddai Edwards   22,000.00                                      $ 5,494.00  $  746.72
Robert Egelston                                                    $ 7,627.26  $  965.65
Steve Eiswirth                                                     $ 4,515.58  $  570.63
Dana Evans           5,000.00                1,232.15   13,360.00

Harold Fagley       90,000.00                                      $44,886.86

Wenlei Fang                                                        $ 5,410.84  $  697.16

Steven Favorito                                                    $ 1,709.96  $  560.69
Evan Francen                                                       $ 6,131.81  $  785.00

Nathan Gaida                                                       $ 4,399.48  $  552.23


Kelly Gillitzer                                                                $   36.03

Mike Goin           40,000.00   31,907.02   28,130.55   46,430.00  $10,999.53  $1,409.90
Dixon Gould                                                        $ 8,555.98  $1,067.65


Michael Greenhalgh  70,000.00                                      $ 1,097.41  $1,069.77

Suzanne Gunderson                                                  $ 2,807.78  $  380.92


Dan Hagler                                                                     $  584.58


Bonnie Hollenhorst  18,500.00                                      $ 6,824.22  $  872.18

Pat Holt            10,000.00                6,657.71   17,909.00  $ 3,488.30  $  584.46

Thomas Huberty                                                     $ 7,158.74  $  879.73
James Huggett                                                      $ 1,630.43  $  579.84
Misty Hunter                                                       $   751.42  $  305.87

Michael Hussey                                                                 $   16.40

Donovan Isdahl                                                     $ 5,648.48  $  708.69
Scott Jensen                                                       $ 6,701.34  $  828.34
Scott Johnson       15,000.00   25,117.04   23,890.42   35,065.97  $ 7,930.77  $1,122.52
Shawn Kardell                                                      $ 3,839.75  $  538.03
Jennifer Keeler     45,000.00                                      $ 8,058.17  $1,118.26


                                YEAR
                      HIRE       OR       STATE
     NAME             DATE    SERVICE*  EMPLOYED        TITLE           BASE     INCREASE 03
     ----           --------  --------  --------  ----------------  -----------  -----------
Douglas Keller      12/01/03     0.81      MN     QA Engineer -     $ 65,000.00
                                                  II
Jennifer Kellogg    11/05/01     2.88      MN     Sr. Product       $ 90,000.00  $ 78,120.00
                                                  Marketing Mgr.
Jessica Knutson     02/14/00     4.61      MN     Sr.               $ 55,000.00  $ 42,700.08
                                                  Graphic
                                                  Designer
Brian Kruse         09/03/02     2.05      MN     Principal         $108,100.00  $ 94,000.32
                                                  Software
                                                  Engineer
Diana Kutz          05/15/00     4.36      MN     HR                $ 55,000.00  $ 38,000.16
                                                  Representative
Heather Lane        04/29/02     2.40      MN     Executive         $ 55,000.00  $ 52,000.08
                                                  Assistant
Traci Lange         09/25/00     3.99      MN     Tech Writer       $ 55,000.00  $ 50,830.56
Tiffany Lavigne     12/27/00     3.74      MN     Accountant - II   $ 48,400.00  $ 48,400.08
Craig Letourncau    03/22/99     5.51      MN     VP Channels &     $145,800.00  $145,800.24
                                                  Bus. Devel
Bruce Lindbloom     08/18/03     1.10      MN     Imaging           $120,000.00
                                                  Engineering
                                                  Scientist
Gage Lockhart       10/25/99     4.91      MN     Technical         $ 44,554.00  $ 44,555.31
                                                  Support
Savita              06/18/01     3.26      MN     Applications      $ 88,200.00  $ 84,000.24
Mahabaleshwar                                     Engineer
John-Erich Mantius  08/11/98     6.12      MN     Director          $116,844.00  $109,200.00
                                                  International
                                                  Sales
Scott Martell       09/01/00     4.06      OH     Director-         $129,203.00  $120,750.00
                                                  Business Devlop
Patrick McGaughey   08/09/95     9.13      MN     Sr. SE-Level I    $ 87,360.00  $ 83,200.08
Doug Meisner        08/19/02     2.09      MN     Sr. Product       $110,160.00  $ 90,000.24
                                                  Manager
Uriel McMillan      05/21/98     6.34      MN     QA Engineer - I   $ 52,500.00  $ 42,000.24
Jeffrey Michaud     08/05/02     2.13      MN     Engineering       $141,750.00  $135,000.24
                                                  Manager
James Mork          07/07/97     7.21      MN     Principal SE -    $125,000.00  $115,000.08
                                                  II
James Morris        02/18/02     2.59      MN     Engineering       $111,300.00  $ 90,000.00
                                                  Manager
Wade Mueller        05/08/00     4.38      MN     Sr. User          $ 91,000.00  $ 68,000.16
                                                  Experience Eng.
Kathy Netzke        01/13/97     7.69      MN     Distribution      $ 33,280.00  $ 31,201.20
                                                  Associate
Steve Neumeyer      01/02/02     2.72      MN     SE-Level II       $ 68,000.00  $ 55,000.32
Jason Opsahl        02/08/99     5.62      MN     Controller        $ 95,000.00  $ 72,000.24
Jon Ort             03/01/94    10.57      MN     CTO               $156,600.00  $156,600.24
Darnell Otterson    07/20/98     6.18      MN     QA Engineer - I   $ 49,700.00  $ 45,150.00
Nancy Peterson      04/12/99     5.45      MN     QA Engineer - II  $ 66,800.00  $ 63,600.24
Richard Radach      12/01/03     0.81      MN     Web Developer     $ 65,000.00
Jon Radke           06/30/04     0.23      MN     QA Engineer - II  $ 60,000.00
Mark Ransom         06/23/97     7.25      MN     Sr. SE-Level II   $112,000.00  $108,150.24
Russell Rhode       04/28/00     4.40      MN     Sr. SE-Level II   $111,500.00  $104,000.16
Chad Rockvoy        10/12/98     5.95      MN     Principal Se - I  $105,000.00  $ 92,650.32
Andrew Rogers       05/07/01     3.38      MN     Technical         $ 37,440.00  $ 35,985.38
                                                  Support Rep
Betsy Rolland       06/16/03     1.27      MN     QA Engineer - II  $ 77,000.00
Satya               04/11/01     3.45      MN     Business          $ 98,500.00  $ 87,150.24
Sanagavarapu                                      Applications
                                                  Mgr.
Michael Schmidt     07/06/98     6.22      MN     Sr. SE-Level I    $ 90,500.00  $ 84,000.24
David Schroers      04/24/00     4.41      MN     Sr. SE-Level II   $ 95,000.00  $ 83,200.08
John Seals          06/17/02     2.27      MN     Web Team Lead     $ 82,500.00  $ 75,000.24
Melvin Shannon      07/31/00     4.15      MN     Technical         $ 39,313.51  $ 37,795.05
                                                  Support Rep.
Abe Shoberg         05/22/00     4.34      MN     QA Engineer - I   $ 50,000.00  $ 39,000.00
Russell Shotts      11/12/96     7.86      MN     Principal SE      $135,574.00
Gary Showalter      06/30/04     0.23      MN     Sr. QA Engineer   $ 75,000.00
Jason Smith         01/02/01     3.72      MN     Installation      $ 55,000.00  $ 48,000.24
                                                  Engineer
Rebocca Sowada      01/20/03     1.67      MN     QA Enginnering    $ 96,300.00
                                                  Manager
Shawn Spensley      02/16/04     0.60      MN     Ntnl              $ 80,000.00
                                                  Reseller
                                                  Channel Mgr.
Anders Stadheim     01/12/99     5.70      MN     Sr. SE-Level II   $ 98,700.00  $ 87,000.24
Maria Stockham      09/30/02     1.98      MN     Direct            $ 90,000.00  $ 80,000.40
                                                  Mrktg
                                                  Program Mgr.
John Strasser       11/17/03     0.85      MN     Associate         $ 46,000.00
                                                  Network Admin.
Adam Tetz           09/29/03     0.98      MN     Alliance          $ 62,000.00
                                                  Marketing
                                                  Specialist
Cheryl Theuninck    08/02/04     0.14      MN     Technical         $ 90,000.00
                                                  Alliance Mgr.
Brian Thomas        10/21/02     1.92      MN     Sr.               $ 95,000.00  $ 90,000.24
                                                  Fulfillment
                                                  Oprtns Mgr.
Jon Thompson        06/07/04     0.29      MN     Production        $ 50,000.00
                                                  Manager
Julie Toman         04/15/02     2.44      MN     Director of       $113,473.00  $101,000.16
                                                  Direct Marketing

                                                                         YEAR END
                                                                           BONUS
                                                                         POTENTIAL     BONUS
     NAME           INCREASE 03  INCREASE 03  INCREASE 04  INCREASE 04     TOTAL     PAID 2003
     ----           -----------  -----------  -----------  -----------  ----------  ----------
Douglas Keller                                                                      $   180.00

Jennifer Kellogg    $ 90,000.00                                          27,500.00  $10,410.00

Jessica Knutson     $ 44,835.12                 47,973.60  $ 55,000.08              $ 3,500.00


Brian Kruse         $108,100.08                                                     $ 2,234.50


Diana Kutz          $ 45,000.00  $ 55,000.08                                        $ 2,225.00

Heather Lane                                    55,000.00                           $ 3,000.00

Traci Lange         $ 55,000.08                                                     $ 1,000.00
Tiffany Lavigne
Craig Letourncau                                                        180,000.00  $   250.00

Bruce Lindbloom


Gage Lockhart

Savita              $ 88,200.00                                                     $   250.00
Mahabaleshwar
John-Erich Mantius  $116,844.00                                         140,000.00  $15,223.50


Scott Martell       $129,203.04                                         105,000.00  $20,500.00

Patrick McGaughey   $ 87,360.00                                                     $ 2,000.00
Doug Meisner        $102,000.00                110,160.00                23,125.00  $13,000.00

Uriel McMillan      $ 50,000.16                 52,500.00                           $ 1,199.50
Jeffrey Michaud     $141,750.00                                                     $15,000.00

James Mork          $120,750.00  $125,000.16                                        $ 2,000.00

James Morris        $ 95,400.00  $105,000.00   111,300.00                           $ 3,200.00

Wade Mueller        $ 85,000.08                 91,000.08                           $ 1,750.00

Kathy Netzke                                    33,281.28                           $ 1,550.00

Steve Neumeyer      $ 63,000.00                 68,000.16                           $ 1,311.60
Jason Opsahl        $ 85,000.08                 95,000.16
Jon Ort                                                                  50,000.00  $50,000.00
Darnell Otterson    $ 49,700.16                                                     $ 1,250.00
Nancy Peterson                                  66,800.16                           $ 1,000.00
Richard Radach                                                                      $   140.00
Jon Radke
Mark Ransom         $112,000.08                                                     $ 2,250.00
Russell Rhode       $108,250.08                111,500.16                           $ 2,000.00
Chad Rockvny                                   105,000.00                           $ 2,000.00
Andrew Rogers                                   37,441.44

Betsy Rolland                                   77,000.00                           $   249.98
Satya               $ 91,507.20  $ 95,000.16    98,500.08
Sanagavarapu

Michael Schmidt     $ 90,500.16                                                     $ 2,000.00
David Schroers      $ 89,000.16                 95,000.16                           $ 1,632.50
John Seals          $ 82,500.00
Melvin Shannon                                  39,313.51

Abe Shoberg         $ 45,000.00                 50,000.16                           $ 1,274.99
Russell Shotts                                                                      $ 2,000.00
Gary Showalter
Jason Smith         $ 51,500.16                 55,000.08                           $ 1,224.50

Rebocca Sowada                                  96,300.00                           $ 3,225.00

Shawn Spensley                                                           10,100.00


Anders Stadheim     $ 94,000.08                 98,700.00                           $ 1,999.99
Maria Stockham      $ 90,000.00                                          15,000.00  $ 8,744.98


John Strasser

Adam Tetz                                                                11,000.00


Cheryl Theuninck

Brian Thomas        $ 95,000.16                                          10,000.00


Jon Thompson

Julie Toman         $108,070.08                113,473.00               105,000.00  $15,000.00



                      BONUS
                       2004     YEAR END   COMMISSION  COMMISSION  COMMISSION  PROFIT SHARING  PROFIT SHARING
     NAME              PTD        BONUS       2003       PTD 04       2004          2003            2004
     ----           ---------  ----------  ----------  ----------  ----------  --------------  --------------
Douglas Keller                                                                                   $  319.15

Jennifer Kellogg    17,040.00   22,000.00                                        $ 5,935.97      $  772.28

Jessica Knutson        249.99                                                    $ 3,379.65      $  416.99


Brian Kruse          5,000.00                                                    $ 7,218.73      $  954.97


Diana Kutz          10,000.00                                                    $ 3,616.88      $  506.21

Heather Lane         5,250.00                                                    $ 3,731.73      $  454.65

Traci Lange                                                                      $ 3,899.70      $  507.86
Tiffany Lavigne                                                                  $ 2,767.37      $  417.68
Craig Letourncau    70,000.00  180,000.00                                        $44,886.86

Bruce Lindbloom                                                                  $ 1,359.82      $1,104.45


Gage Lockhart          167.48                                                    $ 3,291.90      $  401.32

Savita                                                                           $ 6,557.60      $  811.77
Mahabaleshwar
John-Erich Mantius  40,000.00   40,000.00   40,166.46   34,123.38   59,614.44    $10,960.46      $1,572.29


Scott Martell       20,000.00   30,000.00   23,459.41   28,599.22   40,447.50    $10,754.52      $1,496.87

Patrick McGaughey                                                                $ 6,413.21      $  819.50
Doug Meisner        23,500.00   18,500.00                                        $ 7,555.27      $1,013.89

Uriel McMillan       2,500.00                                                    $ 3,468.86      $  460.19
Jeffrey Michaud        202.50                                                    $10,367.30      $1,332.39

James Mork                                                                       $ 8,831.40      $1,167.07

James Morris         5,000.00                                                    $ 7,084.22      $  974.34

Wade Mueller           249.98                                                    $ 5,775.73      $  782.32

Kathy Netzke           175.00                                                    $ 2,353.71      $  289.21

Steve Neumeyer         194.98                                                    $ 4,640.31      $  593.65
Jason Opsahl           249.98                                                    $ 6,153.81      $  782.32
Jon Ort                250.00   50,000.00                                        $44,886.86
Darnell Otterson                                                                 $ 3,491.97      $  481.03
Nancy Peterson                                                                   $ 4,884.16      $  544.87
Richard Radach                                                                                   $  319.15
Jon Radke
Mark Ransom                                                                      $ 8,403.19      $1,030.83
Russell Rhode                                                                    $ 8,133.14      $  996.31
Chad Rockvny                                                                     $ 6,128.98      $  459.34
Andrew Rogers          200.00                                                    $ 2,524.60      $  310.77

Betsy Rolland                                                                    $ 1,782.71      $  549.22
Satya                                                                            $ 6,855.70      $  874.36
Sanagavarapu

Michael Schmidt                                                                  $ 6,593.05      $  832.95
David Schroers                                                                   $ 6,592.04      $  819.14
John Seals                                                                       $ 5,759.62      $  815.05
Melvin Shannon                                                                   $ 2,807.89      $  350.92

Abe Shoberg                                                                      $ 3,196.12      $  414.17
Russell Shotts                                                                   $10,358.47      $1,247.79
Gary Showalter
Jason Smith          2,500.00                                                    $ 3,877.59      $  483.67

Rebocca Sowada      15,247.49                                                    $ 4,668.58      $  842.36

Shawn Spensley       1,700.00    6,700.00               10,692.09   30,000.00                    $  110.53


Anders Stadheim      4,000.00                                                    $ 7,050.76      $  876.78
Maria Stockham       2,749.98   15,000.00    7,666.67    8,787.18   20,307.84    $ 6,356.22      $  868.26


John Strasser          249.98                                                                    $  275.24

Adam Tetz            5,164.50   13,000.00                                                        $  582.92


Cheryl Theuninck

Brian Thomas                                                                     $ 6,265.74      $  853.29


Jon Thompson

Julie Toman         20,250.00   30,000.00   26,863.79   34,677.97   55,659.57    $ 9,604.36      $1,381.18



                                YEARS
                      HIRE       OF       STATE
       NAME           DATE    SERVICE*  EMPLOYED        TITLE           BASE      INCREASE 03  INCREASE 03
       ----         --------  --------  --------  ----------------  -----------  ------------  -----------
Quan Truong         09/18/00     4.01      MN     Internet          $ 70,019.00  $  67,980.24  $ 70,019.04
                                                  Applications
                                                  Engnr
Kris Tuflo**        03/05/98     6.55      MN     CEO/President     $270,000.00  $ 216,000.24  $250,000.08
Neelima Uppalapati  01/01/02     2.72      MN     Applications      $ 88,200.00  $  80,000.40  $ 84,000.00
                                                  Engineer
Allison Pankratz    10/08/98     5.96      MN     Product           $ 55,000.00  $  46,000.08  $ 50,000.16
                                                  Marketing
                                                  Manager
Curtis Voit         06/23/03     1.25      MN     Shipping          $ 12,480.00
                                                  Associate
Kim Voit            03/16/98     6.52      MN     Customer          $ 36,462.00  $  36,463.80
                                                  Care Admin.
                                                  Assoc.
Robert Voit         04/01/91    13.48      MN     Chairman          $320,000.00  $ 240,000.24  $320,000.16
Ryan Waltrip        05/12/98     6.37      MN     QA Engineer       $ 56,070.00  $  51,480.00  $ 53,400.00
                                                  -Level I
Peter Ward          01/18/99     5.68      MN     Principal SE      $137,500.00  $ 133,090.32  $134,500.08
Shannon Weber       02/05/01     3.63      MN     Retail Channel    $ 66,924.00  $  58,500.00  $ 60,840.00
                                                  Manager
James Williams      11/16/98     5.85      MN     Network           $ 50,000.00  $  45,000.24  $ 50,000.16
                                                  Administrator
LaDonna Williams    05/10/04     0.37      MN     Sr. QA Engineer   $ 78,000.00
CliffWinkel         09/29/97     6.98      MN     Principal SE      $125,000.00  $ 111,300.24  $120,000.00
Amelia Winslow      09/07/04     0.04      MN     Accountant II/AP  $ 44,000.00
Travis Wolfe        04/15/02     2.44      MN     Technical         $ 54,600.00  $  41,601.60  $ 52,000.08
                                                  Support
                                                  Supervisor
Pei-Lin Yap         07/01/99     5.23      MN     QA Engineer - II  $ 58,465.00  $  53,150.40  $ 58,465.20
Krzysztof Zaklika   03/29/99     5.49      MN     External          $142,567.00  $ 138,415.44  $142,567.20
                                                  Development Mgr.

                                                            YEAR END
                                                              BONUS                  BONUS
                                                            POTENTIAL     BONUS      2004     YEAR END
       NAME         INCREASE 03  INCREASE 04  INCREASE 04     TOTAL    PAID 2003      PTD      BONUS
       ----         -----------  -----------  -----------  ----------  ----------  --------  ---------
Quan Truong                                                            $   100.00  1,000.00


Kris Tuflo**        $270,000.00                             90,000.00  $90,000.00            90,000.00
Neelima Uppalapati                 88,200.00                           $   183.64    165.00

Allison Pankratz                   55,000.08                12,500.00  $ 1,750.00            10,000.00


Curtis Voit                                                            $   500.00

Kim Voit


Robert Voit
Ryan Waltrip                       56,070.00                           $ 1,125.00

Peter Ward                        137,500.08                           $ 2,199.50
Shannon Weber                      66,924.00                17,000.00  $ 5,400.00  8,350.00  17,000.00

James Williams

LaDonna Williams                                                                     250.00
Cliff Winkel        $125,000.16                                        $ 2,000.00
Amelia Winslow
Travis Wolfe                       54,600.00                           $   175.00


Pei-Lin Yap                                                            $ 1,450.00  3,000.00
Krzysztof Zaklika



                    COMMISSION  COMMISSION  COMMISSION  PROFIT SHARING  PROFIT SHARING
       NAME            2003       PTD 04       2004          2003            2004
       ----         ----------  ----------  ----------  --------------  --------------
Quan Truong                                               $ 5,225.95       $  644.44


Kris Tuflo**                                              $89,773.72
Neelima Uppalapati                                        $ 5,641.33       $  784.72

Allison Pankratz                                          $ 3,564.09       $  471.46


Curtis Voit                                               $   275.08       $  139.34

Kim Voit                                                  $ 2,548.19       $  316.95


Robert Voit                                               $89,773.72
Ryan Waltrip                                              $ 4,014.99       $  491.48

Peter Ward                                                $10,293.76       $1,237.91
Shannon Weber                                             $ 3,540.38       $  559.96

James Williams                                            $ 3,427.63       $  444.09

LaDonna Williams
Cliff Winkel                                              $ 8,645.94       $1,151.47
Amelia Winslow
Travis Wolfe                                              $ 2,993.73       $  456.31


Pei-Lin Yap                                               $ 4,081.68       $  572.34
Krzysztof Zaklika                                         $10,792.40       $1,312.15

*    Years of service is listed as of September 15, 2004.

**   Also received $4,515.00 for auto insurance in each of 2003 and 2004.

Schedule 3.1.25.3

The Corporation is a party to certain Change-in-Control Agreements listed in
Schedule 3.1.6. The Corporation has accrued or paid all earned bonuses, but not has not accrued any unearned bonuses under the Jasc YE Bonus Program.

Schedule 3.1.25.4

The Corporation is a party to certain Change-in-Control Agreements listed in
Schedule 3.1.6.

Schedule 3.1.25.6

The Corporation may not have such agreements from employees that ceased to be employees prior to September 2001.

Robert Voit, Jon Ort and Kris Tufto are not parties to the standard forms because the relevant provisions are included in their employment agreements.

There are generally two generations of the Corporation's form agreements. The Corporation has provided a copy of each individual's agreement to Corel and Merger Subsidiary.

                                                                 SCHEDULE 3.1.26

                                 EMPLOYEE PLANS

- 401(k) and Profit Sharing Plan (adopted 4/10/1996), effective 1/1/1996, as amended

     -    Restatement of Company's 401(k) Plan, effective 1/1/2000

     -    Restatement of Company's 401(k) Plan, effective 12/3/2001

     -    Restatement of Company's 401(k) Plan, adopted 1/1/2003

- Jasc Software, Inc. 1997 Executive Stock Plan, adopted 12/1/1997 - terminated 10/27/1998

     -    Non-statutory Stock Option Agreement

- Jasc Software, Inc. 1997 Omnibus Stock Plan, adopted 12/19/1997, as amended.

     -    Incentive Stock Option Agreement - Employee

     -    Incentive Stock Option Agreement - Executive

     -    Non-statutory Stock Option Agreement - Employee

     -    Non-statutory Stock Option Agreement - Executive

     -    Non-Statutory Stock Option Agreement - Non-Employee Director

-    Jasc Software, Inc. Cafeteria Plan, adopted effective 1/1/1999

- Jasc Software, Inc. Deferred Compensation Plan for Directors, adopted and approved 12/21/2000

-    Employee Profit Sharing Plan

-    UNUM Life Insurance Company of America Life Insurance Plan

-    Jefferson Pilot Financial Life and AD&D Insurance

-    Jefferson Pilot Financial Short-Term Disability and Long-Term Disability
     Plans

-    Tuition payment program

-    Medica Choice Select

-    Medica Elect

-    Delta Dental Benefit Plan

-    Short-Term and Long-Term Disability

-    Bonus program letter agreements (see the 2004 bonus columns in 3.1.25.2)

                                                                 SCHEDULE 3.1.28

                                    INSURANCE

 INSURER             RISKS COVERED                                    AMOUNT OF COVERAGE
 -------             -------------                                    ------------------
Chubb       Worldwide Property Insurance     Blanket Personal Property, A/R, Papers   $6,000,000
                                             Business Income                  $500,000
                                             Personal Property in Transit             $25,000
                                             Personal Property any Location           $100,000
                                             Property on Exhibition           $50,000

Chubb       Worldwide General Liability      General Aggregate                        $2,000,000
            Insurance                        Products/Completed Operations            $2,000,000
                                             Advertising Injury & Personal Injury     $1,000,000
                                             Each Occurrence limit                    $1,000,000
                                             Damage to Rented Premises                $1,000,000
                                             Medical Expense limit            $10,000
                                             Employee Benefits liability:
                                                aggregate limit               $3,000,000
                                                each claim limit              $1,000,000
                                                deductible                            $1,000
                                             Information & Network Technology:
                                                aggregate                             $2,000,000
                                                deductible                            $50,000

Chubb       International Auto Liability     Excess Liability                 $1,000,000
                                             Medical expenses - each          $10,000
                                             Non-owned Autos - Damage                 $10,000 (agg.)
                                             Threshold Amount Benefit         $10,000

Chubb       International Workers            Bodily Injury by Accident        $1,000,000 (ea.)
            Compensation                     Bodily Injury by Disease         $1,000,000 (agg.)
                                             Bodily Injury by Disease         $1,000,000 (ea.)
                                                Repatriation:
                                                Each Employee                 $250,000
                                                Policy Limit                  $500,000

Chubb       Automobile Insurance             Liability                        $1,000,000
                                             Personal Injury Protection       Statutory
                                             Physical Damage:
                                                Comprehensive Deductible              $500
                                                Collision Deductible                  $500
                                             Hired Car:
                                                Comprehensive Deductible              $500
                                                Collision Deductible                  $500
                                             Physical Damage Limit            ACV or Cost of Repair, whichever is
                                             less, subject                            to the deductible
                                             Underinsured Motorist            $1,000,000
                                             Uninsured Motorist                       $1,000,000.

Chubb       Workers Compensation             Bodily Injury by Accident        $5000,000 (ea.)
                                             Bodily Injury by Disease         $500,000 (agg.)
                                             Bodily Injury by Disease         $500,000 (ea.)

Chubb       Umbrella Insurance               Excess Coverage over Aggregate limit     $5,000,000
                                             Umbrella Coverage limit          $5,000,000
                                             Products/Complete Operations limit       $5,000,000
                                             Advertising Injury & Personal Injury     $5,000,000
                                             Each Occurrence limit                    $5,000,000

Chubb       Crime Coverage                   Employee Theft                   $400,000
                                             Premises                                 $400,000
                                             In Transit                               $400,000
                                             Forgery                          $400,000
                                             Computer Fraud                   $400,000
                                             Funds Transfer Fraud                     $400,000
                                             ($25,000 deductible per loss)

Carolina    Management Liability Insurance   Limit of liability for policy    $2,000,000 subject to a Prior Acts
Casualty                                     period                           Exclusion effective 5/1/04 which
Insurance                                                                     applies a limit of $1,000,000 for
Company                                                                       acts prior to 5/1/04 and reported
                                                                              after 5/1/04

 INSURER             RISKS COVERED                                    AMOUNT OF COVERAGE
 -------             -------------                                    ------------------
UNUM Life   Life Insurance Plan              Life Insurance Plan
Insurance                                       Amount of Life Insurance - Employee   $10,000 benefit units
Company                                         Amount of Life Insurance - Spouse $5,000 benefit units
of                                              Amount of Life Insurance - Children   $2,000 benefit units
America                                      Accidental Death & Dismemberment
                                                Amount of Life Insurance - Employee   $10,000 benefit units
                                                Amount of Life Insurance - Spouse $5,000 benefit units
                                                Amount of Life Insurance - Children   $2,000 benefit units
                                                Repatriation Benefit                  Up to $5,000
                                                Education Benefit                     $100,000 (maximum)

Jefferson   Life and AD&D Insurance          Amount of Personal Life          $50,000
Pilot                                        Insurance AD&D Insurance                 $50,000
Financial                                    Principal Sum

                                                                 SCHEDULE 3.1.29

                              INTELLECTUAL PROPERTY

All of the representations and warranties in Schedule 3.1.29 are qualified by reference to the Corporation's end-user and volume licenses issued pursuant to license agreements in the ordinary course of the Business.

Schedule 3.1.29.1

PATENTS:
PATENT COUNSEL:
HENSLEY KIM & EDGINGTON; CONTACT: RICHARD HOLZER
LEE & HAYES (FOR THOSE NOTED BELOW WITH AN ASTERISK (*) AFTER THE TITLE

TITLE                                     COUNTRY     APPLICATION NUMBERS  FILING DATE                  STATUS
-----                                     -------     -------------------  -----------                  ------
Adaptive Region Editing Tool                 US            10/781,572       2/17/2004   Pending - Missing Parts filed 8/10/04;
                                         (Utility)                                      assignment filed for recording 8/10/04
Assisted Adaptive Region Editing             US            60/545,654       2/17/2004   Pending
Tool                                   (Provisional)
Assisted Adaptive Region Editing             US        Not yet available    9/20/2004   New
Tool                                     (Utility)
Adaptive Sampling Region for a               US            10/940,596       9/14/2004   Pending - Filed with missing parts on
Region Editing Tool                      (Utility)                                      9/14/04
Method for Removing Defects from             US            09/900,506        7/6/2001   Pending - Response to first office
Images                                   (Utility)                                      action filed 8/6/04
Histogram Adjustment Features for            US            09/899,577        7/5/2001   Pending - An office action was
Use in Imaging Technologies              (Utility)                                      received and a response is due by
                                                                                        12/23/04.
Correction of "Red-eye" Effects in           US            09/899,572        7/5/2001   Pending - Response to restriction
Images                                   (Utility)                                      requirement filed 8/11/04
Assisted Scratch Removal                     US            09/900,479        7/6/2001   Pending
                                         (Utility)
Detection of Lines in Images                 US            09/897,736        7/2/2001   Pending
                                         (Utility)
Fine Moire Correction in Images              US            09/899,503        7/5/2001   Pending - No office actions received
                                         (Utility)
Moire Correction in Images                   US            09/897,716        7/2/2001   Pending - Issue fee payment due
                                         (Utility)                                      11/9/04; continuation to be filed
Removal of Block Encoding                    US            09/897,765        7/2/2001   Pending
Artifacts                                (Utility)
Manual Correction of an Image                US            09/897,769        7/2/2001   Pending - No office actions received
Color                                    (Utility)
Automatic Contrast Enhancement               US            09/900,744        7/6/2001   Pending - Issue fee payment due
                                         (Utility)                                      10/14/04; continuation to be filed
Automatic Saturation Adjustment              US            09/900,441        7/6/2001   Pending - Issue fee payment due
                                         (Utility)                                      10/14/04; continuation to be filed
Automatic Color Balance                      US            09/897,768        7/2/2001   Pending - No office actions received
                                         (Utility)
Iterative Fisher Linear Discriminant         US            60/545,652       2/17/2004   No action pending
Analysis*                              (Provisional)
Iterative Fisher Linear Discriminant         US            10/888,441        7/9/2004   Notice of missing parts received;
Analysis*                                (Utility)                                      formal action due by 10/25/04
Aspect Ratio Preserving Perspective          US            60/545,655       2/17/2004   No action pending
Transform*                             (Provisional)
Method and Apparatus for                     US            10/878,984       6/28/2004   Awaiting notice of missing parts
Correction of Perspective Distortion*    (Utility)
A Selection Tool Using Color                 US            60/545,653       2/17/2004   No action pending
Region and Edge Information*           (Provisional)
Method and Apparatus for Selection           US            10/886,937        7/8/2004   Notice of missing parts received;
an Object in an Image*                   (Utility)                                      formal papers due 10/19/04

TRADEMARKS:
TRADEMARK COUNSEL: FAEGRE & BENSON LLP, CONTACT: PATRICIA REDDING

                                                               REGISTRATION   REGISTRATION
COUNTRY         REFERENCE NO.   DATE FILED   APPLICATION NO.       DATE            NO.         STATUS
-------         -------------   ----------   ---------------   ------------   ------------   ----------
AFTER SHOT
EUROPEAN            245814       4/11/2002       002649283                                   ABANDONED
UNION
JAPAN               246488       4/12/2002     2002-030117        1/17/2003        4638175   ABANDONED
UNITED              240849        2/6/2002      76/367,492        6/24/2003      2,730,488   REGISTERED
STATES

IMAGE EXPERT
CANADA              246652       8/19/1997         854,052       10/26/1999      TMA518671   REGISTERED
EUROPEAN            246621       2/13/1997       000457143         5/3/2003      000457143   REGISTERED
UNION
EUROPEAN            249166       7/10/2002       002781466                                   ABANDONED
UNION
JAPAN               246569        4/1/1997      H09-101285        3/31/2000        4372092   REGISTERED
MEXICO              248870        9/2/1997          306431        2/24/1998         570408   REGISTERED
UNITED              243565       10/1/1996      75/175,059         2/8/2000      2,315,168   REGISTERED
STATES

IMAGECOMMANDER
UNITED              220064       2/14/1994      74/489,264         3/5/1996      1,959,599   ABANDONED
STATES

IMAGEROBOT
UNITED              220065       3/12/1997      75/256,160                                   ABANDONED
STATES

JASC
ARGENTINA           214698       10/9/1998         2180537        1/25/2000        1771868   REGISTER
                                                                                             ED
BRAZIL              214699        1/8/1999       821345478        2/17/2004      821345478   REGISTER
                                                                                             ED
CANADA              220059      12/17/1997        0864,475        4/28/1999     TMA511,210   REGISTER
                                                                                             ED
CHILE               214700       1/29/1999         439,539        4/26/2001        594,940   REGISTER
                                                                                             ED
EUROPEAN            220061       5/22/1997          550483        5/22/1997         550483   REGISTER
UNION                                                                                        ED
JAPAN               212641        7/7/1998        10-57718        3/31/2000        4372132   REGISTER
                                                                                             ED
MEXICO              214701       10/6/1998          349452       10/18/1999         628945   REGISTER
                                                                                             ED
UNITED              220066        2/6/1997      75/237,624        9/28/1999      2,280,283   REGISTER
STATES                                                                                       ED
VENEZUELA           214702        3/2/1999       2940/1999        11/2/1999      P-216,224   REGISTER
                                                                                             ED

JASC MEDIA PRESENTER
UNITED STATES       212434        7/1/1998      75/511,881                                   ABANDON
                                                                                             ED

JASC SOFTWARE & DESIGN
CANADA              242391      11/28/2000         1084254         1/6/2004     TMA598,597   REGISTER
                                                                                             ED
EUROPEAN            242392      12/14/2000       002014314         1/7/2002      002014314   REGISTER
UNION                                                                                        ED
JAPAN               242393      12/12/2000     2000-133483        8/10/2001        4498011   REGISTER
                                                                                             ED
UNITED STATES       242390       6/26/2000      76/077,208        3/25/2003      2,699,238   REGISTER
                                                                                             ED

MEDIA MECCA
UNITED              220067       6/28/1994      74/543,383                                   ABANDON
STATES                                                                                       ED

PAINT SHOP PRO PHOTO ALBUM
UNITED STATES         302482     10/28/2002    78/179,063                            PENDING

PAINT SHOP PRO
ARGENTINA             214703      10/9/1998       2180538    1/25/2000   1.771.869   REGISTERED

BRAZIL                214704       1/8/1999     821345486    5/14/2002   821345486   REGISTERED

CANADA                220060      1/27/1998      0867,542   10/15/1999     517.985   REGISTERED

CHILE                 214705      1/29/1999       439.540    8/23/1999     546.579   REGISTERED

EUROPEAN              220062      5/19/1997        543413    10/6/1998      543413   REGISTERED
UNION
JAPAN                 212640       7/7/1998      10-57719    9/10/1999     4313533   REGISTERED

MEXICO                214706      10/6/1998        349453    4/23/1999      606668   REGISTERED

UNITED KINGDOM        220063      12/7/1994       2004112    11/1/1996     2004112   REGISTERED

UNITED STATES         216315       2/3/1999    75/633,592    12/3/2002    2,655264   REGISTERED

VENEZUELA             214707       3/5/1999     3311/1999    11/2/1999   P-216.265   REGISTERED

PAINT SHOP PRO (JAPANESE)
JAPAN                 212639       7/7/1998      10-57720    9/10/1999     4313534   REGISTERED

PHOTOEXPERT
EUROPEAN              245265      3/13/2002     002616258                            ABANDONED
UNION
JAPAN                 246515      4/12/2002   2002-030116    1/31/2003     4642555   REGISTERED

THE POWER TO CREATE
UNITED STATES         220068      7/30/1996    75/142,439    1/13/1998   2,128,336   REGISTERED

TRAJECTORY PRO
UNITED STATES     T32059USOO      2/28/2000    75/950,125                            ABANDONED

WEBDRAW
ARGENTINA             242395       5/9/2001       2337738    11/7/2002   1,894.088   ABANDONED

BRAZIL                242396       5/9/2001     823909131                            ABANDONED

CANADA                242397       5/8/2001       1102145                            ABANDONED

CHILE                 242398       5/8/2001       527.240   11/21/2001     609.184   REGISTERED

EUROPEAN              242399       5/8/2001     002207553                            ABANDONED
UNION
JAPAN                 242400       5/8/2001    2001-41172   12/21/2001    44531974   REGISTERED

MEXICO                242401       5/9/2001        484547    7/27/2001      708099   REGISTERED

UNITED STATES         242394      11/9/2000    78/034,599    7/29/2003   2,744,809   REGISTERED
VENEZUELA             242402       5/8/2001     7516/2001                            ABANDONED


NAME OF LICENSED SOFTWARE
THIRD PARTY LICENSES                                  LICENSOR                 SOURCE CODE IN POSSESSION
-------------------------                             --------                 -------------------------
Image Expert Software                  Sierra Imaging, Inc., a subsidiary of              Yes
                                       Conexant Systems, Inc.
Independent JPEG Group - Release       Independent JPEG Group                             No
of 6b
ImageGear2001                          AccuSoft                                           No
Quicktime 5 and 6.5                    Apple                                              No
Embedded Software                      Bengt Computer Graphics LLC                        No
Software License Agreement             Bibble Labs, Inc.                                  No
SDK                                    Digimarc Corporation                               No
ECI Software Development               ECI                                                No
Kodak SDK for FlashPix                 Kodak Agreement                                    No
Visual Studio Redistribution EULA      Microsoft                                          No
Macromedia Player                      Macromedia                                         No
Macromedia Shockwave                   Macromedia                                         No
Xerces-C XML Parser - Apache           Apache Software                                    No
Software License Version 1.1
(Xerces)
Python License 1.6/2.0, 2.2.1, 2.3.2   Beopen.com                                         No
and 2.3.3
Microgetics (use of images)            Microgetics                                        No
nttdocomo (use of imode mark)          nttdocomo                                          No
Access Softek                          Access Softek                                      No
MSXML                                  Microsoft                                          No
Live Picture Tool Kit (through PSP7)   Live Picture Tool Kit                              No
Micrographics                          Micrographics                                      No
World Wide Web Consortium              World Wide Web Consortium                          No
Participation Agreement                Participation Agreement
Digital Camera Interface SDK 1.0       IXLA                                               No
InstallShield                          InstallShield                                      No
JPL Image Release Agreement            California Institute of Technology                 No
Netscape Client Software               Netscape                                           No
Netscape Browser                       Netscape                                           No
Shutterfly                             Conexant/Sierra Imaging                            No
Enroute                                Conexant/Sierra Imaging                            No
Ofoto                                  Ofoto                                              No
PhotoBox                               PhotoBox                                           No
Microsoft MDAC license                 Microsoft                                          No
Microsoft MFC License                  Microsoft                                          No
Microsoft XML license                  Microsoft                                          No
Microsoft Internet Explorer            Microsoft                                          No
Xceed FTP Library                      Xceed                                              No
Adobe Acrobat Reader                   Adobe                                              No
FreeType Project License version 1.2   FreeType                                           No
BCG Soft                               BCG                                                Yes
BCGPro                                 BCG                                                Yes
PhotoRecovery                          LC Technology International, Inc.                  No
MyPublisher                            MyPublisher, Inc.                                  No
Luminere                               IMSI                                               Yes
Xerces XML                             Apache Software                                    Yes
Output variable length bit strings     Jean-loup Gailly                                   Yes
Stingray libraries                     Rogue Wave                                         No

Related Agreements:

-    The Independent Group's JPEG Software Readme, undated

- Source Code License Agreement, dated as of December 14, 2001, among Conexant Systems, Inc., Sierra Imaging, Inc. and the Corporation

- Annual Distribution License Agreement, undated, between the Corporation and AccuSoft Corporation

- Quicktime 5 Software Distribution Agreement, dated December 7, 2001, between the Corporation and Apple Computer, Inc., as amended August 2003

- Embedded Software Agreement, dated May 11, 1999, between the Corporation and Bengt Computer Graphics LLC, as amended January 24, 2002

- Software License Agreement, dated October 28, 2003, between the Corporation and Bibble Labs, Inc.

- License Agreement for Software Development Kit, dated November 17, 1999, between the Corporation and Digimarc Corporation

- Software Development and License Agreement, dated April 13, 2004, between ECI Technology Solutions and the Corporation, as addended April 13, 2004

- Kodak Digital Science Reference SDK for the FlashPix Format License Agreement, undated, between the Corporation and Kodak Corporation

- Redistributable Code-Microsoft Merge Modules License Agreement, undated, between the Corporation and Microsoft Corporation [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MSXML) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MFC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MDAC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (Internet Explorer) [click through license]

- Macromedia Player License Agreement, undated, between the Corporation and Macromedia

- Macromedia Shockwave and Flash Player License Agreement, undated, between Macromedia, Inc. and the Corporation

-    Xerces-C XML Parser - Apache Software License, version 1.1, undated

- License Agreements, undated, between the Corporation and Python Software Foundation [click through licenses]

- License Agreement, dated June 26, 1999, between the Corporation and Microgetics Corporation

- Unlimited Copy License Agreement, undated, between the Corporation and Access Softek, Inc.

- Publishing Agreement, dated June 7, 1995, between the Corporation and Access Softek, Inc. and Publishing Agreement, dated June 8, 1995, between the Corporation and Access Softek, Inc.

- Software Distribution Agreement, dated October 20, 1991, between the Corporation and Micrographics

- Agreement, dated July 15, 1991, between the Corporation and Micrographics Corporation

- International World Wide Web Consortium Participation Agreement, dated January 26, 2000, among Massachusetts Institute of Technology, Institut Rocquencourt, Keio University and the Corporation

- Manufacturing Distribution Agreement, dated August 17, 1998, between the Corporation and IXLA Ltd., as amended November 1, 2001

- End User License Agreement, dated March 31, 2004, between the Corporation and InstallShield Software Corporation

- JPL Image Release, undated, between the Corporation and California Institute of Technology

- Netscape Client Software (Browser Suite) End User License Agreement, undated, between the Corporation and Netscape Communications Corporation

- Netscape Browser Redistribution Program License Agreement, undated, between the Corporation and Netscape Communications Corporation

- Promotional Agreement, dated February 12, 2003, between the Corporation and Shutterfly, Inc. and Letter Agreement, dated December 12, 2001, between the Corporation, Dell Products L.P. and Shutterfly, Inc.; Dell Acknowledgement dated March 8, 2001, as amended

- License Agreement, dated October 5, 2004, between the Corporation and Dell Products, L.P. (Y)

- Software License and Distribution Agreement, effective December 31, 1998, as amended August 16, 2001, between Enroute, Inc. and Sierra Imaging, Inc., as sublicensed to the Corporation pursuant to a Letter Agreement, dated December 3, 2001, among the Corporation, Enroute, Inc. and Sierra Imaging, Inc.

- Tool Kit License and Sublicense Agreement, undated, between the Corporation and Live Picture, Inc.

- Redistributable Code-Microsoft Merge Modules License Agreement, undated, between the Corporation and Microsoft Corporation [click through license]

- License Agreement, undated, between the Corporation and Xceed Software, Inc. (No consent required - Corel must provide notice of transfer within 30 days)

- License Agreement, undated, between the Corporation and Adobe Corporation (Reader 5.1) [click through license]

-    License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG
     Pro) [click through license]

- License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG - not Pro) [click through license]

- Software License Agreement, dated March 18, 2004, between the Corporation and LC Technology International, Inc.

- Online Services Agreement, dated November 12, 2003, between the Corporation and MyPublisher, Inc., as amended October 7, 2004

- Output variable length bit strings by Jean-loup Gailly [GNU General Public License Version 2, June 1991; click through license]

-    Rogue Wave Stingray License [click through license]

- Xerces-C XML Parser - Apache Software License, Version 1.1 [click through license]

EVALUATION LICENSES

Sonic AuthorScript              Sonic
Sonic AuthorScript SDK and      Sonic
PrimoSDK
AccuSoft ImageGear Version 13   AccuSoft
ISYS                            ISYS

Related Agreements:

- Evaluation Agreement, dated March 25, 2003, between the Corporation and Sonic Solutions and Evaluation Agreement, dated December 3, 2003, between the Corporation and Sonic Solutions

- Limited Use License Agreement, dated June 10, 2004, between the Corporation and ISYS - Intelligent System Solutions Corporation

- Beta License Agreement, undated, between the Corporation and AccuSoft Corporation

DEVELOPMENT AGREEMENTS

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd.

- Independent Contractor Agreement, dated October 1, 2003, between the Corporation and Ambient Design, Ltd.

- Independent Contractor Agreement, dated November 5, 2003, between the Corporation and Ambient Design, Ltd.

- Independent Contractor Agreement, dated December 22, 2003, between the Corporation and Ambient Design, Ltd.

- Agreement, dated February 8, 2002, between the Corporation and Ambient Design Limited

- Programming Services Agreement, dated October 31, 2002, between the Corporation and Ambient Design Limited

- Professional Consulting Services Agreement, dated May 19, 2004, between the Corporation and Ambient Consulting, LLC

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd.

- Agreement for Purchase of Software Source Code, dated April 15, 1997, between the Corporation and Michael Bradley

- Agreement for Purchase of Software Source Code, dated May 2, 1997, between the Corporation and Jeff Becker, doing business as Top Software

- Programming Services Agreement, dated June 5, 2002, between the Corporation and Ilya Vladimirovich Razmanov

- Programming Services Agreement, dated March 26, 2003, between the Corporation and Ilya Vladimirovich Razmanov

- Programming Services Agreement, dated April 26, 2004, between the Corporation and Ilya Vladimirovich Razmanov

- Programming Services Agreement, dated April 20, 1999, between the Corporation and BAL

- Programming Services Agreement, dated February 2, 2000, between the Corporation and BAL, as amended February 21, 2000, May 20, 2000, April 1, 2001, January 16, 2002, March 21, 2003, April 15, 2004

- License and Distribution Agreement, dated as of September 15, 2003, between the Corporation and CottageArts.net, LLC (Y)

- Retainer Agreement, dated September 8, 2003, between the Corporation and Michelle Shefveland of CottageArts.net

- Book Publishing Agreement, dated September 15, 2003, between the Corporation and Michelle Shefveland

- Reseller Agreement, dated May 1, 2004, between the Corporation and Digital Workshop

INCLUDABLES

- Online Services Agreement, dated November 12, 2003, between the Corporation and MyPublisher, Inc., as amended October 7, 2004

- Software License Agreement, dated March 18, 2004, between the Corporation and LC Technology International, Inc. for PhotoRecovery

TESTING

- Master Software Testing Agreement for Microsoft Compliance Programs at VeriTest, a Service of Lionbridge Technologies, dated May 16, 2000, between the Corporation and VeriTest, as addended

- Master Software Testing Agreement for Microsoft Logo Programs at VeriTest, inc., dated May 21, 1998, between the Corporation and VeriTest, inc.

- Independent Contractor Agreement, dated January 13, 2004, between the Corporation and Test & Automation Consulting, LLC

LICENSE TO

- Software Distribution Agreement, dated October 20, 1991, between the Corporation and Micrographics

ANIMATION SHOP LICENSES

-    JPEG Working Group

- Kodak Digital Science Reference SDK for the FlashPix Format License Agreement, undated, between the Corporation and Kodak Corporation

- MPEG License for Animation Shop, undated, between the Corporation and MPEG Software Simulation Group

The Corporation has the following domain names:

     Aftershot.com
     Aftershot.net
     Aftershots.com
     Aftershots.net
     Aftershot.us
     Aftershot.info
     Aftershot.eu
     AnimationShop.info
     DarkRoomPlus.com
     DarkRoomPro.com
     FotoExpert.de
     ImageExpert.eu
     ImageExpert.us
     lmageRobot.com
     ImageRobot.info
     Jasc.biz
     Jasc.ca
     Jasc.ch
     Jasc.co.il
     Jasc.com
     Jasc.co.nz
     Jasc.co.za
     Jasc.de
     Jasc.eu
     Jasc.lu
     Jasc.nl
     Jasc.us
     JascSoftware.biz
     JascSoftware.com
     JascSoftware.net

     JascSoftware.org
     JascSoftware.co.uk
     JascPaintShopPro.co.uk
     MediaCenterPlus.com
     PaintShopPro.com
     PaintShopPro.biz
     PaintShopPro.de
     PaintShopPro.eu
     PaintShopPro.us
     PaintShopPro.co.uk
     PaintShopAlbum.com
     PaintShopPhotoAlbum.com
     PaintShopPocketAlbum.com
     PaintShopProAlbum.com
     PaintShopProPhotoAlbum.com
     PhotoExpert.de
     PSAlbum.com
     PSP8.com
     PSP9.com
     PSPAlbum.com
     PSPAlbum.com
     StudioAvenue.com
     StudioJasc.com
     Webdraw.eu
     Webdraw.us
     wwwjasc.com

Schedule 3.1.29.2

See Schedule 3.1.16.

Schedule 3.1.29.4

The Corporation recently released Paint Shop Pro 9. As is customary, most newly released Software programs have some defects that are identified within the first several months of use and are corrected by the Corporation's creation and issuance of a modified version of the program.

Schedule 3.1.29.8

Material Licensed Software:

- The Independent Group's JPEG Software Readme, undated [click through license; no consent to assignment needed]

- Source Code License Agreement, dated as of December 14, 2001, among Conexant Systems, Inc., Sierra Imaging, Inc. and the Corporation

- Annual Distribution License Agreement, undated, between the Corporation and AccuSoft Corporation

- Quicktime 5 Software Distribution Agreement, dated December 7, 2001, between the Corporation and Apple Computer, Inc., as amended August 2003

- Embedded Software Agreement, dated May 11, 1999, between the Corporation and Bengt Computer Graphics LLC, as amended January 24, 2002

- Software License Agreement, dated October 28, 2003, between the Corporation and Bibble Labs, Inc.

- License Agreement for Software Development Kit, dated November 17, 1999, between the Corporation and Digimarc Corporation

- Software Development and License Agreement, dated April 13, 2004, between ECI Technology Solutions and the Corporation, as addended April 13, 2004

- Kodak Digital Science Reference SDK for the FlashPix Format License Agreement, undated, between the Corporation and Kodak Corporation

- Redistributable Code-Microsoft Merge Modules License Agreement, undated, between the Corporation and Microsoft Corporation [click through license; no consent to assignment needed]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MSXML) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MFC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MDAC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (Internet Explorer) [click through license]

- Macromedia Player License Agreement, undated, between the Corporation and Macromedia [click through license; no consent to assignment needed]

- Macromedia Shockwave and Flash Player License Agreement, undated, between Macromedia, Inc. and the Corporation [click through license; no consent to assignment needed]

- Xerces-C XML Parser - Apache Software License, version 1.1, undated [click through license; no consent to assignment needed]

- License Agreements, undated, between the Corporation and Python Software Foundation [click through licenses; no consent to assignment needed]

- License Agreement, dated June 26, 1999, between the Corporation and Microgetics Corporation

- Unlimited Copy License Agreement, undated, between the Corporation and Access Softek, Inc.

- Publishing Agreement, dated June 7, 1995, between the Corporation and Access Softek, Inc. and Publishing Agreement, dated June 8, 1995, between the Corporation and Access Softek, Inc.

- Software Distribution Agreement, dated October 20, 1991, between the Corporation and Micrographics

- Agreement, dated July 15, 1991, between the Corporation and Micrographics Corporation

- End User License Agreement, dated March 31, 2004, between the Corporation and InstallShield Software Corporation

- Software License and Distribution Agreement, effective December 31, 1998, as amended August 16, 2001, between Enroute, Inc. and Sierra Imaging, Inc., as sublicensed to the Corporation pursuant to a Letter Agreement, dated December 3, 2001, among the Corporation, Enroute, Inc. and Sierra Imaging, Inc.

- Online Services Agreement, dated November 12, 2003, between the Corporation and MyPublisher, Inc., as amended October 7, 2004

- Software License Agreement, dated March 18, 2004, between the Corporation and LC Technology -International, Inc. for PhotoRecovery

- Redistributable Code-Microsoft Merge Modules License Agreement, undated, between the Corporation and Microsoft Corporation [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MSXML) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MFC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (MDAC) [click through license]

- License Agreement, undated, between the Corporation and Microsoft Corporation (Internet Explorer) [click through license]

- License Agreement, undated, between the Corporation and Xceed Software, Inc. [no consent required-- Corel must provide notice of transfer within 30 days]

- License Agreement, undated, between the Corporation and Adobe Corporation (Reader 5.1) [click through license; no consent needed]

-    License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG
     Pro) [click through license; no consent needed]

- License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG - not Pro) [click through license; no consent needed]

- License and Distribution Agreement, dated as of September 15, 2003, between the Corporation and CottageArts.net, LLC [no consent needed]

- Retainer Agreement, dated September 8, 2003, between the Corporation and Michelle Shefveland of CottageArts.net [no consent needed]

- Book Publishing Agreement, dated September 15, 2003, between the Corporation and Michelle Shefveland [no consent needed]

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd. [no consent needed]

- Independent Contractor Agreement, dated October 1, 2003, between the Corporation and Ambient Design, Ltd. [no consent needed]

- Independent Contractor Agreement, dated November 5, 2003, between the Corporation and Ambient Design, Ltd. [no consent needed]

- Independent Contractor Agreement, dated December 22, 2003, between the Corporation and Ambient Design, Ltd. [no consent needed]

- Agreement, dated February 8,2002, between the Corporation and Ambient Design Limited [no consent needed]

- Programming Services Agreement, dated October 31, 2002, between the Corporation and Ambient Design Limited [no consent needed]

- Professional Consulting Services Agreement, dated May 19, 2004, between the Corporation and Ambient Consulting, LLC [no consent needed]

- Software Development Agreement, dated February 9, 2004, between the Corporation and Ambient Design, Ltd. [no consent needed]

- Programming Services Agreement, dated June 5, 2002, between the Corporation and Ilya Vladimirovich Razmanov [no consent needed]

- Programming Services Agreement, dated March 26, 2003, between the Corporation and Ilya Vladimirovich Razmanov [no consent needed]

- Programming Services Agreement, dated April 26, 2004, between the Corporation and Ilya Vladimirovich Razmanov [no consent needed]

- Programming Services Agreement, dated April 20, 1999, between the Corporation and BAL [no consent needed]

- Programming Services Agreement, dated February 2, 2000, between the Corporation and BAL, as amended February 21, 2000, May 20, 2000, April 1, 2001, January 16, 2002, March 21, 2003, April 15, 2004 [no consent needed]

- Software License Agreement, dated April 10, 2000, between the Corporation and IMSI [no consent needed]

- Intel Pentium 4 Processor Platform Enabling Program, dated December 3, 2002, between the Corporation and Intel Americas Inc [no consent needed]

- TIFF-LZW/GIF-LZW Software Patent License Agreement, dated March 8, 1995, between the Corporation and Unisys Corporation [no consent needed]

-    License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG
     Pro) [click through license; no consent needed]

- License Agreement, undated, between the Corporation and BCGSoft Ltd. (BCG - not Pro) [click through license; no consent needed]

- Agreement for Purchase of Software Source Code, dated May 2, 1997, between the Corporation and Jeff Becker, doing business as Top Software [no consent needed]

- FreeType Project License 1.2 Agreement, undated, between the Corporation and FreeType [click through license, no consent needed]

Schedule 3.1.29.9

See Schedule 3.1.29.1

Schedule 3.1.29.11

The Corporation does not have any obligation to escrow its source code, but it does have the right to require some third parties to escrow Licensed Source Code for the benefit of the Corporation.

Schedule 3.1.29.12

The Corporation's rights to the Proprietary Intellectual Property, to the Key Software Programs and to the Proprietary Software may, from to time, be infringed by piracy that ordinarily occurs in the software industry.

Schedule 3.1.29.13

See Schedule 3.1.32.

Schedule 3.1.29.14

See Schedule 3.1.32.

Schedule 3.1.29.15

The Corporation's delivery of documents, agreements and information to Corel in the course of negotiating the Agreement may have breached the Corporation's confidentiality obligations under agreements to which the Corporation is a party.

Schedule 3.1.29.16

Each contract listed in these Schedules that is denoted with a "(Y)" may require the approval or consent of the other party to such contract in connection with the consummation of the Transactions or any subsequent transfers to direct or indirect subsidiaries of Corel.

Schedule 3.1.29.18

See Schedule 3.1.32.

Schedule 3.1.29.19

- Source Code License Agreement, dated December 14, 2001, between Conexant Systems, Inc., Sierra Imaging, Inc. and the Corporation

Schedule 3.1.29.20

- Output variable length bit strings by Jean-loup Gailly [GNU General Public License Version 2, June 1991; click through license]

-    Xerces-C XML Parser - Apache Software License [Xerces XML]

                                                                 SCHEDULE 3.1.30

                      PERMITS, REGISTRATIONS AND ELECTIONS

PERMIT                                             EXPIRATION DATE
------                                             ---------------
Defense Logistics Agency Trading Partner Program

                                 SCHEDULE 3.1.32

              LITIGATION AND OTHER PROCEEDINGS AND WARRANTY CLAIMS

Compression Labs

On April 23, 2004, Compression Labs Inc. initiated litigation against 31 companies for infringement of United States Patent No. 4,698,672 in the United States District Court for the Eastern District of Texas, Marshall Division. Compression Labs has retained Jenkens & Gilchrist and The Roth Law Firm to represent it in the litigation.

The Corporation has been named a defendant in the suit. The other defendants are: Adobe Systems Incorporated, Agfa Corporation, Apple Computer Incorporated, Axis Communications Incorporated, Canon USA, Concord Camera Corporation, Creative Labs Incorporated, Dell Incorporated, Eastman Kodak Company, Fuji Photo Film Co U.S.A, Fujitsu Computer Products of America, Gateway Inc., Hewlett-Packard Company, International Business Machines Corp., JVC Americas Corporation, Kyocera Wireless Corporation, Macromedia Inc., Matsushita Electric Corporation of America, Oce' North America Incorporated, Onkyo Corporation, PalmOne Inc., Panasonic Communications Corporation of America, Panasonic Mobile Communications Development Corporation of USA, Ricoh Corporation, Riverdeep Incorporated (d.b.a. Broderbund), Savin Corporation, Thomson S.A., Toshiba Corporation and Xerox Corporation.

The Corporation has retained Merchant & Gould P.C., an intellectual property law firm, to represent it in this litigation. An Answer to the April 2004 complaint was filed July 6, 2004 and answers to interrogatories are due October 17, 2004. The Corporation's patent counsel is currently evaluating all aspects of the matter and is working with other defendants to form a joint defense team. The Corporation requested indemnification from AccuSoft. AccuSoft supplied the Corporation with a jpeg SDK starting in June 2002. AccuSoft has responded to the Corporation's request by letter dated July 7, 2004 and indicated that if the Corporation complies with the terms of the Annual Distribution License Agreement, undated, between the Corporation and AccuSoft, it will indemnify the Corporation.

MIT and EFI vs. Jasc Software. Inc.

The Corporation was one of 214 defendants in a patent litigation lawsuit filed by Massachusetts Institute of Technology and Electronics for Imaging, Inc. ("EFI") alleging infringement of U.S. Patent No. 4,500,919. Merchant & Gould P.C. was retained to represent the Company. On August 30, 2003, the Corporation and EFI entered into a settlement agreement whereby the Corporation paid EFI $250,000 for the patent at issue. On September 11, 2003, the Agreed Motion to Dismiss was signed by the court. During the course of the settlement discussions, EFI mentioned that they may have additional patents for which they believe the Corporation may require a license.

Toshiba Corporation

About July 1998, Toshiba Corporation of Japan advised Met's Corporation, a reseller in Japan, of possible infringement by the Corporation's Paint Shop Pro software program. After discussion in Japan between the Corporation and Toshiba, the Corporation sent a letter to Toshiba, on or about February 11, 2000, stating that the Corporation was unwilling to sign a proposed settlement agreement. The Corporation has not received any further communication from Toshiba since that time.

Hewlett-Packard

On March 19, 2002, Disco Vision Associates, Inc. ("DVA") notified
Hewlett-Packard Company ("HP") that DVA believes certain Corporation-supplied products infringe DVA's United States Patent No. 4,694,286. On August 4, 2004, HP notified that Corporation of DVA's accusation and requested indemnification from the Corporation.

Labor Matters

Brian Thomas:

Thomas was employed in the shipping and fulfillment area of the Corporation. By letter dated September 16, 2004, Thomas notified the Corporation of his resignation effective October 8, 2004. Thomas claimed that he was entitled to certain bonuses from the Corporation, alleged he was treated unfairly by the Corporation and implied that the Corporation had asked him to falsify records. The Corporation denies any wrongdoing against Thomas and denies that it has withheld payment of any compensation owed to him. On September 21, 2004, Thomas sent a letter "notifying Jasc Software of pending litigation to be filed against the Company ... for compensation that is owed [to Thomas] as part of [his] employment at Jasc and for costs of litigation." The Corporation has not received any additional information regarding Thomas' alleged claims and, to its knowledge, no lawsuit has yet been commenced.

Debra Rubbelke:

Rubbelke has not threatened any litigation against the Corporation, but has in the past had a lawyer contact the Corporation regarding her alleged disability and the Corporation's efforts to provide reasonable accommodations. Rubbelke's employment with the Corporation was terminated on September 17, 2004 due to insubordinate and unprofessional behavior. She has requested a statement of the reason for termination of her employment and has filed an unemployment compensation claim. Other than the unemployment compensation claim, no claims have been asserted or threatened to date.

Editions WSKA SA

The Corporation and Editions WSKA SA were parties to that certain International Master Representative Agreement dated May 21, 2001, including a Representative License Agreement. Pursuant to the terms of the Master Agreement and the License Agreement, the Corporation appointed WSKA as its representative to market certain of the Corporation's graphics and multimedia software products in a designated sales territory. The corporation requested arbitration of its claims against WSKA, which included a claim for non-payment of outstanding invoices in the total amount of (euro)170,232.59 or $210,264.52. The Corporation served a Notice of Claim on WSKA. WSKA did not formally respond to the Notice of Claim, but informally asserted certain defenses and counterclaims and set-offs against the Corporation's claim. The Corporation and Editions WSKA SA entered into a Settlement Agreement and Release on March 26, 2004. WSKA SA's last payment was September 22, 2004 for $5,000. WSKA SA has made all payment due under the note as of the date of this Disclosure Schedule. Their next payment is due October 10, 2004.

Digital Workshop

The Corporation and Digital Workshop (Group) Ltd f/d/a Allsorts Distribution Ltd t/as Digital Workshop ("Digital Workshop") were parties to that certain International Master Representative

Agreement, dated December 12, 2002, pursuant to which the Corporation appointed Digital Workshop as its representative to market certain of the Corporation's graphic and multi-media software products in a designated sales territory. Pursuant to this master representative agreement, the Corporation delivered products to Digital Workshop and Digital Workshop was to pay royalties to the Corporation for the sale of these products, which were never paid. On May 1, 2004, the Corporation and Digital Workshop entered into a Settlement Agreement and Release pursuant to which Digital Workshop is to pay the Corporation an aggregate of $500,000 plus accrued interest pursuant to the terms of a promissory note issued by Digital Workshop to the Corporation on May 1, 2004. Digital Workshop's last payment was October 1, 2004 for $16,808.22. Digital Workshop has made all payment due under the note as of the date of this Disclosure Schedule. Their next payment is due November 1, 2004. On May 1, 2004, the parties entered into a reseller agreement. On June 1, 2004, the parties mutually agreed to terminate the master representative agreement.

Casio

In December 2002, Casio sought payments for a license under certain of its Japan patent numbers 2,134,277 and 2,808,590. Casio sought approximately $217,000 for purported royalties due through December 2002, and further payments thereafter based on a percentage of sales. The Corporation retained Merchant & Gould P.C. and Japanese patent counsel to assess the infringement allegations. Japanese patent counsel analyzed and responded to Casio's charges. Japanese counsel concluded that there was no infringement, explained the basis for that position to Casio's counsel, and told Casio's counsel that the Corporation owed no royalties as a result.

On March 20, 2003, the Corporation's Japanese counsel met with representatives of Casio. On April 1, 2003, the Corporation's Japanese counsel sent a letter to Casio responding to a letter from Casio on March 14, 2003. On November 21, 2003, Casio sent a letter to the Corporation offering a non-exclusive license to three of their Japanese patents in exchange for a 30 million yen payment plus a 5% excise tax.

On December 12, 2003, Japanese counsel sent a letter to Casio's counsel again informing Casio's counsel of the Corporation's belief that it does not infringe or owe any money to Casio. Japanese counsel invited Casio to show why they disagreed with their Japanese counsel's analysis, and indicated further negotiations would not be fruitful unless Casio explained their infringement position. Casio never responded to this request.

QED Intellectual Property Ltd.

In January 1999, the Corporation received a letter from QED Intellectual Property Ltd. ("QED") alleging the Corporation's infringement of certain patents owned by Cintel Inc. ("Cintel") for which QED has been appointed worldwide licensing agent. In February 1999, the Corporation requested information from QED regarding which patent claims, if any, QED asserts are infringed and the basis for any such assertion of infringement. Later that same month QED stated that "it would appear that the color corrections made in Paint Shop Pro utilize the inventions claimed in one or more of the claims of US Patents 4410908 and 4862251." The letter does not identify which claims are allegedly infringed, or the basis for such allegations. The letter further indicates additional patents which QED believes are highly relevant to the Corporation's business, but for which no allegations of infringement are being made. Finally, QED proposed a license fee of 2% of the sales price of infringing products, to be backdated to May 1995. The Corporation never responded to QED or received any further communication from QED.

MetaCreations Corporation

The Corporation received a letter dated March 24, 1999, from counsel for MetaCreations Corporation ("MetaCreations") stating that the Corporation's Paint Shop Pro product appears to infringe United States Patent No. 5,767,860. The Corporation retained the law firm of Schwegman, Lundberg, Woessner & Kluth, P.A. to represent it in connection with this matter. On August 26, 1999. Mark Litman, an attorney with Schwegman, issued a non-infringement opinion in favor of the Corporation. On September 3, 1999, the Corporation wrote a letter to MetaCreations' counsel stating that the Corporation believes that Paint Shop Pro and its picture tubes do not infringe the patent in question. Additional correspondence between the parties occurred. On or about November 19, 1999, the Corporation sent a request for additional technical information to MetaCreations. The Corporation has not been contacted by MetaCreations since that letter.

Adobe Systems Incorporated

In November 1999, the Corporation received a letter from counsel for Adobe Systems Incorporated ("Adobe") alleging that the Corporation's Postscript Renderer product infringed Adobe's POSTSCRIPT trademark. In a letter dated December 2, 1999, the Corporation informed counsel for Adobe that such use was with Adobe's knowledge and consent as evidenced by Adobe's promotion of this product on Adobe's own web site. In addition, the Corporation informed counsel for Adobe that, in any event, the Corporation had previously decided to discontinue its Postscript Renderer product. The Corporation has not received any further communications from Adobe regarding this issue.

The Corporation received a letter from counsel for Adobe, dated December 28, 1999, alleging that the trade dress for the Corporation's Paint Shop Pro product infringes the trade dress for Adobe's Photoshop product. This letter also stated that the Corporation's use of the trademark PAINT SHOP PRO "may infringe" Adobe's PHOTOSHOP trademark; however, the letter did not actually allege trademark infringement or demand that the Corporation stop using its PAINT SHOP PRO trademark. The letter further stated that Adobe was changing its own trade dress to something that is "significantly different from ... JASC's infringing packaging," and therefore "Adobe intends to take no further action with regard to JASC's past infringement relating to the Photoshop(R) and Paint Shop Pro products." In light of the absence of any actual claims or demands, the Corporation responded to counsel for Adobe by letter dated January 13, 2000, in which it simply requested that all future correspondence be directed to Faegre & Benson LLP, counsel to the Corporation, rather than to the Corporation. Neither Faegre & Benson LLP nor the Corporation have received any further communications from Adobe on this matter.

Nina J. Kuch

Nina J. Kuch, through her counsel, asserted to the Corporation that some of its products infringe United States Patent No. 4,878,843. At least three sets of correspondence have occurred between counsel for Kuch and the Corporation, the last occurring in February 2002. Mark A. Litman & Associates, P.A. provided an opinion to the Corporation that the asserted claims of the Kuch patent are invalid under 35 USC 102(a) or 35 USC 103(a).

MicroBasic Matter

On February 7, 2003, the Corporation served MicroBasic GmbH of Oberhaching Germany ("MicroBasic") with a Notice of Claim that requested arbitration of the Corporation's claims against MicroBasic for, amongst other matters, approximately $500,000 for graphics and multimedia software products delivered to MicroBasic for which no payment has been made. On March 3, 2003, the Corporation delivered a settlement demand to MicroBasic, whose response acknowledged its receipt and requested additional time for its consideration. On November 25, 2003, the Corporation obtained an arbitration award against MicroBasic in the amount of (euro)498,122.95, plus fees and expenses of
(euro)125,000, plus interest and other costs. An insolvency proceeding was filed against MicroBasic on January 7, 2004. As a result, interest on the amounts due to the Corporation under the arbitration award ceased accruing on January 6, 2004. Claims against MicroBasic had to be filed with the insolvency administrator by March 22, 2004. The Corporation has submitted a claim in the amount of (euro)623,192.19, which the insolvency administrator denied on May 4, 2004.

Walker Art Center

On the box for Paint Shop Pro v.7, the Corporation included a picture of "Spoon and Cherry", a copyrighted artwork. The Corporation spoke with the Walker Art Center, owner of "Spoon and Cherry" and agreed to cease using the picture on its boxes.

Namo Interactive

On August 28, 2002, the Corporation received a letter from Cascabel Research LLC alleging that Namo WebEditor, a product distributed by the Corporation in the United States for Namo Interactive USA, Inc., infringed Cascabel Research LLC's intellectual property rights. On August 23, 2002, the Corporation notified Cascabel Research LLC indicating that the Corporation does not own Namo WebEditor and indicating the Cascabel Research LLC should contact Namo Interactive USA, Inc. regarding its letter. On October 8, 2002, the Corporation notified Namo Interactive USA, Inc. of this correspondence and requested indemnification from Namo Interactive USA, Inc. The Corporation has received no further correspondence on this matter.

                                                                 SCHEDULE 3.1.35

                               BANK ACCOUNTS, ETC.

                                                                                AUTHORIZED
      BANK NAME                  ADDRESS                 ACCOUNT NUMBERS        SIGNATORIES
      ---------        --------------------------   ------------------------   ------------
Bremer Bank            360 Cedar Street             Checking: 873536592        Robert Voit
                       St. Paul, MN 55101           Cash Management: 6626063   Kris Tufto
                                                    Lockbox: 6355043277        Susan Dub

Royal Bank of Canada   Dixie & Meyerside Branch     Checking: 100-439-9        Robert Voit
                       6240 Dixie Road              Investment: 160001299      Susan Dub
                       Mississauga, ON L5T                                     Jason Opsahl
                       1A6

Barclays Bank PLC      131 Edgware Road             Sterling: 30959243         Robert Voit
                       London, England W2           Euros: 62496344            Kris Tufto
                       2HT

                                                                 SCHEDULE 3.1.37

                               CONDUCT OF BUSINESS

Previously in the Corporation's history (prior to approximately December 2002), the Corporation published some software for games and utilities, which, during the last 5 years, included Namo, Quick View Plus, SkyMap, Illuminations, Pixel3D, Smart Address, Ornamatica and an arcade game pack.

                                                                  SCHEDULE 3.3.4

                                    CONSENTS

None.

                                                                  SCHEDULE 3.4.3

                                 CAPITALIZATION

                             NUMBER THE
                           CORPORATION IS          NUMBER OF SHARES ISSUED
        CLASS           AUTHORIZED TO ISSUE            AND OUTSTANDING
        -----           -------------------   ---------------------------------
Class A Common Shares   unlimited             43,750,000 Class A Common Shares
                                              issued to Vector CC Holdings, SRL

Class B Common Shares   unlimited             92,997,891 Class B Common Shares
                                              issued to Corel Holdings, L.P.,
                                              held as nominee for Vector CC
                                              Holdings III, SRL

Preferred Shares        unlimited             Nil

First series of the     10,390,000            10,390,000 Series A Preferred
Series A Preferred                            Shares issued to Vector CC
Shares                                        Holdings, SRL

There are 12,800,000 common shares reserved for issuance pursuant to the Corel Share Option and Phantom Share Unit Plan dated December 1, 2003. To date, options to purchase 3,375,150 common shares have been granted by Corel.

                                                                  SCHEDULE 3.4.6

                                    CONSENTS

Consent required pursuant to the First Amended and Restated Loan and Security Agreement by and among Corel Holdings, L.P., Corel, Corel Inc., Wells Fargo Foothill, Inc. and Cornell Place, LLC dated as of June 28, 2004.

                                                                  SCHEDULE 4.1.1

See Tab 26

                                                                SCHEDULE 4.1.2.1

See Tab 33

                                                                SCHEDULE 4.1.2.2

See Tab 34

                                                                  SCHEDULE 4.1.6

See Tab 17

                                                                SCHEDULE 4.2.2.1

See Tab 31

                                                                SCHEDULE 4.2.2.2

See Tab 32

                                                                    SCHEDULE 5.3

                               NEGATIVE COVENANTS

- The Corporation will request that option holders waive the 30-day notice period of the Fundamental Change under the 1997 Omnibus Stock Plan.

- The Corporation may amend the Jasc Software, Inc. 1997 Omnibus Stock Plan to allow optionees to exercise options by way of a net exercise.

- The Corporation will offset the amount due under the Note issued by Kris Tufto from the amount paid to him under his Change-in-Control Agreement.

- The Corporation has agreed to terminate the employment of, and pay severance to, Jon Ort and Craig Letourneau prior to the Closing Date.

- The Corporation's Board of Directors has approved a distribution of the Asset Consideration to Jasc Stockholders payable immediately upon receipt by the Corporation of the Asset Sale Consideration.

-    The Corporation intends to enter into the following agreements:

     - Co-Branding and Advertising Agreement between the Corporation and Ofoto b.v.

     - License and Distribution Agreement between the Corporation and P. & A. America, Inc.

     -    Distribution Agreement between the Corporation and Gem Distribution
          Ltd.

     -    Independent Contractor Agreement between the Corporation and Jim
          Fugelstad

     -    Letter Agreement between the Corporation and Ofoto, Inc.

     - New Deal Summary between the Corporation and Encore USA / Riverdeep Interactive

     - Standard Distribution Agreement between the Corporation and Academic Distributing, Inc.

     - Distribution Agreement between the Corporation and Take-Two Interactive Software Inc.

     -    Agreement between the Corporation and EJ Enterprises

     - Amendment to Vendor Agreement, dated September 2, 2003, between the Corporation and Digital River, as amended

     -    Software Evaluation Agreement between the Corporation and Ligos
          Corporation

     -    Internet Services Agreement between the Corporation and US Internet
          Corp.

     -    Services Linking Agreement between the Corporation and Sonic Solutions

     -    Memo and Agreement between the Corporation and Olson & Company

     - Public Relations Consulting Agreement between the Corporation and Kingswood Consulting

     -    Letter of Intent between the Corporation and AccuSoft Corporation

     -    Agreement between the Corporation and Vector OEM Content Limited

     - Dedicated Internet Access and Dedicated Web Hosting Service Agreement between the Corporation and Time Warner Telecom of Minnesota LLC, as addended

                                                                 SCHEDULE 5.10.2

See Tab 11